Registered Number 11185179 (England & Wales)

Annual Report and Accounts

for the year ended 31 December 2021

for

Autolus Therapeutics plc

AUTOLUS THERAPEUTICS PLC

Introduction and Contents

Autolus Therapeutics plc (the “Company”, “Group” or “Parent Company”) is a public limited company incorporated under the laws of England and Wales and is listed on the Nasdaq Global Select Market (“NASDAQ”). The Company is a “quoted company” for the purposes of the Companies Act 2006 (the “Companies Act”).

This document (the “Annual Report and Accounts”) is comprised of the reports and consolidated financial statements listed below and the Annual Report on Form 20-F (the “Form 20-F”) filed with the United States Securities and Exchange Commission (the “SEC”) on 10 March 2022. For purposes of this Annual Report and Accounts, the exhibits to the Form 20-F are not incorporated by reference.

In this Annual Report and Accounts, unless the context otherwise indicates, references to the “Group”, “Autolus”, “we”, “us” or “our” include the Company and its wholly owned subsidiaries.

Company Information	3

Strategic Report	4

Directors’ Report	14

Directors’ Remuneration Report	22

Independent auditor’s report to the members of Autolus Therapeutics plc	48

Consolidated Income Statement and Other Comprehensive Loss	60

Consolidated Balance Sheet	61

Consolidated Statement of Changes in Equity	63

Consolidated Cash Flow Statement	64

Notes to the Consolidated Financial Statements	65

Parent Company Balance Sheet	117

Parent Company Statement of Changes in Equity	118

Notes to the Parent Company Financial Statements	119

AUTOLUS THERAPEUTICS PLC

Company Information

Directors	John Johnson, Chairman of the Board of Directors
Christian Itin, Executive Director and CEO
Joseph Anderson
Jay Backstrom
Linda Bain
John Berriman
Cynthia Butitta
Kapil Dhingra
Martin Murphy
William Young

Secretary	Alex Driggs

Registered Office	The MediaWorks
191 Wood Lane
London W12 7FP
United Kingdom
Registered Number	11185179

Auditors	Ernst & Young LLP
R+
Blagrave Street
Reading RG1 1AZ
United Kingdom
Bankers	Barclays Bank
1 Church Street
Peterborough PE1 1XE
United Kingdom
Solicitors	Cooley (UK) LLP
22 Bishopsgate
London EC2N 4BQ
United Kingdom

AUTOLUS THERAPEUTICS PLC

Strategic Report

For the 12 months ended 31 December 2021

Strategic Review Note

The directors (“Directors”) present their strategic report on the affairs of the Group (the “Strategic Report”), together with the financial statements for the 12 months ended 31 December 2021.

Principal Activity

We are a biopharmaceutical company developing next generation programmed T cell therapies for the treatment of cancer. Using our broad suite of proprietary and modular T cell programming technologies, we are engineering precisely targeted, controlled and highly active T cell therapies that are designed to better recognise cancer cells, break down their defence mechanisms and eliminate these cells. We believe our programmed T cell therapies have the potential to be best-in-class and offer cancer patients substantial benefits over the existing standard of care, including the potential for cure in some patients.

We are registered with the Registrar of Companies in England and Wales under number 11185179, and our registered office is at The MediaWorks, 191 Wood Lane, White City, London W12 7FP, United Kingdom.

Development of the Group

Autolus Therapeutics plc is a public limited company under the laws of England and Wales, originally incorporated under the laws of England and Wales in February 2018 as a private limited company called Autolus Therapeutics Limited. Autolus Limited was originally incorporated under the laws of England and Wales in July 2014. Pursuant to the terms of our corporate reorganisation, the shareholders of Autolus Limited exchanged each of the shares held by them in Autolus Limited for the same number and class of newly issued shares of Autolus Therapeutics Limited and, as a result, Autolus Limited became a wholly owned subsidiary of Autolus Therapeutics Limited. On 18 June 2018, Autolus Therapeutics Limited re-registered as a public limited company and was renamed Autolus Therapeutics plc. On 22 June 2018, our outstanding preferred and ordinary shares were converted into a single class of ordinary shares and various classes of deferred shares, and we completed our initial public offering of American Depositary Shares (“ADS’”), each representing one of our ordinary shares, on NASDAQ. On 25 April 2019, the Company changed its accounting reference date from 30 September to

31 December.

The Company is not and has not been listed or had any securities listed in the U.K. or the European Union. To meet US reporting requirements, the Group is required to file periodic reports, including an annual report on Form 20-F (“20-F”) with the United States Securities and Exchange Commission (“SEC”). The financial statements included in the 20-F are prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). These US GAAP financial statements have a reporting currency of U.S. Dollars.

To meet United Kingdom (“UK”) statutory reporting requirements, the Company is required to file this Annual Report and Accounts with Companies House in the UK. The financial statements, which are included in this Annual Report and Accounts, are prepared in accordance with UK-adopted International Financial Reporting Standards (“IFRS”) using the functional and reporting currency of Pounds sterling. Due to the fact that much of the information required for the 20-F, which is filed with the SEC, and Annual Report and Accounts are the same, where the requirements of the Strategic Report and the Directors’ Report in accordance with the Companies Act have been met in the 20-F, details of this have been provided in table below and referenced to the 20-F accordingly. Additional requirements which are not met by the 20-F have been disclosed separately in each of the sections of this Annual Report and Accounts. The prior year’s 20-F, which includes a full set of financial statements for the comparative period of 1 January 2020 to 31 December 2020, was filed with the SEC on 4 March 2021. The current year 20-F, which included a full set of financial statements for the 12 months ending 31 December 2021, was filed with the SEC on 10 March 2022 and is included in Appendix 1.

AUTOLUS THERAPEUTICS PLC

Strategic Report

For the 12 months ended 31 December 2021

The following table provides a guide to the 20-F content used for this report:

Required item in the Strategic Report	Where the information can be found in the 20-F
A fair review of the Group’s business, including the use of key performance indicators (“KPI’s”)	Part I: Item 4. Information on the Company Part I: Item 5. Operating and Financial Review and Prospects
The Company has not utilised traditional KPI’s as there were no sales, an immaterial amount of out-licensing revenue, and no production of products for commercial sale in the 12 months ended 31 December 2021. The financial information reported in our 20-F is prepared in accordance with US GAAP and is the primary information reported to shareholders. Whilst different to the audited financial information reported in accordance with UK-adopted International Financial Reporting Standards included in this Annual Report and Accounts, we believe the information to be helpful as the Board use the US GAAP information when communicating with shareholders, other stakeholders and the market generally.

A description of the principal risks and uncertainties	Part I: Item 3D. Risks A summary of the principal risks is included below under the principal risk heading on page 11.

Description of the Group’s strategy	Part I: Item 4B. Business overview, and in particular:

• Development Strategy for Adult ALL

• Development Strategy for paediatric ALL

• Development Strategy for AUTO4

• Clinical Development Strategy of AUTO6NG

Description of the Group’s business model	Part I: Item 4B. Business Overview Part I: Item 4C. Organizational Structure

Main trends and factors likely to affect future development, performance and position of the Group’s business	Part I: Item 4B. Business Overview Part I: Item 5A. Operating Results Part I: Item 5B. Liquidity and Capital Resources See also the Financial review section below

Finance Review	See disclosure below

Corporate governance	Part I: Item 6C. Composition of Our Board of Directors

Information on environmental, diversity, equality, and human rights	See disclosures below

Principal risks and mitigations related to COVID-19	See disclosures below

AUTOLUS THERAPEUTICS PLC

Strategic Report

For the 12 months ended 31 December 2021

Financial review

Since our inception in July 2014, we have devoted substantially all our resources to conducting preclinical studies and clinical trials, organizing and staffing our company, business planning, raising capital and establishing our intellectual property portfolio. We do not have any products approved for sale and have not generated any revenue from product sales. We have funded our operations to date primarily with sales of our equity securities. As of 31 December 2021, we had received net proceeds of £567.4 million from sales of our equity securities, including a private placement of 17,985,611 ADSs representing 17,985,611 ordinary shares, at a private placement price of $5.56 per ADS to BXLS V—Autobahn L.P., or Blackstone, resulting in gross proceeds of $100 million and aggregate net proceeds of £72.6 million ($98.0 million), after offering expenses. We also received net proceeds of £36.6 million ($49.4 million), after allocated transaction costs, from strategic financing arising from the Blackstone Strategic Collaboration and Financing Agreement.

In September 2020, we entered into an Open Market Sale AgreementSM, or the “Sales Agreement”, with Jefferies LLC, or Jefferies, where we may offer and sell ADSs having an aggregate offering price of up to $100 million from time to time through Jefferies, acting as sales agent. As of the date of this Annual Report, we have sold an aggregate of 3,787,972 of our ADSs resulting in net proceeds of £21.6 million ($29.6 million). Further, in February 2021, we closed an underwritten public offering of 16,428,572 ADSs, including the exercise in full by the underwriters of their option to purchase an additional 2,142,857 ADSs, at a public offering price of $7.00 per ADS. We received net proceeds of £77.4 million ($106.9 million) after underwriting discounts. We do not expect to generate significant revenue unless and until we obtain marketing approval for and commercialise one of our product candidates.

Since our inception, we have incurred significant operating losses. For the 12 months ended 31 December 2021 and the 12 months ended 31 December 2020, we incurred net losses of £102.3 million and £113.1 million, respectively. As of 31 December 2021, we had a retained loss of £165.0 million.

Our £1.1 million of license revenue for the year ended 31 December 2021 relates to the grant of a license to ModernaTX Inc. during the year, compared to £0.2 million in license revenue relating to the grant of a license to an investee company of Syncona, our principal shareholder, for the year ended 31 December 2020.

Research and development expenses were £96.1 million for the 12 months ended 31 December 2021 as compared to £103.6 million for the 12 months period ended 31 December 2020, a decrease of £7.5 million.

The decrease is mainly related to decreases relating to:

•

£5.7 million in employee and compensation costs due to a combination of a reduction in workforce implemented in January 2021 and a lower share-based payment expense as a result of a lower fair value of options recognized during the period,

•	£5.3 million in clinical trial costs,

•	£1.6 million in legal, consulting and professional fees,

offset by increases of:

•	£1.2 million in purchased consumables used in the manufacturing of obe-cel in the FELIX study,

•	£1.4 million in facilities costs related to the continued scaling of manufacturing operations,

•	£2.5 million in depreciation and amortisation expense.

AUTOLUS THERAPEUTICS PLC

Strategic Report

For the 12 months ended 31 December 2021

Administrative expenses were £23.5 million for the 12 months ended 31 December 2021 as compared to £27.6 million for the 12 months ended 31 December 2020, a decrease of £4.1 million. The decrease is mainly related to decreases relating to:

•

£2.3 million in employee and compensation costs due to a combination of a reduction in workforce implemented in January 2021 and a lower share-based payment expense as a result of a lower fair value of options recognized during the period.

•	£1.2 million in depreciation and amortisation expense,

•	£0.7 million in commercial preparation costs,

•

£0.3 million in facility and related costs mainly due to the termination and exit of two of our leases during the year, • offset by an increase in director and officer insurance in IT infrastructure and support for information systems amounting to £0.4 million.

Other operating income has increased primarily due to gains on termination of leases amounting to £2.6 million and £1.5 million lease termination fees received during the year ended 31 December 2021, arising from the termination and exit of two our leases. These gains on termination of leases have been offset by a reduction in grant income compared to the twelve-months ended 31 December 2020.

Other operating expense has increased by £2.3 million primarily due to disposals of property, plant and equipment linked to the termination and exit of two of our leases.

We expect to continue to incur significant expenses for the foreseeable future as we advance our product candidates through preclinical and clinical development, seek regulatory approval and pursue commercialisation of any approved product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialisation expenses related to product manufacturing, marketing, sales and distribution. In addition, we may incur expenses in connection with the in-licence or acquisition of additional product candidates. Furthermore, we have incurred and expect to continue to incur, additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favourable terms, or at all. If we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the development and commercialisation of one or more of our drug candidates or delay our pursuit of potential in-licences or acquisitions.

As of 31 December 2021, the Group had cash and cash equivalents of £229.7 million and net current assets of £230.6 million. The Group did not generate positive operational cash flow which was largely due to the continuing focus on the research, preclinical and clinical development, as well as supportive activities to advance the programs within the Group’s pipeline. The Group’s operations are financed primarily through sales of equity securities, reimbursable U.K. research and development tax credits and receipts from the U.K. government, and more recently through strategic financing. During the year ended 31 December 2021, the Group raised aggregated net proceeds of £171.6 million, £36.6 million and £18.1 million from the sale of equity securities, strategic financing and reimbursable U.K. research and development tax credits and receipts from the U.K. government, respectively.

AUTOLUS THERAPEUTICS PLC

Strategic Report

For the 12 months ended 31 December 2021

In assessing the going concern assumptions, the Board has undertaken a rigorous assessment of the detailed cash flow forecasts covering a going concern period up to 31 May 2023. The Board has also considered the Group’s objectives and strategy, its principal risks and uncertainties in achieving its objectives and its review of business performance and financial position.

The Board prepare its budgets on an annual basis, based on a 12-month period, and monitor the budget throughout this period by trueing up and reforecasting in two cycles. The budget which forms the basis of the going concern assessment is built on forecasted costs, with the biggest constituent being development spend related to the Group’s ongoing Phase 2 FELIX study including the manufacturing capabilities thereof and associated headcount costs. These types of costs are, in the most part, known and relatively predictable. Within the going concern period, the Board have assumed certain forecasted cash receipts in the shape of development and regulatory milestones and receipt of a U.K. research and development tax credit, which contribute to the Group’s base assumptions on the Company’s expected cash runway.

For prudence, the Board have also considered certain risk factors related to the Company’s base budgetary assumptions. These risk factors, which were factored into a sensitivity analysis for a reasonable worst case downside scenario, include a clinical program delay, inflationary increases in forecasted costs and also non-receipt of forecasted milestone payments and the expected reimbursable U.K. research and development tax credits. Under each of these scenarios the business remained a going concern. In addition, there are certain countermeasures and levers have been identified such as headcount cost reductions, cost delay initiatives and utilisation of available capital funding, which could be implemented to give flexibility in managing the Company’s cash runway. All scenarios result in a sufficient coverage above the twelve-month horizon from the date of issuance of the financial statements.

As part of considering the scenarios and downside risks, the Board has assessed the impact of the ongoing coronavirus 2019 (‘‘COVID-19’’) pandemic. Whilst it is difficult to estimate the impact of COVID-19 pandemic due to the rapidly changing nature of the pandemic the Board has concluded that it will not have a significant negative impact on the cash outflows of the Group over the period assessed for going concern purposes. The Board also performed a detailed impact assessment the war in Ukraine and sanctions imposed on Russia may have on the Group’s operations. No significant impact has been identified on the Group’s operations.

Consequently, the Board concluded that with its existing cash of £229.7 million it can fund operations for at least until 31 May 2023 and as such has prepared the consolidated financial statements on the going concern basis. As the Group continues to incur losses, the transition to profitability is dependent upon the successful development, approval and commercialisation of its product candidates and achieving a level of revenues adequate to support its cost structure.

Further details regarding the risks to the Group can be found in the Strategic Report (including the Finance Review and Principal risks).

Business Update

Program Prioritization and Corporate Adjustments

In January 2021, we announced the restructuring of our R&D strategy to prioritize the obe-cel (AUTO1) program. We also announced an adjustment of our workforce and infrastructure footprint during the first quarter of 2021, which involved an overall reduction in headcount of approximately 20%.

AUTOLUS THERAPEUTICS PLC

Strategic Report

For the 12 months ended 31 December 2021

Blackstone Agreements

On 6 November 2021, the Group concurrently entered into a (i) Strategic Collaboration and Financing Agreement, (the “Blackstone Collaboration Agreement”), (ii) Securities Purchase Agreement (the “Blackstone Securities Purchase Agreement”), and (iii) Warrant Agreement (the “Blackstone Warrant”) and (iv) a Registration Rights Agreement (the “Blackstone Registration Rights Agreement”), collectively called the “Blackstone Agreements”, with BXLS V - Autobahn L.P, (“Blackstone”). The Blackstone Agreements were entered into and in contemplation of one another and, accordingly, the Group assessed the accounting for these agreements in the aggregate.

Blackstone Collaboration Agreement

Pursuant to the Blackstone Collaboration Agreement, Blackstone agreed to pay us up to $150 million to support the continued development of the Group’s CD19 CAR T cell investigational therapy product candidate, obecabtagene autoleucel (obe-cel), as well as next generation product therapies of obe-cel in B-cell malignancies. The first $50 million has been paid by Blackstone as an upfront payment and the remainder (up to $100 million) will be payable based on certain specified clinical, manufacturing and regulatory milestones (each such payment, a “Blackstone Development Payment” and collectively, the “Blackstone Development Payments”). For further details of the Blackstone Collaboration Agreement, refer to Note 20, “Liability related to future sale of royalties and sales milestones, net”.

Blackstone Securities Purchase Agreement

Pursuant to the Blackstone Securities Purchase Agreement, the Group sold 17,985,611 ADSs representing 17,985,611 ordinary shares, at a private placement price of $5.56 per ADS to Blackstone resulting in gross proceeds of $100 million. The Group received aggregate net proceeds of £72.6 million, ($98.0 million), after offering expenses. Pursuant to the Blackstone Registration Rights Agreement, the Group filed a registration statement with the Securities and Exchange Commission (the “SEC”) that became effective on 28 April 2022.

Blackstone Warrant Agreement

Pursuant to the Blackstone Warrant, the Group issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of the Group’s ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. For further details on the Warrant Agreement, refer to Note 21, “Warrants derivative liability”.

Impact of COVID-19 Pandemic

While the Group has not experienced any significant financial impact to date, as a result of the ongoing coronavirus 2019 (“COVID-19”) pandemic, the overall disruption caused by the COVID-19 pandemic on global healthcare systems, and the other risks and uncertainties associated with the pandemic, could cause its business, financial condition, results of operations and growth prospects to be materially adversely affected.

The Group implemented a COVID-19 surveillance testing program available to Group staff who work on-site at the Group’s U.K. facility to minimize the spread of COVID-19 pandemic within the Group. The Group continues to track COVID-19 developments in Europe and the United States closely for their potential impact on the Group’s clinical trial sites, contract research organizations, logistics and supply chain to ensure it can continue to maintain clinical trial conduct and data integrity. As the patients in the Group’s clinical trials are severely immune suppressed as a consequence of their underlying disease and the treatment they receive in the trials, the Group is also monitoring other transmissible infectious diseases, including influenza.

AUTOLUS THERAPEUTICS PLC

Strategic Report

For the 12 months ended 31 December 2021

The Group is not aware of any specific event or circumstance that has impacted its operations in a manner which would require the Group to update its estimates, judgments or revise the carrying value of its assets or liabilities during the twelve-months ended 31 December 2021. However, these estimates may change, as new events occur and additional information is obtained, relating to the COVID-19 pandemic or otherwise. Changes in estimates would be recognized in the unaudited condensed consolidated financial statements as soon as they become known.

Impact of war in Ukraine and sanctions imposed on Russia

The Group has performed a detailed impact assessment the war in Ukraine and sanctions imposed on Russia may have on the Group’s operations. No significant impact has been identified on the Group’s operations.

Corporate governance; Section 172(1) Statement

Section 172 of the Companies Act 2006 requires directors to act in the way they consider, in good faith, would be most likely to promote the success of the Group for the benefit of shareholders as a whole, with regard (amongst other matters) to:

•	the likely consequences of any decision in the long-term;

•	the interests of the Company’s employees;

•	the need to foster the Company’s business relationships with suppliers, customers and others;

•	the impact of the Company’s operations on the community and the environment;

•	the desirability of the Company maintaining a reputation for high standards of business conduct; and

•	the need to act fairly towards all shareholders of the Company.

Our directors are advised and updated on their responsibilities under Section 172 by our Company Secretary and our external legal advisors, each of whom regularly attend meetings of the Board. The Board is responsible for the Group’s corporate governance policies and recognises the importance of this in sustaining and growing the business. The Board is committed to listening to and communicating openly with our shareholders to ensure our strategy and performance are clearly understood. Understanding what investors and analysts think about us and helping them to understand our business is a key part of driving our business forward. We engage with our shareholders through quarterly earnings calls and our Annual General Meeting, as well as through private meetings with institutional holders. Shareholders are encouraged to contact our Investor Relations team, whose contact information is included on each press release, to provide feedback on the Group’s strategy, governance and implementation. Shareholder opinions are regularly taken into consideration by the Group’s directors.

Our directors provide strategic insight and guidance regarding key corporate decisions, taking into account the factors described above. Everything we do in the Group, from the break room to the boardroom, is driven by our Autolus values, described in the section of the Directors’ Report entitled “Employee engagement culture and values”. These core principles—Focus, Respect, Integrity and Breakthrough—inform and support our directors as they provide guidance and oversight to our efforts to bring innovative, safe and effective therapies to cancer patients.

Throughout the year, our directors embodied these key values in the performance of their duties, by considering the interests of a range of stakeholders and tailoring their recommendations accordingly. For example, in connection with our negotiation and execution of the Collaboration and Financing Agreement and Securities Purchase Agreement with Blackstone, the directors evaluated, amongst other matters, the dilutive effects of the sale on existing shareholders, the long-term benefits to shareholders of establishing a collaborative partnership with Blackstone, and the positive impact on additional patients whose participation in clinical trials would be enabled by the incoming funds.

AUTOLUS THERAPEUTICS PLC

Strategic Report

For the 12 months ended 31 December 2021

When assessing our facility needs—including our expanding footprint in the Stevenage, UK area—the directors considered input from our interactions with local government officials, representing one of the communities where we operate, and employees.

The section of the Directors’ Report entitled “Engagement with suppliers, customers and others” provides additional information on our directors’ consideration of those stakeholders.

Environmental matters

The Group leases all its facilities, manufactures its own products for clinical studies, and stores manufacturing consumable products. The Group also complies with all applicable environmental laws and regulations. We take positive steps to reduce our carbon footprint, where possible, and make efforts to be a responsible member of the communities in which we work. For a full report on the carbon emissions for the Group please see “Carbon Emissions” in the Directors’ Report.

Climate change has been identified as an emerging risk area requiring greater analysis. The directors are in the process of introducing a sustainability strategy which will includes climate change. The further analysis of climate change will take into account potential impact on our business and supply chain.

Building a healthy, high performing organisation

During 2021, we extended the support we provide to employees in our ambition to build a healthy, high performing organisation consistent with our purpose and values. The pandemic has challenged personal resilience and we plan to focus on energising and fully engaging the organisation to support the achievement of our business objectives. Our commitment is to the development of each and every individual, our teams and the organisation as a whole. Initiatives conducted during 2021 included the following:

•	Individual Development: We extended and enhanced the Autolus webinar programme, informed by a Training Needs Analysis conducted in December 2020, and increased the targeted use of online learning.

•

Team Development: In March 2021 we launched our first Leadership Development & Management programme and delivered further programmes in the second half of the year. We have invested in resilience coaching and have already started delivering team resilience sessions using the Workplace Resilience & Well-being (WRAW) psychometric instrument.

•

Organisation Development: In June 2021 we conducted an organisation-wide resilience and well-being assessment to identify pressure points and hotspots where support may be needed. We continue to further embed and reinforce the Autolus values in all that we do and ensuring that all employees understand how Autolus functions and project teams work together to deliver value to our patients.

Diversity & Equality

Diversity and Inclusion is integral to our growth strategy and aligns with the Group’s values of integrity and respect. The Group recognises that by valuing and promoting a culture of diversity and inclusion, it enables employees to contribute their unique perspectives and fully leverages their individual talents. This allows employees to fully engage in their work and helps generate the innovative thinking that is needed for the Group to fulfil its mission.

The Group strives to ensure that we offer a great place to work, grow and succeed. We recognise that to attract and retain talented colleagues we need to promote equal opportunity and a harmonious working environment.

AUTOLUS THERAPEUTICS PLC

Strategic Report

For the 12 months ended 31 December 2021

Our Diversity, Inclusion and Belonging employee resource group has reviewed and contributed to the Group-wide diversity, equality and dignity at work policy, and the Group aims to enhance this culture by training and awareness in the principles of diversity and inclusion.

Aligned with our open and transparent culture comprised of diverse teams and reflective of the global community we continue to support our first employee-led networking group called Diverse Individuals Celebrating Equality (D.I.C.E.) and welcome other groups to form.

Appointments within the Group are made on merit according to the balance of skills and experience offered by prospective candidates. Whilst acknowledging the benefits of diversity, individual appointments are made irrespective of personal characteristics such as race, disability, gender, sexual orientation, religion or age.

A breakdown of the employment statistics as of 31 December 2021 is as follows:

Position	Male	Female	Total
Non-executive Directors of the Group	7	2	9
Senior managers of the Group	14	6	20
All employees of the Group	162	142	304

Total Employees	183	150	333

Anti-bribery

The Group has made a commitment to carry out its business fairly, honestly and openly. Accordingly, our Anti-Bribery Policy mandates zero tolerance of bribery or corruption by any Group personnel or intermediaries and requires compliance with our various internal controls. We have established secure, anonymous means for our employees to report actual or suspected violations of this important policy.

Principal risks

Our business is subject to a number of risks and uncertainties, including those risks discussed at-length in the section titled “Risk Factors” of our Annual Report on Form 20-F filed with the SEC. These risks include, among others, the following:

•	The ongoing COVID-19 pandemic has impacted, and could materially and adversely affect, our business, results of operations and financial condition.

•	The ongoing conflict in Ukraine and sanctions imposed on Russia could materially and adversely affect, our business, results of operations and financial condition.

•	We have incurred significant losses in every year since our inception. We expect to continue to incur losses over the next several years and may never achieve or maintain profitability.

•	Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

•	We will need additional funding to complete the development of our product candidates, which may not be available on acceptable terms, if at all.

•

All of our product candidates are in clinical development or in preclinical development. If we are unable to advance our product candidates through clinical development, obtain regulatory approval and ultimately commercialise our product candidates, or experience significant delays in doing so, our business will be materially harmed.

•

Our proprietary, next-generation T cell programming technologies, our modular approach for engineering T cells and our manufacturing platform for our programmed T cell product candidates, represent emerging approaches to cancer treatment that face significant challenges and hurdles.

AUTOLUS THERAPEUTICS PLC

Strategic Report

For the 12 months ended 31 December 2021

•

Our future success is highly dependent on the regulatory approval of our current clinical-stage programmed T cell product candidates and our preclinical programs. All of our product candidates will require significant clinical or preclinical testing before we can seek regulatory approval for and launch a product commercially.

•

Adverse side effects or other safety risks associated with our product candidates could delay or preclude approval, cause us to suspend or discontinue clinical trials, cause us to abandon product candidates, could limit the commercial profile of an approved label, or could result in significant negative consequences following any potential marketing approval.

•

If the clinical trials of any of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA, the EMA or other comparable regulatory authorities, or do not otherwise produce favourable results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialisation of our product candidates.

•

We may not be able to successfully create our own manufacturing infrastructure for supply of our requirements of programmed T cell product candidates for use in clinical trials and for commercial sale.

•

Our product candidates are biologics and the manufacture of our product candidates is complex and we may encounter difficulties in production, particularly with respect to process development or scaling-out of our manufacturing capabilities. If we encounter such difficulties, our ability to provide supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or stopped.

•	We operate in a rapidly changing industry and face significant competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

•

If we are unable to obtain and maintain patent protection for our T cell programming technologies and product candidates, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialise technology and biologics similar or identical to ours, and our ability to successfully commercialise our technology and product candidates may be impaired.

•	As an English public limited company, certain capital structure decisions will require shareholder approval, which may limit our flexibility to manage our capital structure.

Approved by the Board and signed on its behalf by:

/s/ Christian Itin
Christian Itin – Director and CEO

Date: 30 May 2022
Registered Office: The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom

AUTOLUS THERAPEUTICS PLC

Directors’ Report

For the 12 months ended 31 December 2021

The Directors present their report for the 12-month period ended 31 December 2021 (the “Directors’ Report”). Autolus Therapeutics plc is a public limited company under the laws of England and Wales, originally incorporated under the laws of England and Wales in February 2018 as a private limited company called Autolus Therapeutics Limited. Autolus Limited was originally incorporated under the laws of England and Wales in July 2014. Pursuant to the terms of our corporate reorganisation, the shareholders of Autolus Limited exchanged each of the shares held by them in Autolus Limited for the same number and class of newly issued shares of Autolus Therapeutics Limited and, as a result, Autolus Limited became a wholly owned subsidiary of Autolus Therapeutics Limited. On 18 June 2018, Autolus Therapeutics Limited re-registered as a public limited company and was renamed Autolus Therapeutics plc. On 22 June 2018, our outstanding preferred and ordinary shares were converted into a single class of ordinary shares and various classes of deferred shares, and we completed our initial public offering of ADS’, each representing one of our ordinary shares, on NASDAQ. On 25 April 2019, the Company changed its accounting reference date from 30 September to 31 December.

As noted under “Development of the Group” from within the Strategic Report, where the requirements of the Directors’ Report in accordance with the Companies Act have been met in the 20-F, details of this have been provided in tables and referenced to the 20-F accordingly. Additional requirements which are not met by the 20-F have been disclosed separately in this Directors’ Report. The prior year’s 20-F, which includes a full set of financial statements for the comparative period of 1 January 2020 to 31 December 2020, was filed with the SEC on 4 March 2021. The current year 20-F, which includes a full set of financial statements for the 12 months ending 31 December 2021, was filed with the SEC on 10 March 2022 and is included in Appendix 1.

The following table provides a guide to the 20-F content used for this report:

Required item in the Directors’ Report	Group response and where the information can be found in the 20-F, as applicable
Describe the principal activities of the Group	Part I: Item 4. Information on the Company

Indication of likely future developments of the Group’s business	Part I: Item 4B. Business Overview Part I: Item 5A. Operating Results Part I: Item 5B. Liquidity and Capital Resources

The amount (if any) of recommended dividend	Part I: Item 8. Dividend Policy Not applicable – the Directors do not recommend the payment of a dividend

Indication of the Group’s research and development activities	Part I: Item 4B. Business overview Part I: Item 5A. Components of Our Results of Operations: Operating Expenses – Research and Development Expenses
Part I: Item 5C. Research and development, patents and licenses, etc.

Disclosure on purchases of own shares	Part III: Item 17. Consolidated Statement of Changes in Equity of the Group Not applicable – there have been no purchases of own shares in the 12-month period ended 31 December 2021

Important post balance sheet events requiring disclosure	Part III: Item 17 Note 18 Subsequent Events See also Note 28 to the financial statements.

Particulars of any political donations and political expenditure	Not applicable – no political donations were made, and no political expenditure was incurred, by the Group in the 12-month period ended 31 December 2021

Statements on any non-EU political party contribution	Not applicable – no contributions were made to any non-EU political party by the Group in the 12-month period ended 31 December 2021

AUTOLUS THERAPEUTICS PLC

Directors’ Report

For the 12 months ended 31 December 2021

Required item in the Directors’ Report	Group response and where the information can be found in the 20-F, as applicable
The financial risk management objectives and policies for the Group, including the policy for hedging each major type of forecasted transaction for which hedge accounting is used.

Part I: Item 5B. Liquidity and Capital Resources

Part I: Item 11. Quantitative and Qualitative Disclosures about Market Risk

The Group does not hedge any type of forecasted transaction and does not apply hedge accounting

Price risk exposure

Part I: Item 3D. Risks Related to Regulatory Approval of Our Product Candidates and Other Legal Compliance Matters – Our product candidates are subject to government price controls in certain jurisdictions that may affect our revenue Part I: Item 3D. Risks Related to Regulatory Approval of Our Product Candidates and Other Legal Compliance Matters – Risks Related to Ownership of Our Securities and Our Status as a Public Company

Part I: Item 3D. Risks Related to Regulatory approval of Our Product Candidates and Other Legal Compliance Matters - Recently enacted and future legislation in the United States and other countries may affect the prices we may obtain for our product candidates and increase the difficulty and cost for us to commercialise our product candidates

Credit risk exposure	Part III: Notes to the Consolidated Financial Statements: Note 2. Summary of Significant Accounting Policies – Concentration of Credit Risk
See also Note 23 to the financial statements

Liquidity risk exposure	Part I: Item 5B. Liquidity and Capital Resources

Exchange rate and cash flow risk	Part I: Item 3D. Risks Related to Our Financial Position and Need for Capital: Exchange rate fluctuations may materially affect our results of operations and financial condition.
Part I: Item 11. Foreign Exchange Currency Risk
Part III: Notes to the Consolidated Financial Statements: Note 2. Summary of Significant Accounting Policies – Foreign Currency Translation

Branches outside the UK	Part I: Item 4C. Organizational Structure

Names of all directors	Part I: Item 6A. Directors and Senior Management
Also disclosed below

Going Concern	See disclosure below

The quantity of emissions of carbon dioxide equivalent from activities for which the group is responsible	See disclosure below

Information about actions taken during the year to keep employees informed, regularly consulted, involved in performance through share schemes or other means, and aware of financial and economic factors affecting the company.	See disclosure below

AUTOLUS THERAPEUTICS PLC

Directors’ Report

For the 12 months ended 31 December 2021

Required item in the Directors’ Report	Group response and where the information can be found in the 20-F, as applicable
State how directors have engaged with employees, and the effect of their regard for employee interests on principal decisions taken by the company.	See disclosure below

Directors’ indemnities	The Company has made qualifying third-party indemnity provisions for the benefit of its Directors which remain in force at the date of this Directors’ Report

Annual General Meeting	The AGM will be held on 28 June 2022. Further details will be provided in due course

Disclosure of information to auditors and appointment of auditors	See disclosure below

Directors

The directors who served during the year were as follows:

Christian Martin Itin	Appointed 15th June 2018
Joseph Anderson	Appointed 15th June 2018
Jay Backstrom	Appointed 1st August 2020
Linda Catharina Bain	Appointed 15th June 2018
John Berriman	Appointed 15th June 2018
Cynthia Marie Butitta	Appointed 15th June 2018
Kapil Dhingra	Appointed 15th June 2018
Martin Patrick Murphy	Appointed 14th June 2018
John Johnson	Appointed 15th September 2021
William Young	Appointed 6th November 2021

Going Concern

As of 31 December 2021, the Group had cash and cash equivalents of £229.7 million and net current assets of £230.6 million. The Group did not generate positive operational cash flow which was largely due to the continuing focus on the research, preclinical and clinical development, as well as supportive activities to advance the programs within the Group’s pipeline. The Group’s operations are financed primarily through sales of equity securities, reimbursable U.K. research and development tax credits and receipts from the U.K. government, and more recently through strategic financing. During the year ended 31 December 2021, the Group raised aggregated net proceeds of £171.6 million, £36.6 million and £18.1 million from the sale of equity securities, strategic financing and reimbursable U.K. research and development tax credits and receipts from the U.K. government, respectively.

In assessing the going concern assumptions, the Board has undertaken a rigorous assessment of the detailed cash flow forecasts covering a going concern period up to 31 May 2023. The Board has also considered the Group’s objectives and strategy, its principal risks and uncertainties in achieving its objectives and its review of business performance and financial position.

AUTOLUS THERAPEUTICS PLC

Directors’ Report

For the 12 months ended 31 December 2021

The Board prepare its budgets on an annual basis, based on a 12-month period, and monitor the budget throughout this period by trueing up and reforecasting in two cycles. The budget which forms the basis of the going concern assessment is built on forecasted costs, with the biggest constituent being development spend related to the Group’s ongoing Phase 2 FELIX study including the manufacturing capabilities thereof and associated headcount costs. These types of costs are, in the most part, known and relatively predictable. Within the going concern period, the Board have assumed certain forecasted cash receipts in the shape of development and regulatory milestones and receipt of a U.K. research and development tax credit, which contribute to the Group’s base assumptions on the Company’s expected cash runway.

For prudence, the Board have also considered certain risk factors related to the Group’s base budgetary assumptions. These risk factors, which were factored into a sensitivity analysis for a reasonable worst case downside scenario, include a clinical program delay, inflationary increases in forecasted costs and also non-receipt of forecasted milestone payments and the expected reimbursable U.K. research and development tax credits. Under each of these scenarios the business remained a going concern.

In addition, there are certain countermeasures and levers have been identified such as headcount cost reductions, cost delay initiatives and utilisation of available capital funding, which could be implemented to give flexibility in managing the Company’s cash runway. All scenarios result in a sufficient coverage above the twelve-month horizon from the date of issuance of the financial statements.

As part of considering the scenarios and downside risks, the Board has assessed the impact of the ongoing coronavirus 2019 (‘‘COVID-19’’) pandemic. Whilst it is difficult to estimate the impact of COVID-19 pandemic due to the rapidly changing nature of the pandemic the Board has concluded that it will not have a significant negative impact on the cash outflows of the Group over the period assessed for going concern purposes. The Board also performed a detailed impact assessment the war in Ukraine and sanctions imposed on Russia may have on the Group’s operations. No significant impact has been identified on the Group’s operations.

Consequently, the Board concluded that with its existing cash of £229.7 million it can fund operations for at least until 31 May 2023 and as such has prepared the consolidated financial statements on the going concern basis. As the Group continues to incur losses, the transition to profitability is dependent upon the successful development, approval and commercialisation of its product candidates and achieving a level of revenues adequate to support its cost structure.

Further details regarding the risks to the Group can be found in the Strategic Report (including the Finance Review and Principal risks).

Carbon Emissions

This annual report for the 12 months ended 31 December 2021 is the third annual report in which the Group is reporting its carbon emissions footprint.

The carbon footprint for the Group for the 12 months ended 31 December 2021 and the 12 months ended

31 December 2020 is as follows:

	12 months ended 31 December 2021		12 months ended 31 December 2020
Scope	KgCO2e	% Total Emissions	KgCO2e	% Total Emissions
Scope 1	9,613	1%	4,531	1%
Scope 2	406,637	42%	221,727	49%
Scope 3	544,783	57%	223,496	50%

Total	961,033	100%	449,754	100%

AUTOLUS THERAPEUTICS PLC

Directors’ Report

For the 12 months ended 31 December 2021

	12 months ended 31 December 2021		12 months ended 31 December 2020
Scope	KgCO2e	% Total Emissions	KgCO2e	% Total Emissions
Scope 1	9,613	1%	4,531	1%
Scope 2	406,637	42%	221,727	49%
Scope 3	544,783	57%	223,496	50%

Total	961,033	100%	449,754	100%

For the 12 months ended 31 December 2021, the split of emissions by geography is as follows:

Scope	Location	Emissions Source	Emissions (kgCO2e)
Scope 1	UK	9,613	1%
	UK	316,194	33%
Scope 2	US	90,443	9%
	UK	357,115	37%
Scope 3	US	187,668	20%

Total		961,033	100%

For clarity, scope 1 emissions are direct emissions produced by the burning of fuels. Scope 2 emissions are indirect emissions related to the generation of the electricity consumed and purchased by Autolus. Scope 3 emissions are indirect emissions produced by Autolus activity, but these emissions are not owned or controlled by the Group. For Autolus, the majority of scope 3 emissions relate to business travel.

The organisational footprint of the Group is calculated in accordance with the Green House Gas protocol for corporate accounting using an organisational control approach. Scope 2 emissions are calculated using the location-based methodology. Scope 3 emissions are calculated for Business Travel only, in accordance with the Green House Gas protocol for corporate accounting using a distance-based method.

The directors are in the process of introducing a sustainability strategy which will include strategies how to reduce our energy consumption and thereby reducing our carbon footprint.

Employee engagement, culture and values

A strong internal communications programme has been launched and will continue to be developed to support and enhance employee engagement. This programme includes the following activities:

•	Maintenance of company intranet

•	Continued focus on CEO-led employee meetings for managers

•	Lunch and learns

•	All company meetings

AUTOLUS THERAPEUTICS PLC

Directors’ Report

For the 12 months ended 31 December 2021

Our Autolus values and purpose are embedded into our processes including talent acquisition, performance management and development activities.

The Company has set up various methods to positively engage with staff at all its locations, and employee surveys have been introduced across some areas of the business to look at ways of working and optimising team building. One such area that has been addressed regards employee recognition. During 2020 the framework and structure of an all-employee recognition programme was agreed. The awards range from on-the-spot individual awards for consistent over performance to team awards when important project team KPIs are achieved. The programme launched in March 2021.

Talent Acquisition: delivering capability

Talent Acquisition

During 2021, 125 hires were completed. The primary focus for 2021 was right-sizing manufacturing capacity to support the Phase 2 pivotal Obe-cel trial, whilst also resourcing the start of the build-out of the new Nucleus manufacturing facility. Additionally in the second half of 2022, a number of leadership hires were expedited within the Development functions to ensure BLA readiness.

Early engagement with candidates was achieved through a direct sourcing strategy with 4 out of 5 hires being identified directly by our in-house function and with an average time to hire of 44 days, well below market average. Notable leadership hires included:

•	Chief Development Officer

•	Head of Clinical Development

•	Head of Cell Process Development

•	Head of Vector Development

•	Head of CMC Process Development

Underpinning all of the above activities is a comprehensive employee benefits offering. The programmes are bespoke to each jurisdiction and based on market practice. Employees are offered participation in retirement plans as well as medical and life insurance. Levels of benefit are continually benchmarked to ensure they offer optimal value for money for both the organisation and our employees.

AUTOLUS THERAPEUTICS PLC

Directors’ Report

For the 12 months ended 31 December 2021

Disabled employees

Applications for employment by disabled persons are always fully considered, bearing in mind the aptitudes of the applicant concerned. In the event of members of staff becoming disabled, every effort is made to ensure that their employment with the Group continues and that appropriate training and accommodations, depending on the disability, are arranged. It is the policy of the Group that the training, career development and promotion of disabled persons should, as far as possible, be identical with that of other employees.

Engagement with suppliers, customers and others

In addition to ensuring engagement with our shareholders, the Group is committed to engaging with its other principal stakeholders: patients and their caregivers, employees and suppliers. All concerns or opinions of these stakeholders are discussed at the Board and management level and by direct engagement with stakeholders themselves.

For example, our medical affairs strategy involves discussing the cancer treatment landscape with practitioners and other experts to forge a mutual understanding of how our product candidates could address unmet medical needs. We maintain a number of key, long-term relationships with our suppliers of equipment, manufacturing services and clinical trial support. These relationships with our suppliers are maintained as partnerships, in order to work effectively and efficiently. Our Directors receive regular updates regarding these mission-critical partnerships and approve any material changes to them.

Every decision we make is taken with our stakeholders in mind and what is the best for the relationship in the long term. Opinions and feedback from these external stakeholders are encouraged and are taken into consideration when discussing strategy and performance.

Auditors

In accordance with Section 489 of the Companies Act 2006, a resolution for the re-appointment of Ernst & Young LLP as auditor of the Group is to be proposed at the forthcoming Annual General Meeting.

Statement of Directors Responsibilities

The Directors are responsible for preparing the Strategic Report and Directors’ Report and the Group and Parent Company financial statements in accordance with applicable law and regulations.

Company law requires the Directors to prepare financial statements for each financial period. Under that law, the Directors have prepared the Group financial statements in accordance with IFRS as adopted by the United Kingdom and elected to prepare the Parent company financial statements in accordance with the United Kingdom Generally Accepted Accounting Practice, including FRS 102 ‘The Financial Reporting Standard applicable in the UK and Republic of Ireland’ (UK Accounting Standards and applicable law). Under Company law the Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and the Company and of the profit or loss of the Group for that period. In preparing these financial statements, the Directors are required to:

•	select suitable accounting policies and then apply them consistently;

•	make judgements and accounting estimates that are reasonable and prudent;

•	for the Group financial statements, state whether they have been prepared in accordance with International Accounting Standards in compliance with the requirements of the Companies Act 2006;

•

for the Company financial statements, state whether applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the Company financial statements;

AUTOLUS THERAPEUTICS PLC

Directors’ Report

For the 12 months ended 31 December 2021

•	assess the Group and parent Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern; and

•	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Group and the Company will continue in business.

The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Group’s transactions and disclose with reasonable accuracy at any time the financial position of the Group and the Company and enable them to ensure that the financial statements comply with the Companies Act 2006. The Directors are also responsible for safeguarding the assets of the Group and the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The Directors are responsible for the maintenance and integrity of the Company’s website. Legislation in the United Kingdom governing directors’ responsibilities may differ from legislation in other jurisdictions.

Directors’ confirmations

Each of the persons who is a Director at the date of approval of this Annual Report and Accounts confirms that: so far as the Director is aware, there is no relevant audit information of which the Company’s auditor is unaware; and the Director has taken all the steps that he ought to have taken as a Director in order to make themselves aware of any relevant audit information and to establish that the Company’s auditor is aware of that information. This confirmation is given and should be interpreted in accordance with the provisions of section 418 of the Companies Act.

Approved by the Board and signed on its behalf by:

/s/ Christian Itin

Christian Itin – Director and CEO

Date: 30 May 2022

Registered Office: The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

Annual Statement from the Chair of the Compensation Committee

Dear Shareholder,

As the Chair of the Compensation Committee (the “Committee”), I am pleased to present, on behalf of the board of directors (the “Board”) of Autolus Therapeutics plc (the “Company” or “Autolus” or “Group”), the Directors’ remuneration report for the year ended 31 December 2021 (the “Directors’ Remuneration Report”).

The Company’s Annual Report and Accounts, along with the Directors’ Remuneration Report, will be subject to an advisory vote at the forthcoming Annual General Meeting on 28 June 2022 (the “AGM”). The Directors’ Remuneration Policy will be subject to approval at the AGM.

Introduction

During the period covered by this Directors’ Remuneration Report, we maintained the remuneration programs and policies that the Committee established during the financial year 2020 and implemented strategic compensation initiatives designed to incentivise and retain key employees in the Company.

As we continue the Company’s operations, the Committee’s role will be to ensure that Directors and senior executives at Autolus are appropriately compensated and incentivised to deliver growth to shareholders in a long-term and sustainable manner. The Committee seeks to accomplish this by establishing remuneration programs that are grounded in market practice, are effective at driving proper management behaviours, clearly link pay and performance and are cost efficient overall. Key considerations guiding our Remuneration Policy are discussed further on page 25.

Corporate Governance Standards

As a public company, we are subject to corporate governance standards and regulations applicable in the United States and the United Kingdom; however, the UK Corporate Governance Code does not apply to us because our securities are listed solely on NASDAQ. For example, in order to conform to director independence standards applicable in the United States, our Chief Executive Officer (“CEO”) is the only executive director of the Company, and we currently intend to add only non-executive directors to our Board. As such, the Directors’ Remuneration Report and the Remuneration Policy as they relate to executive directors address only the compensation of our CEO, who also served as our Chairman until 15 April 2021.

The Global Marketplace for Talent

Autolus is a biopharmaceutical company with operations in Europe and the United States. The Company plans to expand its operations in both geographic regions in line with the growth of its clinical and manufacturing activities and its plans to commercialise its products in these geographies. Given that the market for experienced directors and biopharmaceutical executive management talent, particularly in the United States, is very competitive, the Committee references the US market as the leading indicator for remuneration levels and practices. This will help attract and retain directors and motivate the superior executive management talent needed to successfully manage the Company’s complex global operations. Being consistent in this market view of the United States as the primary benchmark for remuneration practices for directors and the CEO (as our sole executive director) is key for the Company as it builds its global operations in a manner designed to deliver sustainable long-term growth and shareholder value.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

During the 2021 financial year, the Committee undertook a benchmarking review for director and executive director compensation, which included a review of compensation practices of comparable companies to Autolus in the US and Europe, and referred to this analysis in calibrating its decisions and recommendations with respect to director and non-executive director compensation. In taking any actions, the Committee is mindful of the general UK compensation framework, including investor bodies’ guidance, and the UK Corporate Governance Code, and has incorporated these into its remuneration programs, policies and decisions where it believes they best serve the long-term interests of shareholders.

Remuneration Program Highlights

While I recommend that you carefully read the disclosure on our programs and policies that follows this letter to help with the understanding of our approach to director compensation, I want to highlight the following aspects of our program below:

•

Pay for Performance – We believe that a significant portion of remuneration of our directors and our CEO (as our sole executive director) should be based on achieving objectives designed to create inherent value in the Company, and ultimately on achieving value creation for our shareholders. In line with this belief, the compensation of our CEO includes a significant performance-based cash bonus opportunity and a large equity incentive component, and our directors receive equity incentives designed to reward long-term value creation for our shareholders.

•

Shareholding requirements for Executive Directors – We believe having these requirements encourages executive directors to build meaningful shareholding positions and furthers alignment of their interests with those of shareholders. Executive directors are required to build and retain a shareholding equivalent to at least 200% of their salary within a period of five years following appointment.

•

Recovery Policy – To further embed the linkage between pay and performance, any annual bonus and Equity Incentive Plan awards for the CEO as our sole executive director are subject to recovery and withholding provisions which permit the Board, in its discretion, to reduce the size of any awards in the event of a material misstatement of financial results, a miscalculation or error in assessing the performance condition applying to the award, or in the event of serious misconduct committed by the employee.

•

2021 Remuneration Outcome – As outlined above, a core principle in Autolus’ remuneration program is the linkage between pay and performance. In financial year 2021, the annual bonus of Christian Itin, our CEO and sole executive director, was based entirely on corporate objectives. At a meeting on 15 December 2021, the Compensation Committee of the Board determined that the Company achieved 85% of its annual corporate objectives, which resulted in a total bonus pay out to the CEO of 51% of his base salary for financial year 2021. This bonus was paid in March 2022. This outcome was based on achievements versus goals in the following key areas: Obe-cel, Financial and Pipeline. Not all goals were achieved in full, resulting in the overall below target outcome. The Compensation Committee exercised discretion in the evaluation of partial achievement of certain criteria and the establishment, during the year, of additional corporate objectives reflecting developments during the year. Please see page 41 for additional details on this bonus outcome and the pay for performance linkage.

•

Major Decisions and Substantial Changes regarding Directors’ Remuneration – During financial year 2021, the Compensation Committee performed a benchmarking analysis of directors’ remuneration based on the Company’s peer group. Based on this analysis, in September 2021, in connection with the retention of a non-executive director to serve as Chair of the Board, the Board approved the following revisions to the Company’s Non-Employee Director Compensation Policy, or Policy: (i) an increase in the annual stipend payable to the Chair from £42,000 to £50,000, (ii) an initial, one-time equity award of options to purchase

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

25,000 of our ADSs on the date of a non-executive director’s appointment as Chair. In December 2021, as part of the Committee’s regular benchmarking of non-executive director compensation, the Committee approved the following revisions to equity awards to non-executive directors under the Policy: (i) the initial grant was increased from 25,000 to 40,000 share options, and (ii) the annual grant was increased from 12,500 to 20,000 share options. The Board and Committee, respectively applied discretion in setting such amounts, based on the benchmarking analysis conducted by the Committee’s independent compensation consultant and the workload associated with the position of Chair.

Conclusion

The Committee believes the proposals put forth in this report will properly motivate our directors and our CEO to deliver sustainable growth and shareholder value over the long term and do so in a responsible and cost-efficient manner.

I hope that you find the information in this report helpful, and look forward to the AGM, where we hope to have your support.

Yours sincerely

/s/ John Berriman
John Berriman
Chair of the Compensation Committee 30 May 2022

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

Remuneration Policy

This part of the Directors’ Remuneration Report sets out the Remuneration Policy for the Company’s directors and executive directors and has been prepared in accordance with the Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013. The Remuneration Policy was approved by the Shareholders at the AGM on 28 March 2019 and remains in effect from the date of approval for a period of three years, or until a revised policy is approved by shareholders. Accordingly, the Remuneration Policy will be submitted for approval by the Shareholders at the 2022 AGM.

The scenario charts have been updated to reflect the intended application of the policy for the 2022 financial year. A copy of the shareholder-approved policy (including the scenario charts for the 2019 financial year) is in the Annual Report and Financial Statements for the year ended 30 September 2018, which is available on the Company’s website.

Key considerations when determining the Remuneration Policy

The Committee designed the Remuneration Policy with a number of specific objectives in mind. The Remuneration Policy should:

•

enable the Company to attract, retain and motivate high calibre directors and the CEO who is currently the sole executive director, and focus them on the delivery of the Company’s strategic and business objectives;

•	encourage a corporate culture that promotes the highest level of integrity, teamwork and ethical standards;

•

be competitive against appropriate market benchmarks (being predominantly the US biotech sector) and have a strong link to performance, providing the ability to earn above-market rewards for strong performance;

•	encourage equity ownership by directors and the CEO to motivate and align them with the overall interests of shareholders and the Company;

•	be simple and understandable, both internally and externally; and

•	take due account of good governance and promote the long-term success of the Company.

In seeking to achieve the above objectives, the Committee is mindful of the views of a broad range of stakeholders in the business and accordingly takes account of a number of factors when setting remuneration including: market conditions; pay and benefits in relevant comparator organisations; terms and conditions of employment across the Company; the Company’s risk appetite; the expectations of institutional shareholders; and any specific feedback received from shareholders and other stakeholders.

The Remuneration Policy applicable to executive directors is designed to provide the Committee with the parameters within which to set the specific individual compensation during the upcoming 3-year period. In making its decisions, the Committee will seek to apply a compensation philosophy that provides competitive compensation and employment terms aligned with the 50th percentile of the Company’s peer group of similarly situated companies, which is selected by the Committee annually based on a proposal from its independent compensation consultant. The Committee may vary from this general philosophy where special circumstances apply or where recruitment or retention of a particular executive director is required.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

Executive Director Remuneration Policy Table

The table below sets out, for each element of pay, a summary of how remuneration of executive directors is structured and how it supports the Company’s strategy.

Executive Directors
Purpose and link to strategy	Operation	Maximum opportunity	Performance metrics

Base salary
To recruit and retain executive directors of the highest calibre who are capable of delivering on the Company’s strategic objectives, reflecting the individual’s experience and role within the Company. Base salary is designed to provide an appropriate level of fixed income to avoid any over-reliance on variable pay elements that could encourage excessive risk taking.

Salaries are normally reviewed annually, and changes are generally effective from the start of the Company’s financial year. The annual salary review for executive directors takes a number of factors into consideration, including:

•  business performance;

•  salary increases awarded to the overall employee population;

•  skills and experience of the individual over time;

•  scope of the individual’s responsibilities;

•  changes in the size and complexity of the Company;

•  market competitiveness assessed by periodic benchmarking; and

•  the underlying rate of inflation.

Whilst there is no prescribed formulaic maximum, any increases to base salary will take into account prevailing market and economic conditions and the approach to employee pay throughout the organisation.

Base salary increases are awarded at the discretion of the Committee based on the factors outlined in this table (see column “Operation”).

Executive Directors’ performance is a factor considered when determining any base salary increases.

Benefits
Reasonable benefits-in-kind are provided to support executive directors in carrying out their duties and assist with retention and recruitment.

The Company aims to offer benefits that are in line with market practice. The benefits currently available to our executive director include death in service insurance, permanent health insurance, an allowance for health insurance, a housing allowance and an allowance for tax advice.

The Committee retains discretion to offer the following additional benefits: life and disability insurance, private medical insurance, temporary living and transportation expenses, relocation assistance, and tax equalisation to allow flexibility in employing a foreign national, all with or without tax gross-up.

		The value of each benefit is not predetermined and is typically based upon the cost to the Company of providing such benefit.	Not performance related.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

Executive Directors
Purpose and link to strategy	Operation	Maximum opportunity	Performance metrics

Travel and any reasonable business-related expenses (including tax thereon) may be reimbursed on a gross–of-tax basis.

Executive Directors may become eligible for other benefits in the future where the Committee deems it appropriate. Where additional benefits are introduced for the wider workforce, executive directors may participate on broadly similar terms.

Pensions
The Company aims to provide a contribution towards life in retirement.	Executive Directors are eligible to receive employer contributions to fulfil statutory pension requirements or a salary supplement in lieu of pension benefits, or a mixture of both.	Up to 10% of base salary.	Not performance related.
Annual bonus
The annual bonus scheme rewards the achievement of objectives that support the Company’s corporate goals and delivery of the business strategy in the short term.	Bonuses are determined based on measures, targets and stretch targets that are agreed by the Committee at the start of each financial year. However, the Committee retains the discretion to include achievements that have not been established as corporate goals at the beginning of the year.	The target bonus opportunity for executive directors ranging from 60% to 120% of salary, with a maximum bonus opportunity of up to 200% of the target bonus based on achievement pre-defined stretch targets.	Performance measures are determined by the Committee each year and may vary to ensure that they promote the Company’s business strategy and shareholder value. The annual bonus will be based on corporate measures, including financial and/or strategic measures. Bonus measures are reviewed annually, and the Committee has the discretion to vary the mix of measures or to introduce new

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

Executive Directors
Purpose and link to strategy	Operation	Maximum opportunity	Performance metrics
The Committee may alter the bonus outcome if it considers that the level of pay-out is inconsistent with overall Company performance, taking account of any factors it considers relevant. This will help ensure that pay outs reflect overall Company performance during the period. Bonus payments are subject

Equity Incentive Plan (EIP)

The EIP is designed to incentivise the successful execution of business strategy over the longer term, to provide long-term retention, and to increase alignment of interests with shareholders.

The EIP facilitates share ownership to provide further alignment with shareholders.

Awards will typically be granted annually, in the form of options, share appreciation rights, restricted shares/units or performance shares/units that normally vest over a period of up to four years.

At the discretion of the Committee, participants may also be entitled to receive the value of dividends paid between grant and vesting on vested shares. The payment may be in cash or shares and may assume dividend reinvestment.

EIP awards are not subject to any holding period.

		There is no maximum opportunity under the EIP. However, the Committee will generally work within the benchmarking guidelines provided by our compensation consultants. We seek to establish equity-based remuneration competitive to that offered by a set of comparable companies with whom we may compete for executive talent.	The Committee will select the most appropriate form of EIP award each year. Awards are subject to recovery and withholding provisions.

All-employee share schemes
Encourages employee share ownership and therefore increases alignment of interests with shareholders.	The Company may, from time to time, operate tax-approved share plans (such as HM Revenue & Customs (“HMRC”)-approved Save As You Earn Option Plan and Share Incentive Plan) for which executive directors would be eligible on the same basis as all other employees.	The schemes are subject to the limits set by HMRC.	Not performance related.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

Share ownership guidelines
Encourages executive directors to build a meaningful shareholding so as to further align their interests with those of shareholders.	Shares owned outright by the executive director, or a connected person are included. Vested share awards and vested in-the-money share option awards are included on a net of tax basis.	Executive Directors are required to build and retain a shareholding equivalent to at least 200% of their salary within a period of five years following appointment.	Not performance related.

Notes to the Remuneration Policy Table

Legacy arrangements

For the duration of this Remuneration Policy, the Company will honour any commitments made in respect of current or former Directors before the date on which either: (i) the Remuneration Policy becomes effective; or (ii) an individual becomes a Director, even where not consistent with the Remuneration Policy set out in this report or prevailing at the time such commitment is fulfilled. For the avoidance of doubt, all outstanding historic awards that were granted in connection with, or prior to, listing remain eligible to vest based on their original or modified terms.

Recovery and withholding

Awards under the annual bonus and the EIP are subject to recovery and withholding provisions which permit the Committee, in its discretion, to reduce the size (including to zero) of any future bonus or share award granted to the executive director, to reduce the size (including to zero) of any granted but unvested share award, or to require the executive director to make a cash payment to the Company. The circumstances in which the Company may apply the recovery and withholding provisions are the discovery of a material misstatement of financial results, a miscalculation or error in assessing the performance condition applying to the award, or in the event of serious misconduct committed by the executive director.

In respect of cash bonus payments, the recovery and withholding provisions apply for one year from the date of payment of the bonus (or, if later, the date of publication of the Company’s financial results for the year following the relevant year over which the bonus was earned).

In respect of share awards under the annual bonus plan and the EIP, recovery and withholding provisions apply up until the first anniversary of the date on which the relevant award vests, although the Committee may extend this period for a further two years if there is an ongoing investigation into the circumstances of any event that, if determined to have occurred, would permit the Committee to operate the recovery and withholding provisions.

Performance conditions

The choice of annual bonus performance metrics reflects the Committee’s belief that any incentive-based remuneration should be appropriately challenging and tied to the delivery of key financial and strategic targets intended to ensure that executive directors are incentivised to deliver across a range of objectives for which they are accountable. The Committee has retained some flexibility on the specific measures which will be used to ensure that any measures are fully aligned with the strategic imperatives prevailing at the time they are set.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

The targets for the bonus scheme for the forthcoming year will be set out in general terms, subject to limitations with regards to commercial sensitivity. Additional details of the targets will be disclosed when they are no longer considered to be commercially sensitive, usually following the end of the relevant financial year in the Directors’ Remuneration Report.

Where used, performance conditions applicable to EIP awards will be aligned with the Company’s objective of delivering meaningful increases in long-term value to shareholders. Prior to each award, the Committee has flexibility to select measures that are fully aligned with the strategy prevailing at the time awards are granted.

Notwithstanding this, the Committee would, if appropriate, seek to consult with major shareholders in advance of any material change to the choice or weighting of performance measures.

The Committee will review the calibration of targets applicable to the annual bonus, and the EIP in years where performance measures apply, annually to ensure they remain appropriate and sufficiently challenging, taking into account the Company’s strategic objectives and the interests of shareholders.

Differences in remuneration policy between executive directors and other employees

The overall approach to reward for employees across the workforce is a key reference point when setting the remuneration of the executive directors. When reviewing the salaries of the executive directors, the Committee pays close attention to pay and employment conditions across the companies in our US and European peer groups.

The key difference between the remuneration of executive directors and that of our other employees is that, overall, at senior levels, remuneration is increasingly long-term, and ‘at risk’ with an emphasis on performance-related pay linked to business performance and share-based remuneration. This ensures that remuneration at senior levels will increase or decrease in line with business performance and provides alignment between the interests of executive directors, the Company and shareholders.

Committee discretion in operation of variable pay schemes

The Committee operates under the powers it has been delegated by the Board. In addition, it complies with rules that are either subject to shareholder approval or by approval from the Board. These rules provide the Committee with certain discretions which serve to ensure that the implementation of the Remuneration Policy is fair, both to the individual director and to the shareholders. The Committee also has discretions to set components of remuneration within a range, from time to time. The extent of such discretions is set out in the relevant rules, the maximum opportunity or the performance metrics section of the policy table above. To ensure the efficient administration of the variable incentive plans outlined above, the Committee will apply certain operational discretions.

These include the following:

•	selecting the participants in the plans;

•	determining the timing of grants of awards and/or payments;

•	determining the quantum of awards and/or payments (within the limits set out in the policy table above);

•	determining the choice (and adjustment) of performance measures and targets for each incentive plan in accordance with the policy set out above and the rules of each plan;

•	determining the extent of vesting based on the assessment of performance and discretion relating to measurement of performance in certain events such as a change of control or reconstruction;

•	determining whether awards would be granted over and/or satisfied with ordinary shares and/or ADS’ and/or cash;

•	whether the “malus and clawback principles” shall be applied to any award in the relevant circumstances and, if so, the extent to which it shall be applied;

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

•	making the appropriate adjustments required in certain circumstances, for instance for changes in capital structure;

•	determining “good leaver” status for incentive plan purposes and applying the appropriate treatment; and

•	undertaking the annual review of weighting of performance measures and setting targets for the annual bonus plan and other incentive schemes, where applicable, from year to year.

If an event occurs which results in the annual bonus plan or EIP performance conditions and/or targets being deemed no longer appropriate (e.g., material acquisition or divestment), the Committee will have the ability to make appropriate adjustments to the measures and/or targets and alter weightings, provided that the revised conditions are not materially less challenging that the original conditions. Any use of the above discretion would, where relevant, be explained in the Annual Report on Remuneration and may, as appropriate, be the subject of consultation with the Company’s major shareholders.

Shareholder views

The Board is committed to dialogue with shareholders. The Committee will consider shareholder feedback received following the AGM, as well as any additional feedback and guidance received from time to time. This feedback will be considered by the Committee as it develops the Company’s remuneration framework and practices going forward. Assisted by its independent adviser, the Committee also actively monitors developments in the expectations of institutional investors and their representative bodies.

Employment conditions

The Committee is regularly updated throughout the year on pay and conditions applying to Company employees. Where significant changes are proposed to employment conditions elsewhere in the Company, these are highlighted for the attention of the Committee.

The Remuneration Policy for executive directors supports the business needs of the Company, ensuring it promotes long-term success whilst enabling it to attract, retain and motivate executive directors of a high calibre. The Committee consulted with members of senior management regarding the Remuneration Policy but did not seek input from the larger employee base. The Committee is satisfied that the Remuneration Policy supports the Company’s strategy of growing long-term shareholder value and appropriately balances fixed and variable remuneration. With a high proportion of reward delivered in the form of equity, this ensures that executive directors have a strong alignment with shareholders through the Company’s share price.

Other remuneration policies

Remuneration for new appointments

Where it is necessary to appoint or replace an executive director, the Committee’s approach when considering the overall remuneration arrangements in the recruitment of a new executive director is to take account of the calibre, expertise and responsibilities of the individual, his or her remuneration package in their prior role and the prevailing market rate for similar roles. Remuneration will be in line with our policy and the Committee will not pay more than is necessary for a successful recruitment.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

The remuneration package for a new executive director will be set in accordance with the terms of the Company’s approved Remuneration Policy in force at the time of appointment. Further details are provided below:

Salary	The Committee will set a base salary appropriate to the calibre, experience and responsibilities of the new appointee. In arriving at a salary, the Committee may take into account, amongst other things, the market rate for the role and internal relativities. The Committee has the flexibility to set the salary of a new executive director at a lower level initially, with a series of planned increases implemented over the following few years to bring the salary to the desired positioning, subject to individual performance.

Benefits	Benefits will be consistent with the principles of the Remuneration Policy. The Company may award certain additional benefits and other allowances including, but not limited to, those to assist with relocation support, temporary living and transportation expenses, educational costs for children and tax equalisation to allow flexibility in employing a foreign national.

Pension benefits	A maximum pension contribution of 10% consistent with the Remuneration Policy. For an internal appointment, his or her existing pension arrangements may continue to operate. Any new executive director based outside the UK will be eligible to participate in pension or pension allowance, insurance and other benefit programs in line with local practice.

Annual bonus	The maximum bonus opportunity for new appointments is 200% of salary consistent with the Remuneration Policy.

Equity Incentive Plan	No maximum opportunity for new executive director appointments.

Buy-out awards

In addition to the above, the Committee may offer additional cash and/or share-based elements in order to ‘buy out’ remuneration relinquished on leaving a former employer.

In the event that such a buy-out is necessary to secure the services of an executive director then the structure of any award or payment will mirror, as far as is possible, the arrangements in place at the incoming executive director’s previous employer, including the vehicle, structure, vesting periods, expected value and performance conditions.

Any share awards made in this regard may have no performance conditions, or different performance conditions, or a shorter vesting period compared to the Company’s existing plans, as appropriate.

Shareholders will be informed of any buy-out arrangements at the time of the executive director’s appointment.

Depending on the timing and responsibilities of the appointment, it may be necessary to set different annual bonus/EIP performance measures and targets as applicable to other executive directors.

Service contracts and termination policy

The Company’s policy on remuneration for executive directors who leave the Company is set out below. As a matter of policy, Executive Directors should have contracts with an indefinite term providing for a maximum of up to 3 months’ notice. The Committee will exercise its discretion when determining amounts that should be paid to leavers, taking into account the facts and circumstances of each case. Generally, in the event of termination, the executive directors’ service contracts may provide for payment of basic salary and benefits over the notice period. The Company may elect to make a payment in lieu of notice equivalent in value to basic salary for any unexpired portion of the notice period.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

The service contracts of executive directors may include additional payments within the parameters outlined below. In setting the specific terms for an executive director, the Committee will seek to apply a compensation philosophy that provides competitive compensation and employment terms aligned with the 50th percentile of the Company’s peer group of similarly situated companies, which is selected by the Committee annually based on a proposal from its independent compensation consultant. The Committee may vary from this general philosophy where special circumstances apply or where recruitment or retention of a particular executive director is required.

	Termination without cause or for cause by participant[1]	Termination for cause[1]	Termination in connection with change of control
Salary	A payment up to 18 months’ salary payable as a lump sum or on a monthly basis.	No payment.	A payment up to 24 months’ salary payable as a lump sum or on a monthly basis.

Annual bonus	A bonus up to one year’s target bonus, or a higher bonus at the discretion of the Committee, payable as a lump sum or on a monthly basis.	No bonus payable.	A bonus up to 24 months’ target bonus, or a higher bonus at the discretion of the Committee, payable as a lump sum or on a monthly basis.

	Termination without cause or for cause by participant[1]	Termination for cause[1]	Termination in connection with change of control
Equity Incentive Awards	Acceleration of vesting of up to 12 months is permissible; however, awards may vest at the normal time or be accelerated at the Committee’s discretion, or to the extent that any performance conditions have been achieved. The Committee has discretion to determine that awards will vest early, on the date of cessation. Awards which are granted as market value options or share appreciation rights, and which have vested may remain exercisable for up to twelve months at the discretion of the Committee or as prescribed in the equity incentive plan or employment agreement.	All outstanding awards, including those which have vested but are unexercised, will lapse immediately upon cessation of employment, unless the Committee determines otherwise.

Full vesting on termination within 6 months prior to or 24 months after the date of Change of Control.

Exceptionally, the Committee may provide that, on the occurrence of a Change of Control, awards will: lapse in full; vest in full (in cash, shares or other property); be replaced with other rights or property; or be adjusted as to the number or type of shares over which they are granted.

[1]

Circumstances in which the executive director may be terminated for cause include failure to carry out employment duties or lawful directions, criminal conviction, fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duties or such other circumstances as further described in the employment agreement. Circumstances in which the executive director may terminate for cause include a unilateral reduction by the Company of the executive director’s salary or responsibilities, failure to pay an earned bonus, and a material breach of the service agreement by the Company or such other circumstances as further described in the employment agreement.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

The Company is unequivocally against rewards for failure; the circumstances of any departure, including the individual’s performance, would be taken into account in every case. Statutory redundancy payments may be made, as appropriate. Service agreements may be terminated summarily without notice (or on shorter notice periods) and without payment in lieu of notice in certain circumstances, such as gross misconduct or any other material breach of the obligations under their employment agreement, or such other circumstances as further described in the employment agreement. The Company may require the individual to work during their notice period or may place them on garden leave during which they would be entitled to base salary and benefits.

Except in the case of gross misconduct or resignation, the Company may, at its absolute discretion, reimburse any reasonable professional fees relating to the termination of employment and, where an executive director has been required to relocate, pay reasonable repatriation costs, including possible tax exposure costs. This includes any statutory entitlements or sums to settle or compromise claims in connection with a termination (including, at the discretion of the Committee, reimbursement for legal advice and provision of outplacement services).

Policy on external appointments

The Board believes that it may be beneficial to the Company for executive directors to hold non-executive directorships outside the Company. Any such appointments are subject to approval by the Board and the executive director may retain any fees received at the discretion of the Board. The Company’s sole executive director served until April 2021 as a non-executive director of Kymab Group Ltd., a privately held biopharmaceutical company.

Employment Terms and Remuneration Scenarios for Executive Directors

The Company’s CEO and currently its sole executive director has a rolling service agreement which may be terminated in accordance with the terms set forth therein. The service agreement is available for inspection at the Company’s registered office during normal business hours. The termination notice period is listed in the table below:

Name	Date of service contract	Notice period
Christian Itin, Ph.D.	2 June 2019	Three months for either party

Upon termination by the Company without cause or by the executive director for cause, the executive director is entitled to receive 12 months’ cash severance and a bonus pro-rated for the time served during the applicable financial year. If such termination occurs during a period starting 3 months prior to a change of control of the Company to 12 months after such change of control, the executive director is entitled to receive an additional 6 months’ cash severance.

The charts below show an estimate of the 2022 remuneration package for the Company’s CEO and sole executive director, under three assumed performance scenarios, based upon the Remuneration Policy set out above.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

The scenarios are defined as follows:

Below Target (comprising fixed pay only):

•	Base salary as at 1 January 2022: £415,000

•	Benefits: estimated value of the various benefits

Target:

•	Fixed pay as set out above

•	Assumes bonus pay-out for 2022 bonus for on-target performance (60% of salary)

Maximum:

•	Fixed pay as set out above

•	Assumes maximum bonus pay-out for 2022 bonus, i.e. bonus of 90% of base salary payable for achievement of all base and stretch corporate goals

The bar chart below does not include any value for equity-based award remuneration. We do not believe it is possible to reasonably quantify the value that might result from outstanding options and other equity-based awards.

All amounts listed in GBP (£).

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

Non-Executive Director Remuneration Policy Table

The table below sets out, for each element of pay, a summary of how remuneration of non-executive directors is structured and how it supports the Company’s strategy.

Non-Executive Directors
Purpose and link to strategy	Operation	Maximum opportunity	Performance metrics

Fees
To attract Non-Executive Directors who have a broad range of experience and skills to provide independent judgement on issues of strategy, performance, resources and standards of conduct.	Non-Executive Directors receive an annual retainer paid in cash, comprising a base fee plus additional fees for additional responsibilities, such as a Committee Chairmanship or membership and the role of Lead Independent Director or Chairperson. These fees are determined by the full Board of Directors, upon recommendation of the Compensation Committee. When reviewing fee levels, account is taken of market movements in fee levels, Board committee responsibilities, ongoing time commitments and the general economic environment. In exceptional circumstances, if there is a temporary yet material increase in the time commitments for Non-Executive Directors, the Board may pay additional fees to recognise that additional workload. Non-executive directors ordinarily do not participate in any pension, bonus or performance-based share incentive plans. Travel, accommodation and other business-related expenses incurred in carrying out the role will be paid or reimbursed by the Company including, if relevant, any gross-up for tax.	Actual fee levels are disclosed in the annual Directors’ Remuneration Report for the relevant financial year.	Not performance related.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

Non-Executive Directors
Purpose and link to strategy	Operation	Maximum opportunity	Performance metrics

Equity Incentive Awards
To facilitate share ownership and provide alignment with shareholders.

Non-Executive Directors may receive an equity incentive award in the form of options, share appreciation rights, restricted shares / units or performance shares / units or such other form permitted in the EIP.

New Non-Executive Directors receive an initial equity incentive award upon appointment or election. In addition, Non-Executive Directors receive annual equity incentive awards at the time of the annual meeting.

The initial equity award normally vests over three years. The annual equity awards normally vest over 12 months.

The size of the equity incentive awards is determined by the Committee.

When reviewing award levels, account is taken of market movements in equity incentive awards, Board committee responsibilities, ongoing time commitments and the general economic environment.

		There is no maximum number of equity incentive awards that may be awarded to individuals each year.	Not performance related.

Non-Executive Directors’ terms of engagement

Each of the non-executive directors is engaged under a non-executive director appointment letter. The terms of appointment for a non-executive director would be in accordance with the Remuneration Policy for non-executive directors as set out in the policy table. Newly appointed non-executive directors receive an initial, one-time equity award of options to purchase 40,000 of our ADSs on the date of such appointment to the Board, which will vest in equal monthly instalments through the third anniversary of the grant date. In addition, a non-executive director who is initially appointed to serve as Chair of the Board receives an option to purchase 25,000 of our ADSs on the date of such appointment to chair, which will vest in equal monthly instalments through the third anniversary of the grant date. However, the Committee may decide to grant a higher or lower amount as appropriate.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

On the date of each of our annual meetings of shareholders, each non-executive director that continues to serve will be granted an option to purchase 20,000 of our ADSs or ordinary shares, which will vest in equal monthly instalments through the first anniversary of the grant date.

In any event, each appointment is terminable by either party on not less than 30 days’ written notice. Our Board is classified, meaning that each of our Directors is designated to one of three classes and is elected to serve a three-year term. Non-executive Directors are only entitled to fees accrued to the date of termination. The dates of appointment of each of the non-executive Directors serving at 31 December 2021 are summarised in the table below.

Non-Executive Directors	Date of contract or date of appointment
Martin Murphy, Ph.D.	14 June 2018
Joe Anderson, Ph.D.	15 June 2018
Jay Backstrom, M.D., MPH	1 August 2020
Linda Bain	15 June 2018
John Berriman	15 June 2018
Cynthia Butitta	15 June 2018
Kapil Dhingra, M.D.	15 June 2018
John Johnson	15 September 2021
William Young, Ph.D.	6 November 2021

Non-executive Directors’ letters of appointment are available for inspection at the Company’s registered office during normal business hours and will be available for inspection at the AGM.

Annual Report on Remuneration

This part of the Directors’ Remuneration Report has been prepared in accordance with Part 3 of The Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013. The Annual Report on Remuneration and the Annual Statement by the Chairman of the Committee will be put to a single advisory shareholder vote at the AGM on 28 June 2022. The information in this part of the report has been audited where required under the foregoing regulations and is indicated as audited where applicable.

Compensation Committee

The current members of the Committee, who are all independent, are John Berriman (Chair), Cynthia M. Butitta and Dr. Martin Murphy.

Members of management, including the CEO, and the Company Secretary, are invited to attend meetings where appropriate. The Company Secretary acts as the secretary to the Committee. No Director or employee is involved in any decisions and are not present for any discussions regarding their own remuneration.

No conflicts of interest have arisen during the period and none of the members of the Committee has any personal financial interest in the matters discussed, other than as shareholders. The fees of the non-executive Directors are approved by the Board on the recommendation of the Committee.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

Meetings attendance (between 1 January 2021 and 31 December 2021)

The Committee convenes at regularly scheduled meetings in connection with quarterly Board meetings. In addition, the Committee meets on an as-needed basis, or approves matters in the form of resolutions by written consent. The table below shows the attendance at scheduled meetings in 2021.

Attendance
John Berriman	7 of 7
Cynthia M. Butitta	6 of 7
Martin Murphy, Ph.D.	7 of 7

Independent advisors

Wholly independent advice on director remuneration is received from time to time from the executive compensation practice of Aon plc. Aon is a member of the Remuneration Consultants Group and is a signatory to its Code of Conduct. During the period covered by this Directors’ Remuneration Report, Aon advised the Committee on the Company’s remuneration programs and policies, benchmarking remuneration for new hires, and other related matters. During the year, £93,000 in fees were charged by Aon for year ended 31 December 2021 for advice to the Committee.

Activity in the period

The Committee’s principal function is to support the Company’s strategy by ensuring that those individuals responsible for delivering the strategy are appropriately incentivised and rewarded through the operation of the Remuneration Policy. In determining the Remuneration Policy, and in constructing the remuneration arrangements for directors, executive directors and senior employees, the Board, advised by the Committee, aims to provide remuneration packages that are competitive and designed to attract, retain and motivate such individuals of the highest calibre.

The Committee is responsible for and considered during the period:

•	evaluating the efficacy of the Company’s Remuneration Policy and strategy;

•	reviewing and determining remuneration to be paid to the Company’s executive directors, including setting the Remuneration Policy;

•	reviewing and making recommendations to the Board regarding remuneration for non-executive directors, including the approval of the Non-Executive Director Compensation Policy;

•	establishing the design and performance targets of all share incentive plans;

•	assessing the appropriateness and subsequent achievement of the performance targets related incentive plans;

•	preparing any report on executive remuneration required by the rules and regulations of the US SEC, NASDAQ and as required under English law;

•

reviewing, evaluating, and approving employment agreements, service contracts, severance agreements, change-of-control protections, corporate performance goals and objectives, and other compensatory arrangements of the executive officers and other senior management and adjusting remuneration, as appropriate;

•	evaluating and approving remuneration plans and programs and establishing equity remuneration policies;

•

reviewing remuneration practices and trends to assess the adequacy and competitiveness of the executive remuneration programs as compared to industry peers, and determining the appropriate levels and types of remuneration to be paid;

•	approving any loans by the Company to employees;

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

•	reviewing and approving remuneration arrangements for any executive officer involving any subsidiary, special purpose or similar entity, with consideration of the potential for conflicts of interest;

•	reviewing the Company’s practices and policies of employee remuneration as they relate to risk management and risk-taking incentives; and

•	reviewing the Directors’ Remuneration Report.

The Committee is formally constituted and operates on written terms of reference, which are available on the Company’s website, https://www.autolus.com/investor-relations/corporate-governance/documents-charters

Single total figure of Directors’ remuneration – 12 months ended 31 December 2021 (audited)

The total remuneration of the individual Directors who served during the 12-month period is shown below, along with the comparative 12 months ended 31 December 2020. Total remuneration is the sum of emoluments plus company pension contributions.

£ thousands	Period	Base salary/ fees	Taxable Benefits	Pension	Bonus[2]	LTIP[1]	Other[2]	Total remuneration
Executive Directors
Christian Itin, Ph.D.	2021	£401.7	—	—	£204.1	—	£2.7	£608.5
	2020	£381.6	—	—	£120.5	—	£9.4	£511.5
Non-Executive Directors
John Johnson	2021	£14.8	—	—	—	—	—	£14.8
Cynthia M. Butitta	2021	£40.5	—	—	—	—	—	£40.5
	2020	£38.5	—	—	—	—	—	£38.5
Jay Backstrom, M.D, MPH	2021	£38.5	—	—	—	—	—	£38.5
	2020	£16.5	—	—	—	—	—	£16.5
John Berriman	2021	£47.5	—	—	—	—	—	£47.5
	2020	£48.5	—	—	—	—	—	£48.5
Joe Anderson, Ph.D.	2021	£39.0	—	—	—	—	—	£39.0
	2020	£37.1	—	—	—	—	—	£37.1
Kapil Dhingra, M.D.	2021	£45.5	—	—	—	—	—	£45.5
	2020	£45.6	—	—	—	—	—	£45.6
Linda Bain	2021	£45.0	—	—	—	—	—	£45.0
	2020	£42.8	—	—	—	—	—	£42.8
Martin Murphy, Ph.D.	2021	£39.5	—	—	—	—	—	£39.5
	2020	£32.8	—	—	—	—	—	£32.8
William Young	2021	£4.4	—	—	—	—	—	£4.4
Total	2021	£716.4	£—	£—	£204.1	£—	£2.7	£923.2
	2020	£643.4	£—	£—	£120.5	£—	£9.4	£773.3

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

[1]

There were no performance obligations linked to the equity-based awards, except for two performance-based awards to Dr. Itin described below in the section entitled “Long Term Incentive Plan — Awards granted in the year”. The value of non-performance-based equity-based awards in the table is based on the market value of underlying shares at the date of grant, less the applicable exercise price, which is nil because the exercise price is equal to the market value of the underlying shares at the date of grant. The value of performance-based awards in the table is based on the market value of underlying shares at the date of vesting, which is nil due to the vesting conditions not having been met during the period covered by the table.

[2]	All remuneration in the table is fixed remuneration with the exception of Bonus and Other, which are variable remuneration.

2021 Annual bonus (audited)

In 2021, the CEO’s annual bonus was based entirely on corporate objectives. The outcomes were as follows:

Objectives and Targets	Relative weighting	Achievement	Achievement Percentage
Clinical Development: Progress of FELIX clinical study (obe-cel)	40%	Partial	20%
Treatment Delivery: Performance metrics for FELIX clinical study (obe-cel)	10%	Achieved	10%
Finance: Maintain strong capital position	35%	Partially achieved; new objective fully achieved (see below)	40%
Pipeline: Advance AUTO4 in clinic; publications & presentations	15%	Achieved	15%

		TOTAL	85%

As noted in the Annual Statement of the Chair of the Committee, during the year the Committee added a new goal relating to the consummation of the financing and collaboration arrangement with Blackstone, which had not been contemplated when the 2021 corporate goals were originally established. This new objective was achieved in full in November 2021. The overall bonus outcome of 85% of target (out of a maximum of 160%) resulted in a total bonus pay out for the CEO of 51% of salary for the 2021 financial year (being 85% of his target bonus). This bonus was paid in March 2022.

Long-term incentive plan

Awards vesting based on performance ending in the 12 months ended 31 December 2021 (audited)

There were no long-term incentive awards capable of vesting in relation to performance in the year.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

Awards granted in the year

The CEO received the following awards of options or other equity-based awards during the 12-month period:

Director	Form of award	Date of grant	Number of awards	Exercise price	Face value at date of grant	Fair value at date of grant	Expiry date
Christian Itin, Ph.D.	Fair market value performance-based options	15 January 2021	150,000	$9.02	$1,353,000	$934,500	15 January 2031
	Fair market value performance based restrictive	15 January 2021	50,000	$—	$451,000	$451,000	15 January 2031
	Fair market value share options	15 December 2021	400,000	$5.44	$2,176,000	$1,511,975	15 December 2031

Non-Executive Directors received the following option awards during the 12-month period, each vesting based on continued engagement only. These awards vest fully after one year, in 12 equal monthly instalments.

Non-Executive Director	Form of award	Date of grant	Number of awards	Exercise price	Face value at date of grant	Fair value at date of grant	Expiry date
John Johnson	Fair market value share options	15 September 2021	50,000	$6.60	$330,000	$224,500	15 September 2031
Cynthia M. Butitta	Fair market value share options	18 June 2021	12,500	$7.57	$94,625	$61,563	18 June 2031
Jay Backstrom, M.D., MPH	Fair market value share options	18 June 2021	12,500	$7.57	$94,625	$61,563	18 June 2031
John Berriman	Fair market value share options	18 June 2021	12,500	$7.57	$94,625	$61,563	18 June 2031
Joseph Anderson, Ph.D.	Fair market value share options	18 June 2021	12,500	$7.57	$94,625	$61,563	18 June 2031
Kapil Dhingra, M.D.	Fair market value share options	18 June 2021	12,500	$7.57	$94,625	$61,563	18 June 2031
Linda Bain	Fair market value share options	18 June 2021	12,500	$7.57	$94,625	$61,563	18 June 2031
Martin Murphy, Ph.D.	Fair market value share options	18 June 2021	12,500	$7.57	$94,625	$61,563	18 June 2031
William Young, Ph.D.	Fair market value share options	6 November 2021	25,000	$5.56	$139,000	$94,502	6 November 2031

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

The exercise price of all these share options and restrictive stock units was the market value of our ADSs at the date of grant.

Payments to former Directors and for loss of office (audited)

No payments were made to former directors of the Company or in relation to loss of office during the year.

External directorships of executive directors

Until April 2021, the CEO served as a non-executive director for Kymab Group Ltd., a privately held biopharmaceutical company.

Statement of Directors’ shareholding and share interests (audited)

The share interests of each Director as at 31 December 2021 (together with interests held by his or her connected persons) are set out in the table below. As a direct link between executive remuneration and the interests of shareholders, the Committee has implemented shareholding guidelines for executive directors. The guidelines require that executive directors build up and maintain an interest in the ordinary shares of the Company that is 200% of their salary within five years from appointment.

Shareholdings for Directors who have held office as of 31 December 2021 are set out in the table below, including, in the case of our executive director, as a percentage of salary or fees.

		Ordinary shares		Options
	Beneficially owned ordinary shares as at 31 December 2021	Unvested without performance conditions	Unvested with performance conditions	Vested but unexercised	Unvested without performance conditions	Unvested with performance conditions	Current shareholding (% of salary)	Shareholding requirement met?
Executive Directors
Christian Itin, Ph.D.[2]	1,582,381	—	50,000	516,372	635,496	150,000	1,019%	Yes
Non-Executive Directors
John Johnson	4,167	—	—	4,167	45,833	—	n/a	n/a
Cynthia M. Butitta	97,900	—	—	87,900	9,195	—	n/a	n/a
Jay Backstrom, M.D., MPH	17,360	—	—	17,360	20,140	—	n/a	n/a
John Berriman	195,123	—	—	58,792	6,906	—	n/a	n/a
Joseph Anderson, Ph.D.	43,749	—	—	43,749	6,251	—	n/a	n/a
Kapil Dhingra, M.D.	132,329	—	—	58,792	6,906	—	n/a	n/a
Linda Bain	71,221	—	—	71,221	10,176	—	n/a	n/a
Martin Murphy, Ph.D.[1]	19,570,911	—	—	43,749	6,251	—	n/a	n/a
William Young, Ph.D.	694	—	—	694	24,306	—	n/a	n/a

[1]

The information shown is based, in part, upon disclosures filed on a Schedule 13G/A on 11 February 2022 by Syncona Portfolio Limited. Dr Murphy is the chief executive officer of Syncona Investment Management Limited. The number reported consists of (i) 43,749 ordinary shares underlying options that are vested and exercisable as of 31 December 2021, and (ii) the following securities held by Syncona Portfolio Limited: 12,180,333 ordinary shares and 7,346,829 ADSs. The shares are owned directly by Syncona Portfolio Limited (“Syncona Portfolio”) and indirectly by Syncona Holdings Limited (“Syncona Holdings”), Syncona Limited (“Syncona Limited”), Martin Murphy and Chris Hollowood. Syncona Portfolio is a wholly owned subsidiary of Syncona Holdings, and Syncona Holdings is a wholly controlled subsidiary of Syncona Limited, a publicly listed company. Investment and voting decisions with respect to these shares are made by Syncona Portfolio, acting upon the recommendation of Martin Murphy and Chris Hollowood, who comprise the investment committee of Syncona Investment Management Limited, also a subsidiary of Syncona Holdings. Each of these entities disclaims beneficial ownership except to the extent of its pecuniary interest therein, if any. Dr Murphy disclaims beneficial ownership of the securities referred to in clause (ii) above except to the extent of his pecuniary interest in such securities.

[2]

The calculation is based on Dr. Christian Itin’s 1,066,009 ordinary shares owned multiplied by the closing price of Autolus Therapeutics plc’s ADSs of £3.84 ($5.19) on 31 December 2021, divided by his base salary of £401,700.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

Performance graph

The chart below shows the Company’s Total Shareholder Return performance compared with that of the NASDAQ Biotechnology Index (“NBI”) over the period from the Initial public offering to 31 December 2021. The NBI has been chosen as an appropriate comparator as it comprises similar companies to Autolus from the pharmaceuticals and biotechnology sectors. TSR is defined as the return on investment obtained from holding a company’s shares over a period. It includes dividends paid, the change in the capital value of the shares and any other payments made to or by shareholders within the period.

Aligning pay with performance

The total remuneration figure for the CEO during the year ended 31 December 2021 is shown in the table below, along with the value of bonuses paid, and LTIP vesting, as a percentage of the maximum opportunity.

CEO	Year ended 2021
Total remuneration (£’000)	£608.5
Actual bonus (% of the maximum)	85%
LTIP vesting (% of the maximum)	N/A	(1)

(1)

No performance-based long-term incentive awards were eligible to vest over the period. The CEO received awards of market-value options in 2021 which are eligible to vest in tranches starting from 1 year from grant date and onwards; however, these are subject to continued employment.

Percentage change in remuneration of directors and employees

The table below illustrates the increase in salary, benefits and annual bonus for the non-executive directors as a whole and that of the Company’s employees as a whole as between the financial years ended 31 December 2020 and 2021, respectively. For the 12 months ended 31 December 2021, the base salary of the CEO was maintained at £401,700.

	Base salary	Annual bonus	Taxable benefits
CEO	5.3%	69.4%	—%
Non-Executive Directors[1]	10.7%	—%	—%
Average percentage change of all employees[2]	(7.0)%	86.0%	(20.0)%

(1)	The change in percentage of base salary for non-executive directors is due to the addition of 2 directors.
(2)	The change in percentage of base salary for all employees is primarily due to a 20% reduction in workforce which was implemented in January 2021.
(3)	Average percentage change of all employees is calculated based on the number of employees at 31 December 2020 and 2021, respectively.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

CEO pay ratio

The 2021 financial year is the second year in respect of which the Company is required to disclose this information under the applicable regulations.

Year	Methodology	25th Percentile	50th Percentile	75th Percentile
2020	Option A	14.00:1	11.64:1	7.84:1
2021	Option A	14.55:1	11.10:1	6.91:1

The pay ratios above are calculated using actual earnings for the CEO and UK employees. The CEO total single figure remuneration of £608.5 is given on page 40 of this Report.

Total remuneration for all UK full-time equivalent employees of the Group on 31 December 2020 and 2021 has been calculated in line with the single figure methodology and reflects their actual earnings received for the applicable year (including performance bonuses accrued in a year, and paid in the following year), which were used to produce the percentile calculation under Option A of the applicable regulations. The Group believes that Option A is the most comprehensive and accurate way to calculate these ratios.

The Committee believes that the median pay ratio is consistent with the pay, reward and progression policies for the Group’s UK employees taken as a whole. The base salary for all employees, including our CEO, are determined based on similar factors: market practice, experience and complexity of the role.

Set out in the table below is the base salary, and total pay and benefits for each of the percentiles included in the table above for the year ended 31 December 2021.

	£25th Percentile	50th Percentile	75th Percentile
Salary	36,988	47,000	73,500
Total pay and benefits	41,713	54,682	87,876

Relative importance of spend on pay

The table below illustrates the Company’s expenditure on pay, in comparison to distributions to shareholders by way of dividend payments.

	12 months to 31 December 2021	12 months to 31 December 2020	% Change
Distributions to shareholders	£0	£0	0%
Total employee pay expenditure	£37.6m	£50.7m	(25.8)%

Statement of Implementation of Remuneration Policy in 2022

There have been no significant changes in the way that the remuneration policy will be implemented in the 2022 financial year compared to how it was implemented in the 2021 financial year. There have been no deviations from the procedure for the implementation of the remuneration policy set out in that policy.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

Annual base salary

For the 2022 financial year, the CEO’s salary was increased by 3.3% to £415,000.

	Base salary 2021	Base salary 2022 (effective from 1 Jan 2022)
Executive Directors
Christian Itin, Ph.D.	£401,700	£415,000

Benefits and pension

In April 2019, the CEO opted out of the pension contribution scheme. While the CEO has opted out of the scheme, he remains eligible for 5% contribution under the terms of his contract.

Bonus

The 2022 annual bonus target opportunity for the CEO is 60% of his base salary. The executive director remuneration policy would allow the Committee to provide the CEO with the opportunity to receive 200% of the target bonus upon achievement of specified stretch targets. However, as of the date of this Report, no stretch targets have been specified for the 2022 financial year. Bonuses will be paid entirely in cash and will be based entirely on the achievement of corporate financial, operational and strategic objectives.

Specific targets are commercially sensitive and therefore are not disclosed in advance. However, a general description of the targets and performance against them will be disclosed in next year’s Annual Report and Accounts.

Long-term incentive plan

In 12 months ended 31 December 2021, the CEO received the following equity awards: (i) in January 2021, an award of 50,000 restricted share units and 150,000 fair market value stock options; these awards vest solely upon the achievement of corporate performance objectives within specified time frames; and (ii) in December 2021, an option to purchase 400,000 ADSs with an exercise price as at the grant date; this option has the Company’s standard 4-year vesting period, with 25% vesting on the first anniversary of the grant date and the balance remaining vesting in equal monthly instalments thereafter.

The Committee may consider other vehicles for the CEO under the EIP at a future date where appropriate.

Non-Executive Directors’ fees

Non-Executive Directors will receive the following annual retainers for the 2022 financial year, which will be paid in cash:

Base fee:
Chair of the board of directors ¹	£50,000
Board member	£30,000
Additional fees:
Audit Committee Chair	£12,000
Audit Committee member	£6,000
Compensation Committee Chair	£9,000
Compensation Committee member	£4,500
Nomination & Corporate Governance Committee Chair	£6,000
Nomination & Corporate Governance Committee member	£3,000
Research & Development Committee Chair	£12,000
Research & Development Committee member	£6,000

[1]	As of 15 May 2022, our Chairman of the Board of Directors is J. Johnson, a non-executive director.

AUTOLUS THERAPEUTICS PLC

Directors’ Remuneration Report

For the 12 months ended 31 December 2021

An annual award of 20,000 fair market value stock options will be made to non-executive directors on the date of the AGM. The Committee acknowledges that awards of stock options to non-executive directors is not in line with UK practice. However, given the Company’s NASDAQ listing, the Committee believes it is necessary to attract and retain the highest quality directors from the United States, UK and global markets. Non-executive directors will not be eligible to participate in any performance-based incentive plans.

Each non-executive director will also be entitled to reimbursement of reasonable expenses.

Shareholder voting on remuneration matters at AGM

The table below sets out the previous votes cast at our AGM in June 2021 in respect of the Annual Remuneration Report.

	For	% For	Against	% Against	Votes Total	% of ISC Voted	Withheld
Annual Remuneration report (Resolution 2)	49,042,234	99.73%	134,370	0.27%	49,176,604	—%	13,741

Withheld votes are not counted when calculating voting outcomes.

On behalf of the Board,

/s/ John Berriman
John Berriman
Chair of the Compensation Committee 30 May 2022

Independent Auditor’s Report to the Members of Autolus Therapeutics plc

For the 12 months ended 31 December 2021

Opinion

In our opinion:

•

Autolus Therapeutics plc’s group financial statements and parent company financial statements (the “financial statements”) give a true and fair view of the state of the group’s and of the parent company’s affairs as at 31 December 2021 and of the group’s loss for the year then ended;

•	the group financial statements have been properly prepared in accordance with UK adopted international accounting standards;

•	the parent company financial statements have been properly prepared in accordance with FRS 102, United Kingdom Generally Accepted Accounting Practice; and

•	the financial statements have been prepared in accordance with the requirements of the Companies Act 2006.

We have audited the financial statements of Autolus Therapeutics plc (the ‘Parent Company’) and its subsidiaries (the ‘Group’) for the year ended 31 December 2021 which comprise:

Group	Parent company

Consolidated balance sheet as at 31 December 2021	Balance sheet as at 31 December 2021

Consolidated income statement and other comprehensive loss for the year ended 31 December 2021	Statement of changes in equity for the year ended 31 December 2021

Consolidated cash flow statement for the year ended 31 December 2021	Related notes 1 to 10 to the financial statements including a summary of significant accounting policies

Consolidated statement of changes in equity for the year ended 31 December 2021

Related notes 1 to 28 to the financial statements, including a summary of significant accounting policies

The financial reporting framework that has been applied in their preparation of the group financial statements is applicable law and UK adopted International Accounting Standards in conformity with the requirements of the Companies Act 2006. The financial reporting framework that has been applied in the preparation of the parent company financial statements is applicable law and United Kingdom Accounting Standards, including FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (United Kingdom Generally Accepted Accounting Practice).

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (UK) (ISAs (UK)) and applicable law. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independent Auditor’s Report to the Members of Autolus Therapeutics plc

For the 12 months ended 31 December 2021

Independence

We are independent of the Group and Parent Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, including the FRC’s Ethical Standard as applied to listed public interest entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements. The non-audit services prohibited by the FRC’s Ethical Standard were not provided to the Group or the parent company and we remain independent of the Group and the parent company in conducting the audit.

Conclusions relating to going concern

In auditing the financial statements, we have concluded that the directors use of the going concern basis of accounting in the preparation of the financial statements is appropriate. Our evaluation of the directors’ assessment of the Group and Parent Company’s ability to continue to adopt the going concern basis of accounting included:

•

In conjunction with our walkthrough of the Group’s financial close process, we confirmed our understanding of management’s Going Concern assessment process and also engaged with management early to ensure all key factors were considered in their assessment, including factors which we determined from our own independent risk assessment and the evaluation of any operational and economic impacts of COVID-19 and the impact of the Russia/Ukraine conflict on the Group.

•

We obtained management’s going concern assessment, including the cash forecast for the period to 31 May 2023. As part of this assessment, the Group has modelled a number of adverse scenarios in their cash forecasts, including removal of forecast tax credits and any milestone payments and no savings or cost deferrals included in their base case in order to incorporate unexpected changes to the forecasted liquidity of the Group.

•

We assessed the reasonableness of the cash flow forecast through analysing management’s historical forecasting accuracy and considered actual post year end performance to date. We evaluated the key assumptions underpinning the Group’s assessment by challenging the measurement and completeness of downside scenarios modelled by management and how these compare with principal risks and uncertainties of the Group.

•

We have tested the factors and assumptions included in the cash flow forecast, including the level of forecast research and development (R&D) costs and general and administrative expenditure. We considered the appropriateness of the methods used to calculate the cash forecast and determined through inspection and testing of the methodology and calculations that the methods utilised were appropriately detailed to be able to make an assessment for the entity.

•	We performed a sensitivity analysis removing all future cash inflows and certain forecast savings from the model and considered the impact on the projected cash balance at 31 May 2023.

•

We have modelled a reverse stress test; which included an extra 10% inflation in addition to management’s estimated inflation rate; removing forecast R&D tax credits, removing certain forecast cost savings and removal of forecast milestone receipts; to assess the level of acceleration of cash spend required for the Group to be no longer a going concern.

Independent Auditor’s Report to the Members of Autolus Therapeutics plc

For the 12 months ended 31 December 2021

•

We performed an assessment of management’s ability to take mitigation actions such as cost delay and reduction measures and the Group’s ability to raise capital funds for example through its activated at-the-market (“ATM”) TM facility currently not included in their base case.

•	We reviewed the Group’s going concern disclosures included in the annual report in order to assess that the disclosures were appropriate and in conformity with the reporting standards.

Management has determined the activities of the Group have not been significantly impacted by the Covid-19 pandemic and the conflict in Russia and Ukraine and are not expected to be significantly impacted by these in the going concern assessment period. Management’s base case includes income from R&D tax credits, milestone receipts, and certain cost savings and deferrals. Management stress tests show that even if these items are excluded, the business retains sufficient liquidity to fund its activities throughout the going concern review period.

At 31 December 2021, the Group had total cash resources (being cash and short-term deposits) of £229.7 million.

We have included going concern assessment as a key audit matter. Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the group and parent company’s ability to continue as a going concern for the period to 31 May 2023.

Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report. However, because not all future events or conditions can be predicted, this statement is not a guarantee as to the Group’s ability to continue as a going concern.

Overview of our audit approach

Audit scope	• We performed an audit of the complete financial information of two components and audit procedures on specific balances for a further component.

• The components where we performed full or specific audit procedures accounted for 100% of the Group’s adjusted operating costs, 100% (2020: 100%)

Key audit matters	• Revenue recognition

• Research and Development (“R&D”) costs and accruals.

• Blackstone collaboration agreement

• Going concern

• Impairment assessment of investment in subsidiaries (Parent Company only)

Materiality	• Overall group materiality of £2.25m which represents 2% of adjusted operating costs.

Independent Auditor’s Report to the Members of Autolus Therapeutics plc

For the 12 months ended 31 December 2021

An overview of the scope of the parent and group audits

Tailoring the scope

Our assessment of audit risk, our evaluation of materiality and our allocation of performance materiality determine our audit scope for each company within the Group. Taken together, this enables us to form an opinion on the consolidated financial statements. We take into account size, risk profile, the organisation of the group, changes in the business environment and other factors such as local statutory reporting requirements when assessing the level of work to be performed at each company.

In assessing the risk of material misstatement to the Group financial statements, and to ensure we had adequate quantitative coverage of significant accounts in the financial statements, of the four reporting components of the Group, we selected three components covering entities within the United Kingdom and United States of America, which represent the principal business units within the Group.

Of the three components selected, we performed an audit of the complete financial information of two components (“full scope components”) which were selected based on their size or risk characteristics. For the remaining component (“specific scope component”), we performed audit procedures on specific accounts within that component that we considered had the potential for the greatest impact on the significant accounts in the financial statements either because of the size of these accounts or their risk profile.

The reporting components where we performed audit procedures accounted for 100% (2020: 100%) of the Group’s adjusted operating costs, 100% (2020: 100%) of the Group’s licence revenue, and 100% (2020: 100%) of the Group’s total assets. For the current year, the full scope components contributed 100% (2020: 100%) of the Group’s adjusted operating costs, 100% (2020: 100%) of the Group’s licence revenue, and 100% (2020: 100%) of the Group’s total assets.

Changes from the prior year

Our scoping is comparable with the prior year.

Involvement with component teams

All audit work performed for the purposes of the audit was undertaken by the Group audit team.

Climate change

There has been increasing interest from stakeholders as to how climate change will impact Autolus Therapeutics plc. The Group has determined that climate change does not have a material impact on the recognition and measurement of the assets and liabilities in these financial statements as at 31 December 2021 as disclosed in note 2 to the financial statements. Our procedures on these disclosures therefore consisted solely of considering whether they are materially inconsistent with the financial statements or our knowledge obtained in the course of the audit or otherwise appear to be materially misstated.

Our audit effort in considering climate change was focused on evaluating management’s assessment of the impact of climate risk, physical and transition, and ensuring that the effects of climate risks disclosed on page 11, Strategic Report Environmental Matters and page 66, Note 2 to the financial statements. We also challenged the Directors’ considerations of climate change in their assessment of going concern and associated disclosures.

Independent Auditor’s Report to the Members of Autolus Therapeutics plc

For the 12 months ended 31 December 2021

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) that we identified. These matters included those which had the greatest effect on: the overall audit strategy, the allocation of resources in the audit; and directing the efforts of the engagement team. These matters were addressed in the context of our audit of the financial statements as a whole, and in our opinion thereon, and we do not provide a separate opinion on these matters.

Risk	Our response to the risk	Key observations communicated to the Audit Committee

Revenue recognition	Our principal audit procedures included:	We conclude that revenue has been recognised in accordance with IFRS 15 and disclosed appropriately in the financial statements.
Refer to the Accounting Policies (pages 69 to 70); and Note 5 of the Consolidated Financial Statements (pages 84 to 85).	• Performed a walkthrough of the revenue process and gained an understanding on the design and effectiveness of key controls;

Risk due to fraud on revenue related to milestones resulting to incorrect revenue recognition in line with IFRS 15.	• Obtained and reviewed management’s accounting memo and related license agreement focusing on key terms of the contract and accounting impact.

•   Reviewed finance and legal meeting minutes near year end where progress and milestones of the license agreement were discussed to ensure completeness of revenue recognised as at the balance sheet date.

• We performed detailed testing by assessing whether the accounting treatment is in line with IFRS 15 and that performance obligations related to revenue recognized had been satisfied.

• Data-driven journal entry testing was also performed focusing on entries posted manually or those which could be made to overstate revenue.

Independent Auditor’s Report to the Members of Autolus Therapeutics plc

For the 12 months ended 31 December 2021

Risk	Our response to the risk	Key observations communicated to the Audit Committee

R&D costs and accruals.

Refer to the Accounting Policies (page 83); and Note 15 of the Consolidated Financial Statements (page 87).

The Group has a number of arrangements with Contract Research Organisations (CRO’s) and other third parties for the provision of clinical or R&D services. There is a risk that the costs associated with these contracts may not be appropriately accounted for.

In addition, during the period, the Group entered into several new and amended contracts with vendors relating to research & development activities. There is a risk of improper accounting treatment for these agreements.

Our principal audit procedures included:

•  We have reviewed management’s contract register and made selections of significant new and amended contracts for testing.

•  For the contracts selected, we have reviewed the signed agreements and assessed management’s accounting and position papers for the agreements.

•  We have selected a sample of R&D expenses for occurrence testing, with amounts and other details agreed back to supporting documentation.

•  We tested the completeness of the expenses and accruals recorded by testing subsequent cash disbursements and tracing them to invoices or accruals noting the applicable period using a lower testing threshold.

•  We assessed the adequacy of related disclosures in the Group’s financial statements.

We have concluded that the accounting treatment and the related disclosures are appropriate.

Blackstone collaboration agreement Refer to the Accounting Policies (pages 81 to 82); and Note 20 and Note 21 of the Consolidated Financial Statements (pages 100 to 103).	We developed specific audit strategy to address these risks which included: • Reviewed the securities, collaboration and warrants agreements and related board minutes.	We have concluded that the accounting treatment, valuation and the related disclosures are appropriate relating to the Blackstone collaboration agreement.

During the period, the Group has entered into a collaboration and financing agreement with Blackstone for the development and manufacturing of its AUTO1, AUTO3 and certain other collaboration products in B-cell Malignancies. As consideration Blackstone made a cash payment of $150m in exchange for the rights as summarised below.

•   We obtained management’s memo (as prepared by their specialists) on the accounting for the transaction and along with EY technical reviewers, assed the appropriateness of the accounting adopted including the allocation of the proceeds to the debt, equity and warrant component.

Independent Auditor’s Report to the Members of Autolus Therapeutics plc

For the 12 months ended 31 December 2021

Risk	Our response to the risk	Key observations communicated to the Audit Committee

Under the agreement, Blackstone made an upfront cash payment of $50m to Autolus in relation to a collaboration and financing agreement. Further amounts of up to $100m are also payable, contingent on the achievement of certain development and regulatory milestones. This agreement is treated as debt.

•  In relation to the effective interest rate (EIR) of the debt component, we have:

•  Engaged EY valuations specialists to check the clerical accuracy and mathematical integrity of the underlying model and associated calculations.

We have concluded that the accounting treatment, valuation and the related disclosures are appropriate relating to the Blackstone collaboration agreement.

At the same time Blackstone subscribed for $100m of Autolus’ ADSs and received warrants with an estimated fair value of circa $10.6m (£7.9m) over Autolus’ ADSs.	• Performed a sensitivity analysis to assess the reasonableness and degree of judgement of management’s assumptions on the internal rate of return (IRR).

The complexity of the accounting considerations, and significance and subjectivity of the estimates involved as a result of the transaction led to the increased valuation and disclosure risk.	• Performed procedures to test the reasonableness of the projections and cash flows that underpinned the debt valuation

•  Tested management’s warrant fair value valuation including volatility testing and recalculation of the fair value using the Black Scholes model. No material difference identified. We then used this valuation to reperform management’s fair value allocation.

• Engaged EY tax specialists to review the tax analysis prepared by management on the collaboration agreement.

• Performed an assessment of the experience and credentials of management’s specialists.

Independent Auditor’s Report to the Members of Autolus Therapeutics plc

For the 12 months ended 31 December 2021

Risk	Our response to the risk	Key observations communicated to the Audit Committee

Impairment assessment of investment in subsidiary undertakings (parent company) Refer to the Accounting Policies (page 120); and Note 6 of the Parent Company Financial Statements (page 122).	We have performed the following: • Performed a walkthrough of the impairment analysis and calculation process (e.g. controls over the data and assumptions used)	From the procedures performed, we conclude that the methodology used by management is in accordance with the requirements of the standard and the key assumptions and cash flows applied are reasonable and within an acceptable range.

In the parent company financial statements, we have identified a risk that investments may be included on the balance sheet at inappropriate amounts. Under FRS 102, an entity should test for impairment in its investments in subsidiaries that are carried at cost where an indicator of impairment has been identified.

	• Assessed management’s projections for reasonableness, including comparison against forecasts used in valuing the Blackstone collaboration liability.	Our sensitivity analysis showed that the value in use calculation have sufficient headroom to allow for any downside variances during the upcoming years’ forecasts before an impairment is required.
	• Assessed whether management have used an appropriate discount rate and long-term growth rate by comparing against analyst reports and an industry benchmark WACC.	We considered the disclosures in relation to management’s impairment review to be appropriate.

The market value of the Company is currently below the carrying value of the investment in subsidiaries and therefore there is an indicator of impairment.	• We performed sensitivity analysis as part of our assessment of cash outflows and whether there is sufficient available headroom.

• Reviewed a range of external analyst reports to determine whether their assessments and target share price supported the carrying value of the investment in subsidiaries.

• We ensured that the disclosures made in the Parent Company only financial statements are in line with FRS 102.

Independent Auditor’s Report to the Members of Autolus Therapeutics plc

For the 12 months ended 31 December 2021

Our application of materiality

We apply the concept of materiality in planning and performing the audit, in evaluating the effect of identified misstatements on the audit and in forming our audit opinion.

Materiality

The magnitude of an omission or misstatement that, individually or in the aggregate, could reasonably be expected to influence the economic decisions of the users of the financial statements. Materiality provides a basis for determining the nature and extent of our audit procedures.

We determined materiality for the Group to be £2.25 million (2020: £2.29 million), which is 2% (2020: 2%) of adjusted operating costs. We believe that adjusted operating costs provides us with an appropriate basis upon which to set materiality, since the Group is in the development stage of its life cycle and is investing in research and development, with no operating income to date.

We determined materiality for the Parent Company to be £3.7 million (2020: £2.64 million), which is 0.5% (2020: 0.5%) of total assets. Materiality for the Parent Company is higher than for Group, due to the underlying basis on which it is calculated. The Parent Company’s purpose is to raise funds to finance the Group’s operations, and therefore we believe that a capital-based measure is the most suitable basis on which to calculate materiality.

Performance materiality

The application of materiality at the individual account or balance level. It is set at an amount to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements exceeds materiality.

On the basis of our risk assessments, together with our assessment of the Group’s overall control environment, our judgement was that performance materiality was 50% (2020: 50%) of our planning materiality, namely £1.21m (2020: £1.14m). We have set performance materiality at this percentage due to the rate of change in the business and existence of audit differences in the previous year.

Audit work on component entities for the purpose of obtaining audit coverage over significant financial statement accounts is undertaken based on a percentage of total performance materiality. The performance materiality set for each component is based on the relative scale and risk of the component to the Group as a whole and our assessment of the risk of misstatement at that component. In the current year, the range of performance materiality allocated to components was £0.51m to £1.12m (2020: £0.51m to £1.09m).

Independent Auditor’s Report to the Members of Autolus Therapeutics plc

For the 12 months ended 31 December 2021

Reporting threshold

An amount below which identified misstatements are considered as being clearly trivial.

We agreed with the Audit Committee that we would report to them all uncorrected audit differences in excess of £0.12m (2020: £0.11m), which is set at 5% of planning materiality, as well as differences below that threshold that, in our view, warranted reporting on qualitative grounds.

We evaluate any uncorrected misstatements against both the quantitative measures of materiality discussed above and in light of other relevant qualitative considerations in forming our opinion.

Other information

The other information comprises the information included in the annual report set out on pages 4 to 47 specifically the Strategic Report, Directors’ Report and Directors’ Remuneration Report, other than the financial statements and our auditor’s report thereon. The directors are responsible for the other information contained within the annual report.

Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in this report, we do not express any form of assurance conclusion thereon.

Our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the course of the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether there is a material misstatement in the financial statements themselves. If, based on the work we have performed, we conclude that there is a material misstatement of the other information, we are required to report that fact.

We have nothing to report in this regard.

Opinions on other matters prescribed by the Companies Act 2006

In our opinion, the part of the directors’ remuneration report to be audited has been properly prepared in accordance with the Companies Act 2006.

In our opinion, based on the work undertaken in the course of the audit:

•	the information given in the strategic report and the directors’ report for the financial year for which the financial statements are prepared is consistent with the financial statements; and

•	the strategic report and directors’ report have been prepared in accordance with applicable legal requirements.

Independent Auditor’s Report to the Members of Autolus Therapeutics plc

For the 12 months ended 31 December 2021

Matters on which we are required to report by exception

In the light of the knowledge and understanding of the Group and the Parent Company and its environment obtained in the course of the audit, we have not identified material misstatements in the strategic report or the directors’ report.

We have nothing to report in respect of the following matters in relation to which the Companies Act 2006 requires us to report to you if, in our opinion:

•	adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or

•	the parent company financial statements and the part of the directors’ remuneration report to be audited are not in agreement with the accounting records and returns; or

•	certain disclosures of directors’ remuneration specified by law are not made; or

•	we have not received all the information and explanations we require for our audit.

Responsibilities of directors

As explained more fully in the directors’ responsibilities statement set out on pages 20 to 21, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the directors are responsible for assessing the group and parent company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the group or the parent company or to cease operations, or have no realistic alternative but to do so.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

Explanation as to what extent the audit was considered capable of detecting irregularities, including fraud

Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect irregularities, including fraud. The risk of not detecting a material misstatement due to fraud is higher than the risk of not detecting one resulting from error, as fraud may involve deliberate concealment by, for example, forgery or intentional misrepresentations, or through collusion. The extent to which our procedures are capable of detecting irregularities, including fraud is detailed below.

Independent Auditor’s Report to the Members of Autolus Therapeutics plc

For the 12 months ended 31 December 2021

However, the primary responsibility for the prevention and detection of fraud rests with both those charged with governance of the company and management.

•

We obtained an understanding of the legal and regulatory frameworks that are applicable to the group and determined that the most significant frameworks that are directly relevant to specific assertions in the financial statements are those that relate to the reporting framework (UK-adopted IFRS, FRS 102, and the Companies Act 2006), the relevant tax compliance regulations in the jurisdictions in which the Group operates and the EU General Data Protection Regulations (GDPR).

•

We understood how Autolus Therapeutics plc is complying with those frameworks by making enquires of management and those responsible for legal and compliance procedures. We assessed whether there was a culture of honesty and ethical behaviour and whether appropriate emphasis is placed on fraud prevention. We corroborated our enquires through our review of Board minutes and papers provided to the Audit Committee.

•

We assessed the susceptibility of the Group’s financial statements to material misstatement, including how fraud might occur by meeting with management to understand where it considered there was susceptibility to fraud. We also considered performance targets and their propensity to influence efforts made by management to manage earnings or influence the perceptions of analysts. Where the risk was considered higher, we performed audit procedures including testing of manual journals and were designed to provide reasonable assurance that the financial statements were free from fraud and error.

•

Based on this understanding we designed our audit procedures to identify non-compliance with such laws and regulations. Our procedures involved enquiries of Group management and those charged with governance, legal counsel; and journal entry testing with a focus on manual consolidation journals and journals indicating large or unusual transactions based on our understanding of the Group.

A further description of our responsibilities for the audit of the financial statements is located on the

Financial Reporting Council’s website at https://www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditor’s report.

Use of our report

This report is made solely to the company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Adrian Bennett (Senior statutory auditor)
for and on behalf of Ernst & Young LLP, Statutory Auditor
Reading
31 May 2022

AUTOLUS THERAPEUTICS PLC

Consolidated Income Statement and Other Comprehensive Loss

For the 12 months ended 31 December 2021

	Note	2021 £’000	2020 £’000
License revenue	5	1,079	187
General and administrative expenses		(23,545)	(27,576)
Research and development expenses		(96,105)	(103,634)
Other operating income		4,735	2,176
Other operating expense		(2,256)	—

Operating Loss	6	(116,092)	(128,847)
Finance income	7	923	416
Finance expense	7	(3,257)	(3,800)

Loss before taxation		(118,426)	(132,231)
Tax	10	16,171	19,139
Loss for the year		(102,255)	(113,092)

Other comprehensive income / (loss) for the year
Foreign currency translation adjustment		(32)	—
Total comprehensive (loss) for the year		(102,287)	(113,092)

Basic and diluted net loss per ordinary share	11	£(1.42)	£(2.19)

The notes on pages 65 to 116 are an integral part of these consolidated financial statements.

All the activities of the Group are classed as continuing.

AUTOLUS THERAPEUTICS PLC

Consolidated Balance Sheet

As at 31 December 2021

	Note	2021 £’000	2020 £’000
Non-current assets
Intangible assets	12	10,664	10,756
Property, plant & equipment	13	24,853	27,279
Right-of-use assets	22	12,303	35,110
Deferred tax asset	10	365	1,663

		48,185	74,808

Current assets
Other receivables	14	28,991	33,938
Cash and cash equivalents	19	229,702	112,177
Restricted cash		250	575

		258,943	146,690

Total assets		307,128	221,498

Non – current liabilities
Lease liability – Non-Current	22	(12,246)	(37,013)
Liability related to sales of future royalties and sales milestones, net	20	(34,604)	—
Other long-term payables	15	(94)

		(46,944)	(37,013)

Current liabilities
Trade and other payables	15	(17,832)	(22,053)
Lease liability – Current	22	(3,295)	(2,627)
Warrant derivative liability	21	(7,176)	—

Net current assets		230,640	122,010

Net assets		231,881	159,805

Equity
Share capital	17	3	2
Deferred shares	17	88	88
Share premium account	16	424,080	257,553
Share based payment reserve	16	58,588	50,817
Merger Reserve	16	(85,924)	(85,924)
Currency translation reserve	16	32	—
Retained loss	16	(164,986)	(62,731)

Equity attributable to owners of the company		231,881	159,805

The notes on pages 65 to 116 are an integral part of these consolidated financial statements.

AUTOLUS THERAPEUTICS PLC

Consolidated Balance Sheet

As at 31 December 2021

These financial statements were approved by the board of directors and authorised for issue on 30 May 2022 and were signed on its behalf by:

/s/ Christian Itin
Christian Itin
Director

Company registered number: 11185179

Date: 30 May 2022
Registered Office: The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom

AUTOLUS THERAPEUTICS PLC

Consolidated Statement of Changes in Equity

For the 12 months ended 31 December 2021

£’000	Share Capital £’000	Share Premium Account £’000	Deferred Shares £’000	Merger Reserve £’000	Share Based Payment Reserve £’000	Foreign Currency Translation Reserve £’000	Retained Earnings / (Loss) £’000	Total £’000
Balance at 31 December 2019	1	200,518	88	(85,924)	35,743	—	50,361	200,787

Loss for the year	—	—	—	—	—	—	(113,092)	(113,092)
Exercise of share options	—	—	—	—	—	—	—	—
Issuance of Ordinary Shares from equity capital raises	1	57,809	—	—	—	—	—	57,810
Issuance costs from equity raises	—	(774)	—	—	—	—	—	(774)
Share based payment expense	—	—	—	—	15,074	—	—	15,074

Balance at 31 December 2020	2	257,553	88	(85,924)	50,817	—	(62,731)	159,805

Loss for the year	—	—	—	—	—	—	(102,255)	(102,255)
Other comprehensive loss for the year	—	—	—	—	—	32	—	32
Exercise of share options	—	89	—	—	—	—	—	89
Issuance of Ordinary Shares from equity raises	1	174,718	—	—	—	—	—	174,719
Issuance costs equity capital raises	—	(8,280)	—	—	—	—	—	(8,280)
Share based payment expense	—		—	—	7,771	—	—	7,771

Balance at 31 December 2021	3	424,080	88	(85,924)	58,588	32	(164,986)	231,881

The notes on pages 65 to 116 are an integral part of these consolidated financial statements.

AUTOLUS THERAPEUTICS PLC

Consolidated Cash Flow Statement

For the 12 months ended 31 December 2021

	2021 £’000	2020 £’000
Loss for the period	(102,255)	(113,092)
Adjustments for:
Income tax credit	(16,171)	(19,139)
Depreciation of property, plant and equipment	5,641	3,890
Amortisation of right-of-use assets	3,133	3,525
Amortisation of intangibles	67	77
Interest income	(193)	(417)
Foreign exchange differences	748	(760)
Share based payment charge	7,771	15,074
Interest charged on lease liabilities	1,655	2,332
Interest paid on lease liabilities	(2,481)	(1,506)
Loss on disposal of property, plant and equipment	2,256	3
Loss on disposal of intangible assets	25	—
Fair value measurement on warrant derivative liability	(730)	—
Interest payable on Liability related to sales of future royalties and sales milestones, net	819	—
Gain on lease terminations	(2,629)	—
Termination fee arising from termination of lease	(1,466)	—

Operating cash flows before movements in working capital	(103,810)	(110,013)
Decrease / (Increase) in receivables	5,161	(3,897)
(Decrease) / Increase in payables	(2,909)	1,545

Cash used in operations	(101,558)	(112,365)
Income taxes received, net	17,774	21,683

Net cash used in operating activities	(83,784)	(90,682)
Investing activities
Interest received	186	417
Purchase of plant, property & equipment	(6,589)	(10,758)
Proceeds from termination of lease assets	1,466	—
Purchase of intangibles	—	(160)

Net cash used in investing activities	(4,937)	(10,501)

Financing activities
Proceeds from issue of ordinary share capital	179,910	57,811
Proceeds from issue of Liabilities related to sale of future royalties and sales milestones	37,061	—
Issuance costs paid from issuance of ordinary share capital	(8,268)	(775)
Issuance costs paid from liabilities related to sale of future royalties and sales milestones	(414)
Reduction in principal of lease liability	(1,769)	(1,715)

Net cash from financing activities	206,520	55,321

Net (decrease)/increase in cash and cash equivalents and restricted cash	117,799	(45,862)
Cash and cash equivalents and restricted cash at beginning of period	112,752	159,263
Effect of exchange rate change on cash and cash and restricted cash	(599)	(649)

Cash and cash equivalents and restricted cash at end of period	229,952	112,752

The notes on pages 65 to 116 are an integral part of these consolidated financial statements.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements

For the 12 months ended 31 December 2021

1. General overview

Autolus Therapeutics plc is a public company incorporated, domiciled and registered in England in the United Kingdom. The registered number is 11185179 and the registered address is The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom.

The consolidated financial statements of Autolus Therapeutics plc and the entities controlled by the Company (its subsidiaries, collectively ‘Autolus’ or the ‘Group’) for the 12 months ended 31 December 2021 have been prepared and approved by the directors in accordance with international accounting standards in accordance with UK-adopted international accounting standards (“UK-adopted IFRS”).

Autolus Therapeutics plc (the “Company”) is a biopharmaceutical company developing next generation programmed T cell therapies for the treatment of cancer. Using its broad suite of proprietary and modular T cell programming technologies, the Company is engineering precisely targeted, controlled and highly active T cell therapies that are designed to better recognize cancer cells, break down their defence mechanisms and attack and kill these cells. The Company believes its programmed T cell therapies have the potential to be best-in-class and offer cancer patients substantial benefits over the existing standard of care, including the potential for cure in some patients.

2. Basis of preparation

The consolidated financial statements for the twelve-months ended 31 December 2021 have been prepared in accordance with UK-adopted IFRS as issued by the International Accounting Standards Board (IASB) in compliance with the requirements of the Companies Act 2006.

The consolidated financial statements have been prepared on a historical cost basis except that the following assets and liabilities are stated at their fair value: warrant derivative liability which is measured at fair value. The presentation and functional currency are the British Pound Sterling (£) and all values are rounded to the nearest thousand (£’000), except when otherwise indicated.

The Group has prepared the financial statements on the basis that it will continue to operate as a going concern. The consolidated financial statements provide comparative information in respect of the previous period.

Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as at and for the twelve-months ended 31 December 2021. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

Specifically, the Group controls an investee if, and only if, the Group has:

•	Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee)

•	Exposure, or rights, to variable returns from its involvement with the investee

•	The ability to use its power over the investee to affect its returns

Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	The contractual arrangement(s) with the other vote holders of the investee

•	Rights arising from other contractual arrangements

•	The Group’s voting rights and potential voting rights

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary.

Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

The Profit or loss for the year and each component of Other Comprehensive Income / (Loss), “OCI” are attributed to the equity holders of the parent of the Group. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Group loses control over a subsidiary, it derecognises the related assets (including any goodwill), liabilities, non-controlling interest and other components of equity, while any resultant gain or loss is recognised in profit or loss. Any investment retained is recognised at fair value.

Climate change

In preparing the financial statements, the Board has considered the impact of the physical and transition risks of climate change and identified this as an emerging risk as set out on page 11 but have concluded that it does not have a material impact on the recognition and measurement of the assets and liabilities in these financial statements as at 31 December 2021.

Going concern

As of 31 December 2021, the Group had cash and cash equivalents of £229.7 million and net current assets of £230.6 million. The Group did not generate positive operational cash flow which was largely due to the continuing focus on the research, preclinical and clinical development, as well as supportive activities to advance the programs within the Group’s pipeline. The Group’s operations are financed primarily through sales of equity securities, reimbursable U.K. research and development tax credits and receipts from the U.K. government, and more recently through strategic financing. During the year ended 31 December 2021, the Group raised aggregated net proceeds of £171.6 million, £36.6 million and £18.1 million from the sale of equity securities, strategic financing and reimbursable U.K. research and development tax credits and receipts from the U.K. government, respectively.

In assessing the going concern assumptions, the Board has undertaken a rigorous assessment of the detailed cash flow forecasts covering a going concern period up to 31 May 2023. The Board has also considered the Group’s objectives and strategy, its principal risks and uncertainties in achieving its objectives and its review of business performance and financial position.

The Board prepare its budgets on an annual basis, based on a 12-month period, and monitor the budget throughout this period by trueing up and reforecasting in two cycles. The budget which forms the basis of the going concern assessment is built on forecasted costs, with the biggest constituent being development spend related to the Group’s ongoing Phase 2 FELIX study including the manufacturing capabilities thereof and associated headcount costs. These types of costs are, in the most part, known and relatively predictable. Within the going concern period, the Board have assumed certain forecasted cash receipts in the shape of development and regulatory milestones and receipt of a U.K. research and development tax credit, which contribute to the Group’s base assumptions on the Company’s expected cash runway.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

For prudence, the Board have also considered certain risk factors related to the Group’s base budgetary assumptions. These risk factors, which were factored into a sensitivity analysis for a reasonable worst case downside scenario, include a clinical program delay, inflationary increases in forecasted costs and also non-receipt of forecasted milestone payments and the expected reimbursable U.K. research and development tax credits. Under each of these scenarios the business remained a going concern. In addition, there are certain countermeasures and levers have been identified such as headcount cost reductions, cost delay initiatives and utilisation of available capital funding, which could be implemented to give flexibility in managing the Company’s cash runway. All scenarios result in a sufficient coverage above the twelve-month horizon from the date of issuance of the financial statements.

As part of considering the scenarios and downside risks, the Board has assessed the impact of the ongoing coronavirus 2019 (‘‘COVID-19’’) pandemic. Whilst it is difficult to estimate the impact of COVID-19 pandemic due to the rapidly changing nature of the pandemic the Board has concluded that it will not have a significant negative impact on the cash outflows of the Group over the period assessed for going concern purposes. The Board also performed a detailed impact assessment the war in Ukraine and sanctions imposed on Russia may have on the Group’s operations. No significant impact has been identified on the Group’s operations.

Consequently, the Board concluded that with its existing cash of £229.7 million it can fund operations for at least until 31 May 2023 and as such has prepared the consolidated financial statements on the going concern basis. As the Group continues to incur losses, the transition to profitability is dependent upon the successful development, approval and commercialisation of its product candidates and achieving a level of revenues adequate to support its cost structure.

Further details regarding the risks to the Group can be found in the Strategic Report (including the Finance Review and Principal risks).

Significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below.

Current versus non-current classification

The Group presents assets and liabilities in the statement of financial position based on current/non-current classification. An asset is current when it is:

•	Expected to be realised or intended to be sold or consumed in the normal operating cycle.

•	Held primarily for the purpose of trading.

•	Expected to be realised within twelve-months after the reporting period.

Or

•	Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve-months after the reporting period.

All other assets are classified as non-current.

A liability is current when:

•	It is expected to be settled in the normal operating cycle.

•	It is held primarily for the purpose of trading.

•	It is due to be settled within twelve-months after the reporting period.

Or

•	There is no unconditional right to defer the settlement of the liability for at least twelve-months after the reporting period.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

The terms of the liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

The Group classifies all other liabilities as non-current. Deferred tax assets and liabilities are classified as non-current assets and liabilities.

Fair value measurement

The Group measures financial instruments such as derivatives at fair value at each balance sheet date.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability

Or

•	In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognised in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

For the purpose of fair value disclosures, the Group has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

Fair value related disclosures for financial instruments and non-financial assets that are measured at fair value or where fair values are disclosed, are summarised in the following notes:

•	Disclosures for valuation methods, significant estimates and assumptions Notes 3, 21, 23 and 24.

•	Quantitative disclosures of fair value measurement hierarchy Note 24.

•	Financial instruments (including those carried at amortised cost) Note 23.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Revenue from contracts with customers

The Group accounts for its revenues pursuant to the provisions of International Financial Reporting Standards 15 “Revenues from Contracts with Customers” (“IFRS 15”).

The Group has no products approved for commercial sale and has not generated any revenue from commercial product sales. The total revenue to date has been generated principally from licence agreements with Group’s two customers. The terms of the agreement include a non-refundable licence fee, payments based upon achievement of clinical development and regulatory objectives, and royalties on product sales.

In determining the appropriate amount of revenue to be recognised as the Group fulfils its obligations under its agreements, the Group performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations based on estimated selling prices; and (v) recognition of revenue when (or as) the Group satisfies each performance obligation.

Licence Fees and Multiple Element Arrangements

If a licence to the Group’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Group recognises revenues from non-refundable, upfront fees allocated to the licence at such time as the licence is transferred to the licensee and the licensee is able to use, and benefit from, the licence. For licences that are bundled with other promises, the Group utilises judgment to assess the nature of the combined performance obligations to determine whether the combined performance obligations are satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from non-refundable, upfront fees. The Group evaluates the measure of progress each reporting period and, if necessary, adjusts the Group of performance and related revenue recognition.

Appropriate methods of measuring progress include output methods and input methods. In determining the appropriate method for measuring progress, the Group considers the nature of service that the Group promises to transfer to the customer. When the Group decides on a method of measurement, the Group will apply that single method of measuring progress for each performance obligation satisfied over time and will apply that method consistently to similar performance obligations and in similar circumstances.

Contingent Research Milestone Payments

IFRS 15 constrains the amount of variable consideration included in the transaction price in that either all, or a portion, of an amount of variable consideration should be included in the transaction price. The variable consideration amount should be included only to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The assessment of whether variable consideration should be constrained is largely a qualitative one that has two elements: the likelihood of a change in estimate, and the magnitude thereof. Variable consideration is not constrained if the potential reversal of cumulative revenue recognised is not significant, for example.

If the consideration in a contract includes a variable amount, the Group will estimate the amount of consideration in exchange for transfer of promised goods or services. The consideration also can vary if the Group’s entitlement to the consideration is contingent on the occurrence or non-occurrence of a future event. The Group considers contingent research milestone payments to fall under the scope of variable consideration, which should be estimated for revenue recognition purposes at the inception of the contract and reassessed ongoing at the end of each reporting period.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

The Group assesses whether contingent research milestones should be considered variable consideration that should be constrained and thus not part of the transaction price. This includes an assessment of the probability that all or some of the milestone revenue could be reversed when the uncertainty around whether or not the achievement of each milestone is resolved, and the amount of reversal could be significant.

Royalty revenue

For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, we recognize revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied).

Grant income

Government grants are recognised where there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. Government grants are recognised in profit or loss on a systematic basis over the periods in which the Group recognises as expenses the related costs for which the grants are intended to compensate. Grant income is recognised gross in the income statement as other operating income.

Foreign Currencies

Transactions and balances

Monetary assets and liabilities denominated in foreign currencies are translated into pound sterling at rates of exchange ruling at the balance sheet date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated into sterling using the exchange rate at the date of the transaction.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognised in OCI, or profit or loss are also recognised in OCI or profit or loss, respectively).

In determining the spot exchange rate to use on initial recognition of the related asset, expense or income (or part of it) on the derecognition of a non-monetary asset or non-monetary liability relating to advance consideration, the date of the transaction is the date on which the Group initially recognises the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of advance consideration.

Transactions in foreign currencies are translated into pound sterling using the exchange rate at the date of the transaction. Net Exchange gains are recognised in Finance Income and net exchange losses are recognised in Finance Expense in the Consolidated Income Statement.

Group companies

On consolidation, the assets and liabilities of foreign operations are translated into pound sterling at the rate of exchange prevailing at the reporting date and their statements of profit or loss are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognised in OCI. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is reclassified to profit or loss.

Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Research and Development Costs

Research expenditure is expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries, share-based compensation and benefits, depreciation expense, external costs of outside vendors engaged to conduct clinical development activities, clinical trials, costs to manufacture clinical trial materials and certain tax credits associated with research and development activities.

Development expenditure is written off in the same period unless the directors are satisfied as to the technical, commercial and financial viability of individual projects. In this situation, the expenditure is capitalised and amortised over the period from which the Group is expected to benefit.

Accrued Research and Development Expenses

As part of the process of preparing consolidated financial statements, the Group is required to estimate accruals for research and development expenses. This process involves reviewing and identifying services which have been performed by third parties on the Group’s behalf and determining the value of these services. In addition, the Group makes estimates of costs incurred to date but not yet invoiced, in relation to external Clinical Research Organizations and clinical site costs. The Group analyses the progress of clinical trials, including levels of patient enrolment, invoices received, and contracted costs when evaluating the adequacy of the accrued liabilities for research and development. The Group makes judgments and estimates in determining the accrued balance in any accounting period.

Cash and Cash Equivalents

The Group considers cash and cash equivalents to include cash at banks with a maturity of less than three months, which is subject to an insignificant risk of changes in value.

Restricted Cash

The Group’s restricted cash consists of cash providing security for letters of credit in respect of lease agreements, credit cards and rental deposits relating to the sub-lease of facilities by Autolus to third parties. The Group entered into a credit card arrangement that requires a security deposit of £0.3 million. The restricted cash of £0.6 million as at 31 December 2020, was previously held for a letter of credit in connection with a lease which was released and exited following the termination of the Group’s facility lease, in April 2021, and the £0.6 million was reclassified to cash. In October 2021, the Group entered into two sub-leasing agreements relating to the Enfield facility, which require rental deposits of £0.1 million in aggregate to be held by the Group. The Group includes the restricted cash balance in cash and cash equivalents, and when reconciling beginning-of-period and end-of-period total amounts shown on the Group’s consolidated statements of cash flows.

Property plant and equipment

Property and equipment are recorded at cost and depreciated or amortised using the straight-line method over the estimated useful lives of the respective assets. As at 31 December 2021 and 31 December 2020, the Group’s property and equipment consisted of office equipment, lab equipment, furniture and fixtures, and leasehold improvements with the following economic useful lives:

Office equipment	- 3 years
Laboratory equipment	- 5 years
Prodigy machines	- 10 years
Furniture and fixtures	- 5 years
Leasehold improvements	- Over the shorter of term of the lease or economic useful life

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Assets under construction consist of costs incurred with leasehold improvements and once placed into service, will be depreciated over the shorter of the lease term or the economic useful life of the asset.

Upon retirement or sale, the cost of assets disposed of, and the related accumulated depreciation, are removed from the accounts and any resulting gain or loss is included in the Consolidated Income Statement. Repairs and maintenance expenditures, which are not considered improvements and do not extend the economic useful life of property and equipment, are expensed as incurred.

An item of property, plant and equipment and any significant part initially recognised is derecognised upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profit or loss when the asset is derecognised.

Leases

The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Group as a lessee

The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group recognises lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

Right-of-use assets

The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets.

If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset.

The right-of-use assets are also subject to impairment. Refer to the accounting policies in section Impairment of non-financial assets.

Lease liabilities

At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees.

The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Variable lease payments that do not depend on an index or a rate are recognised as expenses in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.

Short-term leases and leases of low-value assets

The Group applies the short-term lease recognition exemption to its short-term leases of office and lab equipment (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered to be low value. Lease payments on short-term leases and leases of low value assets are recognised as expense on a straight-line basis over the lease term.

Group as a sub-lessor

Leases in which the Group does not transfer substantially all the risks and rewards incidental to ownership of an asset are classified as operating leases. Rental income arising is accounted for on a straight-line basis over the lease terms and is included in revenue in the statement of profit or loss due to its operating nature.

Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised over the lease term on the same basis as rental income. Contingent rents are recognised as revenue in the period in which they are earned.

Intangible Assets

Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and impairment losses. Internally generated intangible assets, excluding capitalised development costs, are not capitalised and the related expenditure is reflected in the profit or loss in the period in which the expenditure is incurred.

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortised over the economic useful life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Any changes that are expected in the useful life of these assets are considered to modify the amortisation period or method and are treated as changes in accounting estimates.

Where a finite useful life of the acquired asset cannot be determined, or the intangible asset is not yet available for use, the assets are not amortised, but instead tested each year end for impairment either individually or by allocating the assets to the cash-generating units to which they relate. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

The Group’s intangible assets consist of separately acquired licences and software. Amortisation commences for separately acquired licences when the product candidates underpinned by the intellectual property rights become available for commercial use. Amortisation is calculated on a straight-line basis over the shorter of the remaining useful life of the intellectual property or estimated sales life of the product candidates. No amortisation has been charged to date for the Group’s purchased licences, as the product candidates underpinned by the intellectual property rights are not yet available for commercial use.

The Group’s software is recorded at cost and amortised on a straight-line basis over the period of 3 years.

An intangible asset is derecognised upon disposal (i.e. the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon de-recognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profit or loss.

Patents and Trademarks

Patents, licences and trademarks are measured initially at purchase cost and are amortised on a straight-lined basis over their estimated economic useful lives. Patents, licences and trademarks are not amortized but evaluated for potential impairment on an annual basis or when facts and circumstances warrant. Impairment charges are recorded in other operating expenses within the Consolidated Income Statement.

Impairment of non-financial assets

The Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit (CGU) to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of the fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators.

If the recoverable amount of the asset (or cash-generating unit) is estimated at less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation reserve.

For assets excluding goodwill, an assessment is made at each reporting date to determine whether there is an indication that previously recognised impairment losses no longer exist or have decreased. If such indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the statement of profit or loss unless the asset is carried at a revalued amount, in which case, the reversal is treated as a revaluation increase.

Intangible assets with indefinite useful lives are tested for impairment annually as at 31 December at the CGU level, as appropriate, and when circumstances indicate that the carrying value may be impaired.

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognised (i.e., removed from the Group’s consolidated statement of financial position) when:

•	The rights to receive cash flows from the asset have expired Or

•

The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a passthrough arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Group continues to recognise the transferred asset to the extent of its continuing involvement. In that case, the Group also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Impairment of Financial Assets

As stated in the financial instruments policy above the Group’s financial assets do not include any debt instruments or trade receivables, and all cash held is held with banks on short term deposit only with reputable banking institutions, therefore the Group has not recognised any Expected credit losses (“ECLs” over our financial assets in the 12 months ended 31 December 2021.

Financial Instruments

Financial assets and financial liabilities are recognised in the consolidated balance sheet when the Group becomes party to the contractual provisions of an instrument.

Financial assets

Financial assets are classified, at initial recognition, and subsequently measured at amortised cost, fair value through other comprehensive income (OCI), and fair value through profit and loss. The classification of financial assets at initial recognition depends on the financial assets contractual cash flow characteristics. The Group does not currently have any financial assets classified as fair value through profit and loss or assets classified at fair value through OCI.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Financial assets at amortised cost are financial assets held within a business model aimed at holding the assets in order to collect contractual cash flows. The dates for these cash flows comprise solely payments of principle and interest. Assets measured at amortised cost are initially recognised at fair value plus any directly attributable transaction costs. For receivables the value on transaction date is deemed to be equal to fair value. The short-term nature of the Group’s receivables, which are solely research and development tax credit receivable and grant income receivable, are collected within 12 months, are short term in nature, do not accrue any interest contractually, and do not subject the Group to credit risk.

Interest income recognised and presented in Finance Income in the Consolidated Income Statement, has been recognised as received from financial institutions which hold the Group’s cash deposits.

Financial assets of the Group that subject the Group to credit risk consist primarily of cash and cash equivalents. The Group does not hold any debt securities, loans or trade receivables.

Expected credit losses under IFRS 9 have not been recognised. This is due to the fact majority of other receivables of the Group consist of cash flows receivables from government institutions. These receivables which are financial assets measured at amortised cost have a low risk of default and a strong capacity to meet the expected cash flows.

Financial liabilities

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Group’s financial liabilities include trade and other payables, other long-term payables, warranty derivative liability and liability related to sales of future royalties and sales milestones.

For purposes of subsequent measurement, financial liabilities are classified in two categories:

•	Financial liabilities at fair value through profit or loss

•	Financial liabilities at amortised cost (liability related to sales of future royalties and sales milestones)

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss. Fair value adjustments are recorded in Finance Income or Finance Expense in the Consolidated Income statement.

Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied.

Financial liabilities at amortised cost (loans and borrowings)

This is the category most relevant to the Group. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate, (“EIR”) method. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation, interest expense, is included as Finance Expense in the Consolidated Income Statement.

This category generally applies to interest-bearing loans and borrowings or similar financial liabilities for example, liability related to sales of future royalties and sales milestones, net. For more information, refer to Note 20.

Financial liabilities are derecognised when the obligation under the liability is discharged or cancelled or expires.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Provisions

General

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognised as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the statement of profit or loss net of any reimbursement.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Restructuring provisions

Restructuring provisions are recognised only when the Group has a constructive obligation, which is when:

i.

there is a detailed formal plan that identifies the business or part of the business concerned, the location and number of employees affected, the detailed estimate of the associated costs, and the timeline; and

ii.	the employees affected have been notified of the plan’s main features.

Income tax benefit (U.K research and development tax credit)

The Group benefits from the U.K. research and development tax credit regime under both the small and medium sized enterprise, or SME, scheme and by claiming a Research and Development Expenditure Credit (“RDEC”) in respect of grant funded projects. Under the SME regime, a portion of the Group’s losses can be surrendered for a cash rebate of up to 33.35 % of eligible expenditures. Such credits are accounted for within the tax provision in the year in which the expenditures were incurred and are therefore presented in the Income tax benefit line item in the Consolidated Income Statement.

The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, and include R&D tax credits.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred income tax assets are recognised for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry-forward of unused tax credits and unused tax losses can be utilised. The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Unrecognised deferred tax assets are reassessed at the end of each reporting period and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Value added tax (VAT)

Expenses and assets are recognised net of the amount of sales tax, except:

•

When the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case, the sales tax is recognised as part of the cost of acquisition of the asset or as part of the expense item, as applicable

•

When receivables and payables are stated with the amount of sales tax included, the net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

Employee benefits

The Group has a defined contribution pension plans for all employees. Certain employees are entitled to participate in other benefits which include healthcare insurance and bonus schemes. Costs of these benefits are recognised when incurred.

Termination benefits are expensed at the earlier of when the Group can no longer withdraw the offer of those benefits and when the Group recognises costs for a restructuring. If benefits are not expected to be settled wholly within 12 months of the reporting date, then they are discounted.

Share based payments

The Group recognises share-based payment expense for equity awards based on the grant date fair value of the award. The Group based on a service condition only on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards (the “graded-vesting attribution method”), based on the estimated grant date fair value for each separately vesting tranche. For equity awards with a graded vesting schedule and a combination of service and performance conditions, the Group recognises share-based payment expense using a graded-vesting attribution method over the requisite service period when the achievement of a performance-based milestone is probable, based on the relative satisfaction of the performance condition as of the reporting date.

The fair value of each share option grant is estimated on the date of grant using the Black-Scholes option pricing model. Refer to Note 3 for the Group’s assumptions used in connection with option grants made during the periods covered by the consolidated financial statements.

Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

No expense is recognised for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.

New and amended standards and interpretations

In the current year, the Group has applied the below amendments to IFRS Standards and Interpretations issued by the Board that are effective for an annual period that begins on or after 1 January 2021. Their adoption has not had any material impact on the disclosures or on the amounts reported in these financial statements.

•	Interest Rate Benchmark Reform – Phase 2: Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16

•	Covid-19-Related Rent Concessions beyond 30 June 2021 Amendments to IFRS 16

Standards issued but not yet effective

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

Amendments to IAS 1: Classification of Liabilities as Current or Non-current:

In January 2020, the IASB issued amendments to paragraphs 69 to 76 of IAS 1 to specify the requirements for classifying liabilities as current or non-current. The amendments clarify:

•	What is meant by a right to defer settlement

•	That a right to defer must exist at the end of the reporting period

•	That classification is unaffected by the likelihood that an entity will exercise its deferral right

•	That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification

The amendments are effective for annual reporting periods beginning on or after 1 January 2023 and must be applied retrospectively. The Group is currently assessing the impact the amendments will have on current practice.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Property, Plant and Equipment: Proceeds before Intended Use – Amendments to IAS 16

In May 2020, the IASB issued Property, Plant and Equipment — Proceeds before Intended Use, which prohibits entities deducting from the cost of an item of property, plant and equipment, any proceeds from selling items produced while bringing that asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Instead, an entity recognises the proceeds from selling such items, and the costs of producing those items, in profit or loss.

The amendment is effective for annual reporting periods beginning on or after 1 January 2022 and must be applied retrospectively to items of property, plant and equipment made available for use on or after the beginning of the earliest period presented when the entity first applies the amendment. The amendments are not expected to have a material impact on the Group.

IFRS 9 Financial Instruments – Fees in the ’10 per cent’ test for derecognition of financial liabilities

As part of its 2018-2020 annual improvements to IFRS standards process the IASB issued amendment to IFRS 9. The amendment clarifies the fees that an entity includes when assessing whether the terms of a new or modified financial liability are substantially different from the terms of the original financial liability. These fees include only those paid or received between the borrower and the lender, including fees paid or received by either the borrower or lender on the other’s behalf. An entity applies the amendment to financial liabilities that are modified or exchanged on or after the beginning of the annual reporting period in which the entity first applies the amendment.

The amendment is effective for annual reporting periods beginning on or after 1 January 2022 with earlier adoption permitted. The Group will apply the amendments to financial liabilities that are modified or exchanged on or after the beginning of the annual reporting period in which the entity first applies the amendment. The amendments are not expected to have a material impact on the Group.

Definition of Accounting Estimates - Amendments to IAS 8

In February 2021, the IASB issued amendments to IAS 8, in which it introduces a definition of ‘accounting estimates. The amendments clarify the distinction between changes in accounting estimates and changes in accounting policies and the correction of errors. Also, they clarify how entities use measurement techniques and inputs to develop accounting estimates.

The amendments are effective for annual reporting periods beginning on or after 1 January 2023 and apply to changes in accounting policies and changes in accounting estimates that occur on or after the start of that period. Earlier application is permitted as long as this fact is disclosed. The amendments are not expected to have a material impact on the Group.

Disclosure of Accounting Policies - Amendments to IAS 1 and IFRS Practice Statement 2

In February 2021, the IASB issued amendments to IAS 1 and IFRS Practice Statement 2 Making Materiality Judgements, in which it provides guidance and examples to help entities apply materiality judgements to accounting policy disclosures. The amendments aim to help entities provide accounting policy disclosures that are more useful by replacing the requirement for entities to disclose their ‘significant’ accounting policies with a requirement to disclose their ‘material’ accounting policies and adding guidance on how entities apply the concept of materiality in making decisions about accounting policy disclosures.

The amendments to IAS 1 are applicable for annual periods beginning on or after 1 January 2023 with earlier application permitted. Since the amendments to the Practice Statement 2 provide non-mandatory guidance on the application of the definition of material to accounting policy information, an effective date for these amendments is not necessary. The Group is currently assessing the impact of the amendments to determine the impact they will have on the Group’s accounting policy disclosures.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

3. Critical accounting judgements and key sources of estimation and uncertainty

In the application of the Group’s accounting policies, which are described in Note 2, the directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

a) Interest expense and liability related to sale of future royalties and sales milestones, net

The Group accounted for the Blackstone Collaboration Agreement as a liability. The liability relates to the sale of future royalties and sales milestones and the related interest expense are measured based on our current estimates of the timing and amount of expected future royalty and milestone payments expected to be paid over the estimated term of the agreement. Refer to Note 20, “Liability related to sales of future royalties and sales milestone, net”

The liability is amortized using the effective interest rate method, resulting in recognition of interest expense over the estimated term of the agreement. Each reporting period the Group assesses the estimated timing and amount of future expected royalty and milestone payments over the estimated term. If there are changes to the estimate, the Group recognises the impact to the liability’s amortization schedule and the related interest expense using the catch-up method.

The Group’s estimate of the amount of expected future royalties and milestones to be paid considers significant unobservable inputs including the estimated patient population, estimated selling price, estimated peak sales and sales ramp, the expected term of the royalty stream, timing of the expected launch and its impact on the royalty rate as well as the overall probability of a success. Additionally, the transaction costs associated with the liability will be amortized to interest expense over the estimated term of the agreements.

b) Fair value of warrant derivative liability

The Company granted Blackstone a warrant to purchase up to 3,265,306 of the Group’s ADSs representing 3,265,306 of our ordinary shares, at an exercise price of 7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. In addition, there is a cashless exercise provision which allows the Blackstone to deduct the consideration payable against the market value of the ADSs on exercise. Refer to Note 21, “Warrant derivative liability”

Due to the cashless exercise provision noted above, the warrants do not result in a fixed number of shares being issued as the number of shares issued is dependent on the market value of the share price when the warrants are exercised, which is an unknown variable on completion. Therefore, the warrants do not meet the ‘fixed-for-fixed’ criteria under IAS 32 paragraph 16(b)(ii) for the warrants to be recognised as an equity instrument and as such the warrants are considered to be a derivative liability.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

The fair value is estimated on initial recognition and is subsequently measured at each reporting date using the Black-Scholes option pricing model. The assumptions used in the Black Scholes option pricing model in relation to Blackstone Warrant include the following:

•

Expected volatility: The Company lacks company-specific historical and implied volatility information for our ADSs for expected terms greater than 3.5 years. Therefore, we use a combination of the historical volatility of its ADSs and also the expected share volatility based on the historical volatility of publicly traded peer companies and expect to continue to do so until such time as the Company have adequate historical data regarding the volatility of its own traded security price.

•	Expected term. The expected term of our warrants has been determined utilizing the contractual term of the warrants.

•

Risk-free interest rate. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods that are approximately equal to the expected term of the award.

•

Expected dividend. Expected dividend yield of zero is based on the fact that the Group has never paid cash dividends on ordinary shares and does not expect to pay any cash dividends in the foreseeable future.

•	Fair value of ordinary shares. Options granted after the Company’s IPO are issued at the fair market value of the Company’s ADS at the date the grant is approved by the Board.

c) Share based payments

Refer to Note 18 for the Group’s assumptions used in connection with option grants made during the periods covered by these financial statements. Assumptions used in the option pricing model which have the greatest impact on the fair value include the following:

•

Expected volatility: The Company lacks company-specific historical and implied volatility information for our ADSs for expected terms greater than 3.5 years. Therefore, we use a combination of the historical volatility of our ADSs and also the expected share volatility based on the historical volatility of publicly traded peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our own traded security price.

•	Expected term. The expected term of the Company’s share options has been determined utilising the “simplified” method for awards that qualify as “plain-vanilla” options.

•

Risk-free interest rate. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods that are approximately equal to the expected term of the award.

•

Expected dividend. Expected dividend yield of zero is based on the fact that the Company has never paid cash dividends on ordinary shares and does not expect to pay any cash dividends in the foreseeable future.

•	Fair value of ordinary shares. Options granted after the IPO of the Company are issued at the fair market value of the Company’s ADSs at the date the grant is approved by the Board.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

d) Accrued Research and Development Expenses

As part of the process of preparing our consolidated financial statements, we are required to estimate accruals for research and development expenses. This process involves reviewing and identifying services which have been performed by third parties on our behalf and determining the value of these services. In addition, we make estimates of costs incurred to date but not yet invoiced, in relation to external clinical research organizations and clinical site costs. We analyse the progress of clinical trials, including levels of patient enrolment, invoices received and contracted costs, when evaluating the adequacy of the accrued liabilities for research and development. We make judgments and estimates in determining the accrued balance in any accounting period. As at 31 December 2021, the Group recognised accrued research and development accruals of £7,878 (2020: £9,896) which are included in the accruals line item per Note 15 “Trade and other payables”.

e) Deferred Tax and Income tax benefit (U.K research and development tax credit)

Tax credits are accrued for the year based on calculations that conform to the U.K. research and development tax credit regime, under both the SME and large company regimes. The Group’s research and development tax claim is complex and requires management to make significant assumptions in building the methodology for the claim, interpreting research and development tax legislation to the Group’s specific circumstances, and agreeing the basis of the Company’s tax computations with HM Revenue & Customs. As at 31 December 2021, the Group recognised a R&D tax claim receivable of £17,525 (2020: £18,030).

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. No deferred tax assets are recognized on the Group’s losses carried forward and other attributes because there is currently no indication that we will make sufficient profits to utilize these attributes. As at 31 December 2021, the Group recognised a deferred tax asset of £365 (2020: £1,663).

4. Segmental reporting

A segment is a distinguishable component of the Group that is engaged in either providing related products or services which is subject to risks and rewards that are different from those of other segments. The Chief Executive Officer reviews the Group’s internal reporting in order to assess performance and allocate resources. Management has determined there is one operating segment based on these reports.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

5. License revenue

The Company has two contracts with customers, i) an option and licensing agreement with ModernaTX, Inc. and, ii) a license agreement with an investee of Syncona, one of the Company’s principal shareholders.

a.	Disaggregation of revenue

In the following table, licence revenue is disaggregated by primary geographical market and timing of revenue recognition:

For the year ended	2021 £‘000	2020 £‘000
Geographical markets
United Kingdom	—	187
United States	1,079	—

Total License revenue	1,079	187

Timing of revenue recognition
Goods and services transferred at a point in time	1,079	187
Goods and services transferred over time	—	—

Total License revenue	1,079	187

The Company does not have any contract assets / liabilities or contract costs relating revenue contracts with its customers for the financial year ended 31 December 2021 (2020: Nil)

Research, Option and License Agreement with Moderna:

On 22 June 2021, the Company entered into a Research, Option and License Agreement (the “Agreement”) with ModernaTX, Inc. (“Moderna”), pursuant to which the Company granted to Moderna an exclusive research license to perform research and pre-clinical development activities relating to target sequences with respect to certain of the Company’s research targets and products. The Company also granted Moderna on a research target-by-research target basis, the right to obtain an exclusive commercial license upon payment of a commercial option fee of $2.0 million (the “Commercial Option”). Moderna has the right to extend the Commercial Option period for such research targets by 12 months for an extension fee of $0.3 million. Under the agreement, the Company will provide to Moderna a number of distinct target sequences per research target (the “Autolus Target Sequences”).

The Company received an upfront non-refundable cash payment of £1.1 million ($1.5 million) in October 2021 and are entitled to receive development milestones payments of up to $30 million per product and up to $30 million in sales milestones payments per product from Moderna if certain clinical, regulatory and sales performance milestones are achieved. The Company is further eligible to receive royalties in the low to mid single digits on net sales on a product-by-product basis.

The Company assessed this arrangement in accordance with IFRS 15 and concluded that the contract counterparty, Moderna, is a customer. The Company identified the following material promises in the arrangement: the granting of an exclusive license to research and preclinical development activities as well as the initial transfer of know-how and information to Moderna. The Company determined the commercial option fee is not offered at a significant and incremental discount.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Accordingly, the Commercial Option is an option granted to Moderna that does not represent a material right and, therefore, is not a performance obligation at the outset of the arrangement.

The Company determined that the granting of the research license and the initial transfer of know-how were not distinct from one another and must be combined as a performance obligation (the “Combined Performance Obligation”). This is because Moderna requires the know-how to derive benefit from the research license. Based on these determinations, the Company identified one distinct performance obligation at the inception of the contract being the Combined Performance Obligation.

The Company further determined that the up-front payment of £1.1 million ($1.5 million) constituted the entirety of the consideration included in the transaction price at contract inception, which was allocated to the combined performance obligation. The amount of the transaction price allocated to the combined performance obligation is recognized as or when the Company satisfies the performance obligation. The Company determined that the combined performance obligation was recognized at a point-in-time, upon the delivery of the transfer of know-how and research license to Moderna.

Upon execution of the agreement, the transaction price included only the £1.1 million ($1.5 million) up-front payment owed to the Company. The Company may receive further payments upon the exercise of the commercial option, the extension of the commercial option period, the achievement of certain milestones, as detailed above, as well as royalty payments that reach mid-single digits based on future net sales.

The future milestones, which represent variable consideration, were evaluated under the most likely amount method, and were not included in the transaction price, because the amounts were fully constrained as of 31 December 2021. As part of the Company’s evaluation of the constraint, it considered numerous factors, including that receipt of such milestones is outside the Company’s control. Separately, any consideration related to sales-based milestones, as well as royalties on net sales upon commercialisation by Moderna, will be recognized when the related sales occur, and therefore, have also been excluded from the transaction price in accordance with the sales-based royalty exception, as well as the Company’s accounting policy

6. Operating loss

Included in operating loss is the following:

	2021	2020
For the year ended 31 December	£‘000	£‘000
License revenue	(1,079)	(187)
Included in research and development expense:
Employee benefits expense	30,930	28,806
Depreciation and amortisation	5,497	3,088
Legal, professional, and consultancy expense	7,652	10,342
Lease and related expenses	8,425	8,245
Other expenses	11,953	5,835
Share based payment	4,961	11,371
Clinical trials and expenses	26,687	35,947

	96,105	103,634

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

	2021	2020
For the year ended 31 December	£‘000	£‘000
Included in general and administrative expense:
Employee benefits expense	6,680	6,420
Depreciation and amortisation	210	875
Legal, professional, and consultancy expense	4,480	4,910
Lease and related expenses	1,976	2,795
Other expenses	4,189	5,737
Share based payment	2,810	4,093
Insurance	3,200	2,746

	23,545	27,576

Included in other operating income:
Grant income	(593)	(1,145)
Other operating income	(11)	(4)
Sublease rental income	(36)	—
Termination fee arising from termination of lease	(1,466)	—
Gain on termination of lease (included in other operating income)	(2,629)	(1,027)

	(4,735)	(2,176)
Included in other operating expense:
Loss on disposal property plant and equipment	2,256	—

	2,256	—

Total operating loss	116,092	128,847

For the year ended 31 December 2021, other expenses include £6.5 million (2020: £5.4 million) of facility and office expense, £1.2 million in IP fees (2020: £1.6 million), and £3.1 million (2020: £2.3 million) of IT expense.

During January 2021 there was a restructuring program executed by the Company leading to a reduction in workforce and resulting in a corresponding severance charge of £0.9 million which has been presented on proportionate basis within Employee benefits expense in general and administrative expenses and research and development expenses.

7. Finance income and Finance expense

Finance income includes the following:

	2021	2020
For the year ended 31 December	£‘000	£‘000
Fair value adjustment on warrant derivative liability	730	—
Interest income from banking institutions	193	416

Total finance income	923	416

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Finance expense includes the following:

	2021	2020
For the year ended 31 December	£‘000	£‘000
Net foreign exchange loss	748	1,427
Interest expense on liability related to sale of future royalties and sales milestones	819	—
Interest expense arising on lease liabilities	1,655	2,338
Other interest cost	35	35

Total finance expense	3,257	3,800

8. Auditor’s remuneration

Fees payable to Ernst & Young LLP and their associates for the audit of the Group’s annual accounts were £472 (2020: £406).

During the period the Group obtained the following services from the auditor and its associates:

	2021	2020
For the year ended 31 December	£‘000	£‘000
Audit of Group accounts	472	406
Audit of subsidiary accounts	67	61
Audit-related assurance services	231	313

Total auditor’s remuneration	770	780

9. Employees and Directors

The average monthly number of persons (including Executive Directors) employed by the Group and Company during the year was:

For the year ended 31 December	2021	2020
Office and management	53	50
Research and development	276	290

Total average monthly number of persons	329	340

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Employee benefit expenses (including the directors) comprise:

	2021	2020
For the year ended 31 December	£‘000	£‘000
Included in general and administrative expenses:
Salaries	5,355	5,505
Social security costs	516	501
Pension contributions	182	211
Share based payment	2,810	4,093
Other benefits	627	204

	9,490	10,514
Included in research and development expenses:
Salaries	24,089	24,023
Social security costs	3,517	3,135
Pension contributions	1,190	1,063
Share based payment	4,961	11,371
Other benefits	2,134	585

	35,891	40,177

Total employee benefits expense	45,381	50,691

During January 2021 there was a restructuring program executed by the Company leading to a reduction in workforce and resulting in a corresponding severance charge of £0.9 million which has been presented on proportionate basis within general and administrative expenses and research and development expenses.

Other benefits included medical insurance, childcare vouchers and severance payments.

The Group contributes to defined contribution pension schemes for its Executive Directors and employees. Contributions of £1.4 million (2020: £1.3 million) had been paid or were payable to the funds at the year end.

The details of Directors of who received emoluments from the Group and Company are shown in the table below:

	2021	2020
For the year ended 31 December	£‘000	£‘000
Salaries and fees	716	643
Pension contributions	—	—
Bonus	204	121
Other Benefits	3	9

Total directors’ emoluments	923	773

The directors have not exercised any share options during the year ended 31 December 2021 (2020: Nil).

The highest paid director is our Executive director, Dr. Christian Itin. Further details of the Directors’ remuneration and Directors’ options are contained in the Directors’ Remuneration Report.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Compensation of key management personnel of the Group

Key management includes Directors (Executive and Non-Executive) and Executive Officers, and the Executive Management team. The compensation paid or payable to key management is set out below.

	2021	2020
For the year ended 31 December	£‘000	£‘000
Short-term benefits	3,825	2,816
Post-employment benefits	55	104
IFRS 2 Share based payment charge	3,271	5,488

Total compensation paid to key management personnel	7,151	8,408

There are no directors for whom retirement benefits are accruing under defined contribution schemes (2020: Nil). Included in Short term benefits is £0.2 million (2020: Nil) relating to termination benefits relating to key management personnel.

The number of the Company’s ordinary shares issued to Directors during the year are Nil (2020: Nil). The number of share options granted to the directors during the year are 762,500 (2020: 100,000).

10. Tax

	2021	2020
For the year ended 31 December	£‘000	£‘000
Current year	(14,873)	(16,909)
Withholding tax	—	—
Adjustments in respect of prior years	4	(779)
Deferred tax (credit) charge	(1,302)	(1,451)
Overseas tax	—	—

Total income tax benefit	(16,171)	(19,139)

Included in the deferred tax (credit) charge above is a deferred tax expense charge relating to changes in tax rates of £50 (2020: £70 deferred tax charge).

The charge for the year can be reconciled to the profit in the income statement as follows:

	2021	2020
For the year ended 31 December	£‘000	£‘000
Loss before tax on continuing operations	(118,426)	(132,231)
Tax at the UK corporation tax rate of 19%	(22,502)	(25,124)
Tax effect of expenses that are not deductible in determining taxable profit	214	621
R&D tax credits	(17,466)	(18,030)
Depreciation in advance of capital allowances not	669	426
Other deferred tax assets not recognised	2,354	1,125
Losses not utilised	20,545	22,532
Adjustments in respect of prior years	4	(705)
Withholding tax	—	—
Impact of overseas tax rate	10	16

Total income tax benefit	(16,171)	(19,139)

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

At the balance sheet date, the Group has unused tax losses, after accounting for tax credits receivable, of £205.3 million (2020: £155.9 million) available for offset against future profits. No deferred tax asset has been recognised in either year in respect of these losses or any other deferred tax assets arising from temporary differences, as it is not considered probable that there will be future taxable profits available. These losses may be carried forward indefinitely.

Deferred tax asset / (liability)	Recognised 2021 £‘000	Recognised 2020 £‘000	Unrecognised 2021 £‘000	Unrecognised 2020 £‘000
Losses	—	—	51,320	29,633
Fixed assets	25	268	2,670	779
Other	340	1,395	1,061	817

Total	365	1,663	55,051	31,229

In the UK Spring Budget 2021, the Government announced that from 1 April 2023 the corporation tax rate will increase to 25%. Gross UK Deferred tax assets before allowances reflect the increased rate of 25% from 19% following enactment. UK Deferred tax assets have been provided for in full.

11. Basic and diluted loss per share

Basic and diluted net loss per ordinary share is determined by dividing net loss by the weighted average number of ordinary shares outstanding during the year. For all periods presented, the outstanding but unvested restricted shares and share options have been excluded from the calculation, because their effects would be anti-dilutive. Therefore, the weighted average shares outstanding used to calculate both basic and diluted loss per share is the same for all periods presented.

Basic and diluted net loss per share attributable to ordinary shareholders was calculated as follows (in thousands, except share and per share amounts):

As at 31 December	2021	2020
Loss for the year - basic and diluted (£’000s)	(102,255)	(113,092)

As at 31 December	2021	2020
Weighted average number ordinary shares (000’s)
Issued ordinary shares at 01 January	52,346	44,668
Effect of shares issued in January At-the-market-offering	1,686	—
Effect of shares issued in public offering	14,493	6,734
Effect of shares issued in June At-the-market-offering	1,117	—
Effect of shares issued in November arising from Blackstone Securities Purchase Agreement	2,267	—
Effect of share options exercised	108	35
Effect of restrictive stock units vesting	97	—
Effect of restricted ordinary share releases	60	122

Weighted average number ordinary shares (000’s) as at 31 December	72,174	51,558

Basic and diluted net loss per ordinary share	(1.42)	(2.19)

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

The following potentially dilutive ordinary shares have been excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

As at 31 December	2021	2020
Unvested restricted shares and units (Refer to Note 18)	1,090	505
Incentive share options (Refer to Note 18)	7,772	5,611
Warrants (Refer to Note 21)	3,265	—

Total potentially anti-dilutive ordinary shares	12,127	6,116

Since the financial year ended 31 December 2021, the Company has granted the following potential ordinary shares; i) 935,985 incentive share options and ii) 50,000 restrictive stock units to the date of authorisation of these financial statements.

12. Intangible assets

£ 000	Patents & Licences	Software	Total
Cost
At December 2019	10,480	254	10,734
Additions	160	—	160

At 31 December 2020	10,640	254	10,894
Additions	—	—	—
Disposals	(25)	(41)	(66)

At 31 December 2021	10,615	213	10,828

Accumulated amortisation
At December 2019	—	61	61
Amortisation charge for the year	—	77	77

At 31 December 2020	—	138	138
Amortisation charge for the year	—	67	67
Disposal	—	(41)	(41)

At 31 December 2021	—	164	164

Carrying amount
At 31 December 2020	10,640	116	10,756

At 31 December 2021	10,615	49	10,664

In November 2019, the Company entered into an exclusive licence agreement (the “Licence”) with Noile-Immune Biotech Inc. (“Noile”). The Company will have the right to develop CAR T cell therapies incorporating Noile’s PRIME (proliferation-inducing and migration-enhancing) technology secreting both interleukin-7 (IL-7) and CC motif ligand 19 (CCL19). The PRIME technology is designed to improve proliferation and trafficking into solid tumours of both engineered CAR T cells as well as the patient’s own T cells.

The Company paid an upfront fee and may be obligated to make additional payments to Noile under the Licence Agreement upon the achievement of development milestones.

No amortisation has been charged to date on licences, as the product candidates underpinned by the intellectual property rights are not yet available for commercial use.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

13. Property, plant and equipment

£ 000 Cost or valuation	Office Equipment	Laboratory Equipment	Furniture and Fixtures	Leasehold Improvements	Assets Under Construction	Total
At 30 September 2018	781	8,024	455	59	1,881	11,200

Additions	885	5,708	526	6,149	4,964	18,232
Disposals	—	—	—	—	—	—

At 31 December 2019	1,666	13,732	981	6,208	6,845	29,432

Additions	500	3,052	—	3	7,203	10,758
Disposals	(23)	—	—	—	—	(23)
Transfers	—	27	—	—	(27)	—

At 31 December 2020	2,143	16,811	981	6,211	14,021	40,167
Additions	402	1,618	27	—	3,356	5,403
Disposals	—	—	—	(630)	(4,922)	(5,552)
Transfers	—	6,766	—	3,886	(10,652)	—
Effects of exchange rate differences	1	(3)				(2)

At 31 December 2021	2,546	25,192	1,008	9,467	1,803	40,016

Accumulated depreciation and impairment losses
At 31 December 2019	850	4,035	299	647	3,184	9,015
Charge for the year	519	2,575	172	627	—	3,893
Disposals	(20)	—	—	—	—	(20)
Transfer	—	—	—	—	—	—

At 31 December 2020	1,349	6,610	471	1,274	3,184	12,888
Charge for the year	554	3,745	289	1,053	—	5,641
Disposals	(36)	—	—	(148)	(3,184)	(3,368)
Transfers	—	—	—	—	—	—
Effects of exchange rate differences	1	1	—	—	—	2

At 31 December 2021	1,868	10,356	760	2,179	—	15,163

Carrying amount
At 31 December 2020	794	10,201	510	4,937	10,837	27,279

At 31 December 2021	678	14,836	248	7,288	1,803	24,853

The depreciation expenses of £5,641 (2020: £3,893) have been recognised as £201 (2020: £1,318) general and administrative expense and £5,440 (2020: £2,575) as research and development expenses.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

14. Other receivables

As at 31 December	2021 £‘000	2020 £‘000
Interest Accrued	7	30
Prepayments	7,896	7,087
Grant Income Accrued	284	303
VAT Receivable	1,363	2,286
Tax prepayments	178	43
R&D Tax Claim Receivable	17,525	18,030
Deferred cost	—	1,469
Lease deposit	1,528	4,690
Other receivables	210	—

Total other receivables	28,991	33,938

15. Trade and other payables

As at 31 December	2021 £‘000	2020 £‘000
Trade creditors	314	1,656
Accruals	17,490	20,393
Corporate tax	7	4
Other payables	21	—

Total trade and other payables	17,832	22,053

As at 31 December	2021 £‘000	2020 £‘000
Non-current:	—	—
Other long-term payables	94	—

Total other payables term payables	94	—

16. Nature and purpose of each reserve in equity

Share premium – is the difference between the par value of the Company’s shares and the total amount of consideration the Company received for shares issued.

Merger reserve – this represents the excess of the cost of investment arising on the group reorganisation over the value of the share capital and share premium of Autolus Limited.

Share based payment reserves – The Group grants incentive restrictive shares, restrictive share units and share options to employees, and as disclosed in Note 18 the Group has two share incentive programmes. This reserve reflects the cumulative expense recorded in relation to these awards.

Foreign currency translation reserve – this represents the cumulative exchange rate differences that arise on consolidation of the Company’s foreign subsidiaries.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Retained earnings / (loss) – represent the cumulative value of the profits not distributed to Shareholders but retained to finance the future capital requirements of the Group.

17. Share capital

Authorised and Issued Share Capital as of 31 December 2021

	Ordinary	Deferred	B Deferred	C Deferred
	Shares	shares	Shares	shares
	No.	No.	No.	No.	Total
At 31 December 2019	44,983,006	34,425	88,893,548	1	133,910,980
Issue of Ordinary Shares	7,363,225	—	—	—	7,363,225

At 31 December 2020	52,346,231	34,425	88,893,548	1	141,274,205
Issue of Ordinary Shares	38,561,599	—	—	—	38,561,599

At 31 December 2021	90,907,830	34,425	88,893,548	1	179,835,804

As at 31 December 2021, we were authorised to issue up to 200,000,000 ordinary shares or rights over ordinary shares, of which the following shares were issued and outstanding:

(i)	90,907,830 ordinary shares, with a nominal value of $0.000042 per share,

(ii)	34,425 deferred shares, with a nominal value of £0.00001 per share,

(iii)	88,893,548 B deferred shares, with a nominal value of £0.00099 per share and

(iv)	1 C deferred share, with a nominal value of £0.000008.

Each issued share has been fully paid.

The following summarises the rights of holders of our ordinary shares (amounts in pounds):

•	each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and

•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

•

Deferred Shares - The 34,425 deferred shares, aggregate nominal value less than £1.00, existed in Autolus Limited and were re-created in Autolus Therapeutics plc as part of the share exchange to place Autolus Therapeutics as the ultimate parent entity. The Company was required to replicate the shares to ensure the existing share has the correct nominal value to ensure stamp duty mirroring relief is available on the subsequent share for share exchange. These deferred shares have no voting rights, no dividend rights, and no profit rights.

•

Deferred B Shares - The deferred shares were the product of the reorganisation of the series A preferred shares and ordinary B shares into ordinary shares. The nominal residual value was utilised by management as the required £50,000 of share capital to re-register Autolus Therapeutics Limited as Autolus Therapeutics plc. The resulting 88,893,548 deferred shares, aggregate nominal value of £88,000 is presented as a separate class of equity on the balance sheet and statement of shareholder’s equity. These deferred B shares have no voting rights, no dividend rights, and no profit rights.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

•

Deferred C Share - The deferred share, nominal value less than £1.00, was created when the shares in Autolus were redenominated from GBP to USD as part of the capital reduction to deal with rounding issues that would otherwise have unbalanced the company’s nominal share capital. This deferred C share has no voting rights, no dividend rights, and no profit rights.

Share transactions during the period ended 31 December 2020

On 27 January 2020, the Company completed an underwritten public offering of 7,250,000 ADSs representing 7,250,000 ordinary shares, at a public offering price of $11.00 per ADS. Aggregate net proceeds to the Company, after underwriting discounts, were £57.5 million.

Share transactions during the period ended 31 December 2021

February 2021 public offering

On 12 February 2021, the Company completed an underwritten public offering of 14,285,715 ADSs representing 14,285,715 ordinary shares, which included the full exercise by the underwriters to purchase an additional 2,142,857 ADSs representing 2,142,857 ordinary shares, at a public offering price of $7.00 per ADS. Aggregate net proceeds to the Company, after underwriting discounts and offering expenses, were £77.4 million ($106.9 million).

Open Market Sale Agreement

In September 2020, the Company entered into an Open Market Sale Agreement, or the Sales Agreement, with Jefferies LLC, or Jefferies, under which the Company may, at its option, offer and sell ADSs (one ADS representing one ordinary share) having an aggregate offering price of up to $100.0 million from time to time through Jefferies, acting as sales agent. Any such sales made through Jefferies can be made by any method that is deemed an “at-the-market offering” as defined in Rule 415 promulgated under the Securities Act, or in other transactions pursuant to an effective shelf registration statement on Form F-3. The Company agreed to pay Jefferies a commission of 3.0% of the gross proceeds of any sales of ADSs sold pursuant to the Sales Agreement. During the year ended 31 December 2021, the Company issued an aggregate of 3,787,972 ADSs representing 3,787,972 ordinary shares under the Sales Agreement for net proceeds, after underwriting discounts and offering expenses of £21.6 million ($29.6 million).

Blackstone Securities Purchase Agreement

On 6 November 2021, pursuant to the Blackstone Securities Purchase Agreement, the Company sold 17,985,611 ADSs, representing 17,985,611 ordinary shares, at a private placement price of $5.56 per ADS to Blackstone resulting in gross proceeds of £74.1 million ($100 million). The Company received aggregate net proceeds of £72.6 million ($98.0 million), after offering expenses. In addition, the total shared transaction costs of £1.5 million ($1.7 million), relating to the Blackstone Agreement have been allocated to the shared transaction costs between the Liability related to the sale of future royalties and sales milestones, net and ADSs on a relative fair value basis. The Company allocated £67.5 million ($91.1 million) of the net proceeds, relating to the issuance of ADSs, after deducting direct and allocated shared transaction costs to equity.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

18. Share based payment

Employee Incentive Plans

In February 2017, the Group’s board of directors adopted the 2017 Share Option Plan, or the 2017 Plan. The 2017 Plan was set to expire on 21 February 2027. The 2017 Plan provided for the grant of potentially tax-favoured Enterprise Management Incentives, or EMI, share options to the Company’s U.K. employees and for the grant of share options to its U.S. employees. All awards are equity settled.

In June 2018, as part of the Group’s reorganisation and IPO, the Group’s board of directors and shareholders approved the 2018 Equity Incentive Plan, or the 2018 Plan. The initial maximum number of ordinary shares that may be issued under the 2018 Plan was 3,281,622. This number consists of 3,025,548 new ordinary shares and 256,074 ordinary shares that would have otherwise remained available for future grants under the 2017 Plan. The number of ordinary shares reserved for issuance under the 2018 Plan will automatically increase on October 1st of each year, for a period of not more than ten years, commencing on 1 October 2018 and ending on (and including) 1 October 2027, by an amount equal to the lesser of (i) 4% of the total number of ordinary shares outstanding on September 30th of the same calendar year or (ii) such fewer number of ordinary shares as the board of directors may designate prior to the applicable October 1st date. Shares issued under the 2018 Plan may be authorised but unissued shares, shares purchased on the open market, treasury shares or ADSs. No more than 14,000,000 incentive shares options may be issued under the 2018 Plan.

Share options granted under the 2018 Plan and 2017 Plan, as well as restricted shares and restricted share units granted as employee incentives, typically vest over a four-year service period with 25% of the award vesting on the first anniversary of the commencement date and the balance vesting monthly over the remaining three years, unless the award contains specific performance vesting provisions. For equity awards issued that have both a performance vesting condition and a services condition, once the performance criteria are achieved, the awards are then subject to a four-year service vesting with 25% of the award vesting on the first anniversary of the performance condition being achieved and the balance vesting monthly over the remaining three years. Options granted under the 2018 Plan and 2017 Plan generally expire 10 years from the date of grant. For certain senior members of management and directors, the board of directors has approved an alternative vesting schedule.

Share Option Valuation

The assumptions (refer to Note 3(c)) used in the Black-Scholes option pricing model to determine the fair value of the share options granted to employees and directors during the year ended 31 December 2021 and the period ended 31 December 2020 were as follows:

For the year ended	2021	2020
Expected option life (years)	5.27 to 6.08	5.27 to 6.08
Risk-free interest rate	0.62% to 1.34%	0.31% to 1.66%
Expected volatility	80.05% to 82.03%	76.38% to 81.45%
Expected dividend yield	0.00%	0.00%

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Share Options

The table below summarises the activity in the current and previous periods.

	Number of share options	Weighted average Exercise Price (£)	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands) (in £000’s)
Vested and expected to vest as of 31 December 2019	5,936,239	13.35	9.02	8,949
Granted	474,225	8.79	—	—
Exercised	(115,194)	3.09	—	—
Cancelled or forfeited	(683,841)	15.19	—	—

Outstanding as of 31 December 2020	5,611,429	13.02	7.96	3,227
Exercisable as of 31 December 2020	2,664,362	13.14	7.36	2,599

Vested and expected to vest as of 31 December 2020	5,611,429	13.02	7.96	3,227
Granted	4,155,375	5.17	—	—
Exercised	(196,069)	0.47	—	—
Cancelled or forfeited	(1,798,280)	12.45	—	—

Outstanding as of 31 December 2021	7,772,455	8.90	8.30	732
Exercisable as of 31 December 2021	3,001,834	12.60	7.10	732

Vested and expected to vest as of 31 December 2021	7,772,455	8.90	8.30	732

For share options outstanding at 31 December 2021, the range of exercise prices include £0.001 to £28.79.

The aggregate intrinsic value of share options is calculated as the difference between the exercise price of the share options and the fair value of the Company’s restricted ordinary shares for those share options that had exercise prices lower than the fair value of the Company’s restricted ordinary shares.

The weighted average grant-date fair value of share options granted during the 12 months ended 31 December 2021 was £3.57 per share (2020: £5.92 per share), respectively, none of which were vested.

During the year ended 31 December 2021, the Company granted 1,602,500 (2020: Nil) performance-based share options of which 222,500 share options with performance conditions were forfeited. The performance conditions associated to these performance-based awards relate to specified clinical and regulatory milestones. In addition, during the year ended 31 December 2021, 80,000 of these share options were modified to remove the performance conditions, thereby accelerating the vesting, and related expense, in the current period.

As of 31 December 2021, a performance condition was determined to be probable and therefore £1.1 million share-based payment expense was recognised for the year ended 31 December 2021. As of 31 December 2021, the total unrecognized compensation expense related to unvested performance-based share options was £5.8 million, which the Company expects to recognize over a weighted average vesting period of 2.87 years.

As of 31 December 2021, the total unrecognized compensation expense related to unvested share options without performance conditions was £10.4 million, which the Company expects to recognize over a weighted average vesting period of 3.26 years.

Subsequent to the financial year ended 31 December 2021, the Company has granted the 935,985 incentive share options to the date of authorisation of these financial statements.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Restricted Ordinary Shares

The assumptions used in the Black Scholes Option Pricing Model to determine the fair value of the ordinary shares for the following dates are as follows:

Grant dates	26 April 2017	25 September 2017	31 March 2018	31 May 2018
Expected term	1.2 years	0.8 years	1.8 years	1.8 years
Risk-free interest rate	1.00%	1.30%	2.10%	2.10%
Expected volatility	76.60%	71.00%	71.00%	71.00%
Expected dividend yield	0.00%	0.00%	0.00%	0.00%

A summary of the changes in the Company’s restricted ordinary shares during the year ended 31 December 2021 and the period ended 31 December 2020 are as follows:

	Number of restricted shares	Weighted average grant date fair value £
Unvested and outstanding at 31 December 2019	314,744	5.39

Granted	—	—
Vested	(222,392)	3.21
Cancelled or forfeited	(1,969)	3.36

Unvested and outstanding at 31 December 2020	90,383	3.15
Granted	—	—
Vested	(90,383)	3.15
Cancelled or forfeited	—	—

Unvested and outstanding at 31 December 2021	—	—

During the periods ended 31 December 2021 and 2020 the Company did not grant any performance based restricted ordinary shares.

During the period ended 31 December 2021 there were no restricted ordinary shares which vested related to performance-based awards. The remainder of the restricted ordinary shares and all forfeited restricted ordinary shares related to awards with only service-based vesting conditions.

There were no restricted shares granted during the periods ended 31 December 2021 and 31 December 2020.

Restricted Stock Units

A restricted stock unit (“RSU”) award represents the right to receive one of the Company’s ADSs upon vesting of the RSU. The fair value of each RSU award is based on the closing price of the Company’s ADSs on the date of grant. The Company historically granted RSU awards with service conditions that vest over a three-year service period with 50% of the award vesting one-and-half years from grant date and the remaining 50% of the award vesting at the end of the third year. In January 2021, the Company awarded RSU awards that contained a performance condition based on a condition related to a specified clinical milestone. In March 2021, the Company awarded RSU awards with service conditions that vest over a four-year service period with 25% on the first anniversary of the grant date, and the balance vesting quarterly over the remaining three-years. In July 2021, the Company awarded RSU awards with service conditions that vest over a two-year period with 100% of the award vesting on the second anniversary of the grant date.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

The following is a summary of RSU activity for the 2018 Plan for the year ended 31 December 2021 and 12 months ended 31 December 2020, respectively:

	Number of Restricted Units	Weighted average grant date fair value
Unvested and outstanding at 30 September 2018	—	—

Granted	500,000	9.11
Vested	—	—
Cancelled or Forfeited	—	—

Unvested and outstanding at 31 December 2019	500,000	9.11

Granted	—	—
Vested	—	—
Cancelled or forfeited	(85,000)	9.15

Unvested and outstanding at 31 December 2020	415,000	9.15

Granted	1,215,650	6.01
Vested	(204,500)	8.35
Cancelled or forfeited	(336,500)	7.43

Unvested and outstanding at 31 December 2021	1,089,650	6.27

During the year ended 31 December 2021, the Company awarded an aggregate of 1,020,000 performance-based RSU awards (2020: Nil) and 195,650 (2020: Nil) non-performance-based RSU awards. The performance condition on performance-based RSU awards related to a specified clinical milestone. An aggregate of 150,000 RSU awards with performance conditions were forfeited during the year ended 31 December 2021. During the current year 40,000 performance-based RSU awards were modified to remove the performance condition, thereby accelerating the vesting, and related expense.

As of 31 December 2021, the total unrecognized compensation expense related to unvested RSUs without performance conditions was £1.42 million, which the Company expects to recognize over a weighted average vesting period of 1.76 years.

As of 31 December 2021, a performance condition was determined to be probable and accordingly, £3.6 million share-based payment expense was recognized.

Since the financial year ended 31 December 2021, the Company has granted the 50,000 incentive RSUs to the date of authorisation of these financial statements. As of 31 December 2021, the total unrecognized compensation expense related to unvested RSU awards with performance conditions was £2.60 million, which the Company expects to recognize over a weighted average vesting period of 1.54 years.

Share-based payment expense recorded as research and development and general and administrative expenses is as follows (in thousands):

For the year ended 31 December	2021	2020
Research and development	4,961	11,371
General and administrative	2,810	4,093

Total share-based compensation	£7,771	£15,464

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

19. Cash and cash equivalents

As of 31 December	2021	2020
Cash and bank balances	229,702	101,952
Fixed short-term deposit	—	10,225

Total	229,702	112,177

Cash and cash equivalents comprise cash and short-term bank deposits. The carrying amount of these assets is approximately equal to their fair value.

20. Liability related to sales of future royalties and sales milestones, net

On 6 November 2021, the Company concurrently entered into a (i) Strategic Collaboration and Financing Agreement, (the “Blackstone Collaboration Agreement”), (ii) Securities Purchase Agreement (the “Blackstone Securities Purchase Agreement”), and (iii) Warrant Agreement (the “Blackstone Warrant”) and (iv) a Registration Rights Agreement (the “Blackstone Registration Rights Agreement”), collectively called the “Blackstone Agreements”, with BXLS V - Autobahn L.P, (“Blackstone”). The Blackstone Agreements were entered into and in contemplation of one another and, accordingly, the Company assessed the accounting for these agreements in the aggregate.

Pursuant to the Blackstone Collaboration Agreement, Blackstone agreed to pay the Company up to $150 million to support the continued development of our CD19 CAR T cell investigational therapy product candidate, obecabtagene autoleucel (obe-cel), as well as next generation product therapies of obe-cel in B-cell malignancies. The first $50 million has been paid by Blackstone as an upfront payment and the remainder (up to $100 million) will be payable based on certain specified clinical, manufacturing and regulatory milestones (each such payment, a “Blackstone Development Payment” and collectively, the “Blackstone Development Payments”).

In exchange for the Blackstone Development Payments, the Company agreed to make payments to Blackstone (the “Revenue Share Payments”) equal to a mid-single digit royalty, subject to the Aggregate Cap (as defined in the Blackstone Collaboration Agreement) on payments under the Blackstone Collaboration Agreement, based on net sales anywhere in the world of (i) Collaboration Products in B-cell malignancies, (ii) subject to certain conditions set forth in the Blackstone Collaboration Agreement, our CD19 and CD22 CAR T cell investigational therapy product candidate known as AUTO3 in B-cell malignancies, and (iii) certain Collaboration Products to the extent developed or commercialized in indications other than a B-cell malignancy (“Obe-cel Franchise Products”). The Company are also obligated to make payments (the “Sales Milestone Payments”), subject to the Aggregate Cap, if certain cumulative net sales levels are achieved.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

The Company, and all of its subsidiaries have provided, and all of its future subsidiaries will provide, a guaranty to Blackstone of its obligations under the Blackstone Collaboration Agreement. In addition, the Company has granted a security interest in Autolus Limited to Blackstone in (a) intellectual property that is necessary or useful for the development, manufacture, use, commercialisation, import, or export of Collaboration Products (the “Autolus IP Collateral”), (b) a segregated and blocked cash collateral account that will be established following regulatory approval of any Collaboration Product, solely for the purpose of receiving remittance of Revenue Share Payments and Sales Milestone Payments and disbursement thereof to Blackstone as provided in the Blackstone Collaboration Agreement, (c) a segregated cash collateral account established solely for the purpose of receiving Blackstone Development Payments and disbursing them for use by the Company in accordance with the terms of the Blackstone Collaboration Agreement, (d) all assets or property of the Company related to or arising from the Collaboration Products in any B-cell malignancy or the Obe-cel Franchise Products in any indication other than a B-cell malignancy, and (e) all proceeds and products of each of the foregoing (collectively referred to as the “Collateral”). The security interest will be maintained until the earlier of (i) such time at which cumulative payments made by the Company under the Blackstone Collaboration Agreement equal $150 million and (ii) the first commercial sale in the United States of obe-cel or any other Lead Product (as defined in the Blackstone Collaboration Agreement) selected to replace obe-cel following a Program Failure (as defined in the Blackstone Collaboration Agreement) (such time, the “Release Time”).

The Blackstone Collaboration Agreement contains negative covenants that restrict the Company from, among other things, (a) granting liens or otherwise encumbering its assets that constitute Collateral, (b) paying dividends or making distributions on account or, or redeeming, retiring or purchasing any capital stock, (c) other than certain permitted licensing transactions, transferring to third parties rights to commercialize any Collaboration Product or the Autolus IP Collateral anywhere in the world and (d) selling, transferring or assigning any rights to receive payments of royalties, returns on net sales, revenue share or other compensation or license fees with respect to a Collaboration Product in a B-cell malignancy and/or Obe-cel Franchise Product in any indication other than a B-cell malignancy. Each of the negative covenants is subject to exceptions and carve outs set forth in the Blackstone Collaboration Agreement. The negative covenants will fall away upon the Release Time.

Termination of the Blackstone Collaboration Agreement by Blackstone due to certain breaches of the Blackstone Collaboration Agreement or other actions by the Company will require the Company to make liquidated damage payments to Blackstone in excess of the Blackstone Development Payments.

The Group concluded that there were three units of accounting for the consideration received per the Blackstone Agreements which comprised of (i) the Blackstone Collaboration Agreement, (ii) the purchase of ADSs and consequently ordinary shares, (iii) Blackstone Warrants. The three units of accounting are recorded at fair value upon initial recognition. These freestanding instruments are subsequently measured as follows; (i) the Blackstone Collaboration Agreement liability at amortised cost, (ii) ADSs and consequently ordinary shares at cost and (iii) the Blackstone Warrants at fair value.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

The Group allocated the total gross proceeds arising from the Blackstone Collaboration Agreement and the Blackstone Securities Purchase Agreement along with the issuance of the Blackstone Warrant among the three freestanding instruments by allocating the proceeds equal to the fair value of the warrant derivative liability with the residual proceeds allocated on a relative fair value basis at the time of the transaction as follows:

Units of Accounting	Gross proceeds (in £ millions)	Initial fair value (in £ millions)	Allocated consideration (in £ millions)	Net allocated consideration after transaction costs* (in £ millions)
Liability related to the sale of future royalties and sales milestones, net (Blackstone Collaboration Agreement)	£37.1	£36.8	£34.3	£33.8
ADSs, representing ordinary shares	£74.1	£74.1	£69.0	£67.5
Warrants	£—	£7.9	£7.9	£7.9

Total	£111.2	£118.8	£111.2	£109.2

*

In addition, the total shared transaction costs of £1.5 million, relating to the Blackstone Agreement have been allocated to the shared transaction costs between the liability related to the sale of future royalties and sales milestones, net and ADSs on a relative fair value basis.

The Company has accounted for the Blackstone Collaboration Agreement as a liability primarily because the Company has significant continuing involvement in generating the royalty stream. If and when obe-cel is commercialized and royalties become payable, the Company will recognize the portion of royalties paid to Blackstone as a decrease to the Collaboration Agreement liability with a corresponding reduction in cash.

The carrying amount of the Blackstone Collaboration Agreement liability is based on the Company’s estimate of the future royalties and sale milestones to be paid to Blackstone over the life of the arrangement as discounted using an effective interest rate. The excess of future estimated royalty and sale milestone payments over the £33.8 million of allocated proceeds, less issuance costs, is recognized as interest expense using the effective interest method. The imputed rate of interest on the unamortized portion of the Blackstone Collaboration Agreement liability was approximately 15.80% as of 31 December 2021.

On a quarterly basis, the Company will assess the amount and timing of expected royalty and sale milestone payments using a combination of internal projections and forecasts from external sources. To the extent such payments are greater or less than its initial estimates or the timing of such payments is materially different than its original estimates, the Company will adjust the amortization of the Blackstone Collaboration Agreement liability using the catch-up method.

There are a number of factors that could materially affect the amount and timing of royalty and milestone payments, most of which are not within the Company’s control. The Blackstone Collaboration Agreement liability is recognized using significant unobservable inputs. These inputs are derived using internal management estimates developed based on third party data and reflect management’s judgements, current market conditions surrounding competing products, and forecasts. The significant unobservable inputs include the estimated patient population, estimated selling price, estimated peak sales and sales ramp, the expected term of the royalty stream, timing of the expected launch and its impact on the royalty rate as well as the overall probability of a success. A significant change in unobservable inputs could result in a material increase or decrease to the effective interest rate of the Blackstone Collaboration Agreement liability.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Changes to the Blackstone Collaboration Agreement liability related to the sale of future royalties and sales milestones are as follows:

As at 31 December	£000’s
Balance as at 31 December 2020	£—
Initial liability related to the sale of future royalties and sales	£33,843
Interest expense on liability related to sale of future royalties and sales milestones	£819
Effects of exchange rate differences	£(58)

Balance as at 31 December 2021	£34,604

21. Warrant derivative liability

On 6 November 2021, in connection with the Blackstone Agreement, pursuant to the Blackstone Warrant, the Company issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of the Company’s ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. In addition, there is a cashless exercise provision which allows the Blackstone to deduct the consideration payable against the market value of the ADSs on exercise.

Due to the cashless exercise provision noted above, the Blackstone Warrants do not result in a fixed number of shares being issued as the number of shares issued is dependent on the market value of the share price when the Blackstone Warrants are exercised, which is an unknown variable on completion. Therefore, the Blackstone Warrants do not meet the ‘fixed-for-fixed’ criteria under IAS 32 paragraph 16(b)(ii) for the Blackstone Warrants to be recognised as an equity instrument and as such the warrants are considered to be a derivative liability. The fair value of each Blackstone Warrants issued are estimated on the date of issuance using the Black-Scholes option pricing model. The Company’s assumptions used in connection with the Blackstone Warrants issued during the year covered by these consolidated financial statements. Assumptions used in the Black-Scholes option pricing model include the following:

Expected volatility. The lacks company-specific historical and implied volatility information for its ADSs for expected terms greater than 3.5 years. Therefore, the Company uses a combination of the historical volatility of its ADSs and also the expected share volatility based on the historical volatility of publicly traded peer companies and expect to continue to do so until such time as the Company has adequate historical data regarding the volatility of its own traded security price.

Expected term. The expected term of the Company’s warrants has been determined utilizing the contractual term of the warrants.

Risk-free interest rate. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of granting of the warrant for time periods that are approximately equal to the expected term of the award.

Expected dividend. Expected dividend yield of zero is based on the fact that the Company has never paid cash dividends on ordinary shares and does not expect to pay any cash dividends in the foreseeable future.

Fair value of ordinary shares. The fair value of each ordinary share was based on the closing price of Autolus Therapeutics plc’s publicly traded ordinary shares as reported on date of issuance.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

The assumptions used in the Black-Scholes option pricing model to determine the fair value of the warrants granted to Blackstone as at 6 November 2021 were as follows:

	06 November 2021	31 December 2021
Expected option life (years)	5	4.85
Risk-free interest rate	1.04%	1.24%
Expected volatility	80.23%	80.90%
Expected dividend yield	0.00%	0.00%

The Group determined the initial fair value of Blackstone Warrant using the Black Scholes Option pricing model to be £7.9 million. The Blackstone Warrant is subsequently measured at fair value through profit and loss.

As a result, the Group recorded a discount on the Blackstone Collaboration Agreement of £2.8 million and applied as an offset to share premium an amount of £5.1 million related to the issuance of the Group’s ordinary shares (refer to Note 17) in connection with the Blackstone Securities Purchase Agreement. The amount recorded as a discount to the Blackstone Collaboration Agreement is being amortized over the term of the collaboration agreement using the effective interest method (refer to Note 20).

Refer to Note 24 “Fair value measurement” for the reconciliation of the fair value of the warrant derivative liability

22. Right-of-use assets and lease liabilities

Group as a lessee

The Group as a lessee, the Group has lease contracts for various items of plant, machinery and other equipment used in its operations. Leases of plant and machinery generally have lease terms between 7 and 15 years, while other equipment generally have lease terms between more than 1 year to 5 years. The Group’s obligations under its leases are secured by the lessor’s title to the leased assets. Generally, they are restricted from assigning and subleasing the leased assets.

There is one contract which requires the Group to assert the break clause either to terminate the lease or to allow it to sub lease the plant to a 3rd Party, which is discussed further below. The Group also has certain leases of machinery with lease terms of twelve-months or less and leases of office equipment with low value. The Group applies the ‘short-term lease’ and ‘lease of low-value assets’ recognition exemptions for these leases.

In September 2015, the Group entered into a ten-year lease from Imperial (Forest House) Limited. The lease included an option for the Group to lease additional space within a 15-month period, which the Group exercised in October 2016. The exercise of the option resulted in a separate new lease with a concurrent term through August 2025. The Group and the landlord have the option to early terminate both leases in September 2020 and the landlord have the option to give notice to terminate the lease from September 2020 onward. The Group has measured its right-of-use assets and lease liabilities based on lease terms ending in September 2025. The landlord exercised its option to give notice in September 2020 to terminate the Forest House lease. The Group recorded a £1.0 million gain upon the notice of lease termination and a corresponding lease incentive receivable in the third quarter of 2020.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

In September 2017, the Group executed an arrangement with Catapult Limited to lease a manufacturing suite at the Cell and Gene Therapy Catapult manufacturing centre in Stevenage, United Kingdom for a term through May 2021, at which time the Company had the option to renew or terminate the lease. The lease had a six-month rent-free period. In December 2018, the Group executed an additional lease arrangement for additional manufacturing space for a term through September 2023, at which time the Group has the option to renew or terminate the lease.

In October 2018, the Group executed an agreement to sublease office space in Rockville, Maryland for a term through October 2021. The Group then terminated the sublease in February 2020 and immediately entered into a five-year lease for the same space with the landlord.

In January 2019, the Group executed a lease agreement with Whitewood Media Village GP Limited and Whitewood Media Village Nominee Limited to lease the fifth floor of MediaWorks including laboratory space. The Company has the option to terminate the lease in November 2026. In August 2021, MediaWorks became the Company’s main corporate headquarters. The lease term is nine years and eleven-months with an eighteen-month rent free period at the beginning of the lease term.

In January 2019, the Group executed a lease agreement to lease additional office and manufacturing space in Rockville, Maryland. The lease agreement required the Group to enter into a lease provided that the landlord completes the required leasehold improvements described in the agreement. The lease commenced in August 2020 for a term through June 2036. In March 2021, the Company announced plans to move the site of its global launch of manufacturing capacity to the United Kingdom from the United States. As a part of this strategy, the Company entered into a termination agreement with the landlord of its Rockville, Maryland property to terminate the lease for office and manufacturing space. As a result, the Company recognized a £1.5 million ($2.0 million) termination fee gain from the landlord, a £2.2 million gain from the removal of the leased right of use asset and corresponding lease liability, and recognised a loss on disposal of property, plant and equipment of £1.7 million for the year ended 31 December 2021 within other operating income, net. The £1.5 million ($2.0 million) termination fee was received from the landlord in April 2021.

In February 2019 the Company entered into a fifteen-year lease for 3 manufacturing units in Enfield, United Kingdom with option to terminate the lease in February 2029. In addition to base rent, the Company is obligated to pay its proportionate share of building operating expenses and real estate taxes in excess of base year amounts.

In March 2021, the Company surrendered one of the units. In March 2021, the Company surrendered one of the units. Upon the surrender, the Company recognized a £0.5 million gain in other operating income, after recognizing a termination fee of $0.1 million. The Company has no further obligations for the surrendered unit and the right of use asset and lease liability which were recorded for this unit have been written off in the period. In October 2021, the Company sub-leased two of the units to two third parties over lease terms from October 2021 to February 2029 and October 2026, respectively. The Company is actively seeking to sub-lease or assign the lease arrangements relating to the final unit to a third party. The Company completed an asset impairment analysis of the right-of-use lease concluding the undiscounted cash flows exceeded the carrying value as of 31 December 2021.

In May 2020, the Group executed an arrangement with Catapult Limited to lease a manufacturing suite at the Cell and Gene Therapy Catapult manufacturing centre in Stevenage, United Kingdom for a term through April 2024.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Below are the carrying amounts of Right-of-use assets recognised and the movements during the period:

£000	Plant and Machinery	Other Equipment	Total
As at 31 December 2019	16,693	64	16,757

Lease additions	24,312	43	24,355
Lease terminations	(2,470)	(7)	(2,477)
Amortisation expense of right-of-use assets	(3,489)	(36)	(3,525)
Category adjustment	(36)	36	—

As at 31 December 2020	35,010	100	35,110

Lease additions	236	139	375
Lease terminations	(20,011)	—	(20,011)
Amortisation expense of right-of-use assets	(3,092)	(41)	(3,133)
Modification of lease term	77	—	77
Effect of foreign currency gains / (losses)	(103)	(12)	(115)

As at 31 December 2021	12,117	186	12,303

Below are the carrying amounts of lease liabilities and movements during the period:

£’000
As at 31 December 2019	19,739

Lease additions	24,305
Repayments of the principal	(1,715)
Lease termination	(2,690)

As at 31 December 2020	39,639

Lease additions	375
Interest expense accretion	1,655
Lease payments	(3,424)
Lease termination	(22,660)
Modification of lease term	77
Effect of foreign currency gains / (losses)	(121)

As at 31 December 2021	15,541
Current	3,295
Non – Current	12,246

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

The following are the amounts recognised in profit or loss:

For the year ended 31 December	2021	2020
Amortisation expense of right-of-use assets	3,133	3,525
Interest expense on lease liabilities	1,655	2,332
Expense relating to short-term leases	105	204
Gain on lease terminations	(2,629)	(1,027)

Total amount recognised in Profit or Loss	2,264	5,034

Other information:

As at 31 December 31	2021	2020
Total cash outflows for leases	4,253	3,221
Weighted-average remaining lease term	5.80 years	11.20 years
Weighted-average discount rate	7.15%	9.00%

The carrying value of the Group’s lease obligations as at 31 December 2021 and 2020 approximates to their fair value. The Group’s lease liabilities are secured by the related underlying assets.

The undiscounted maturity analysis of lease liabilities recognised at 31 December 2021 is as follows:

As at 31 December 31	2021	2020
Within one year	4,274	5,147
One to two years	3,636	6,677
Two to three years	3,130	6,334
Three to four years	2,207	5,974
Four to five years	2,034	5,162
Greater than five years	3,537	37,593

Total future minimum lease payments	18,818	66,887

Less future finance charges	(3,277)	(27,193)
Less foreign exchange (gains)/loss	—	(55)

Present value of lease obligations	15,541	39,639

Group as a lessor

In October 2021, the Company entered into separate two sub-lease agreements with two third parties for two manufacturing units in Enfield which is currently leased by the Company. The annual lease payments to be received for each of sub-leased units is £97,000 and £109,000 over lease terms from October 2021 to February 2029 and October 2026, respectively. The Company received £95,000 in rental deposits, arising from the sub-lease agreements which have been classified as restricted cash as of 31 December 2021. Both sub-leases have been classified as operating leases. The Company will recognize the sub-lease payments on a straight-line basis from the commencement of the sub-lease agreements.

The following table shows the sub-lease rental income for the years ended 31 December 2021 and 2020 (in thousands):

For the year ended 31 December	2021	2020
Sublease income (included in other operating income)	(36)	—

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Future minimum rentals receivable under non-cancellable operating leases as at 31 December 2021 is as follows:

As at 31 December 31	2021	2020
Within one year	180	—
One to two years	206	—
Two to three years	206	—
Three to four years	206	—
Four to five years	160	—
Greater than five years	180	—

Total future minimum lease payments	1,138	—

23. Financial instruments

Financial instruments risk management objectives and policies

The Group’s principal financial assets include other receivables, cash and cash equivalents and restricted cash that derive directly from its operations. The Group’s principal financial liabilities comprise the trade and other payables, lease liabilities, Blackstone Collaboration Agreement liability, other long-term payables and a warrant derivative liability. The main purpose of these financial liabilities is to finance the Group’s operations.

The Group is exposed to interest rate, currency, credit and liquidity risks. The Group’s Board oversees the management of these risks. The Board has relevant policies and procedures in place to identify, measure and manage financial risks in accordance with its policies and risk objectives. The most significant financial risks to which the Group is exposed are set out below.

The main risks arising from the Company’s financial instruments are credit risk, liquidity risk, and market risk (including interest rate risk and foreign exchange risk).

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. Financial instruments that subject the Company to credit risk consist primarily of cash and cash equivalents, restricted cash and liability related to sales of future royalties and sales milestones, net. The Company places cash and cash equivalents, restricted cash and Liability related to sales of future royalties and sales milestones, net in established financial institutions or counterparties. The Group monitors the credit rating of those financial institutions or counterparties.

The Group has no other significant off-balance-sheet risk or concentration of credit risk, such as foreign exchange contracts, options contracts, or other foreign hedging arrangements.

Liquidity risk

Since the Group’s inception, the Group have not generated any product revenue and have incurred operating losses and negative cash flows from its operations. The Group expects to incur significant expenses and operating losses for the foreseeable future as the Group advances its product candidates through preclinical and clinical development, seek regulatory approval and pursue commercialisation of any approved product candidates. The Group expect that its research and development and general and administrative costs will increase in connection with its planned research activities. As a result, the Group will need additional capital to fund its operations until it can generate significant revenue from product sales.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

The Group do not currently have any approved products and have never generated any revenue from product sales or otherwise. The Group has funded its operations to date primarily with proceeds from government grants and sales of our preferred and ordinary shares. The Group currently has material financing commitments, that are expected to affect our liquidity over the next five years, which include the Group’s lease obligations and supplier purchase commitments and expected royalty and Sale Milestone Payments, subject to the Aggregate Cap, if certain cumulative net sales levels are achieved, in relation to the Blackstone Collaboration Agreement liability.

Exposure to liquidity risks

The following are the remaining contractual maturities of financial liabilities and financial assets at the reporting date. The amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements:

		Contractual cash flows
As at 31 December 2021	Carrying amount £000	Total £’000	One year or less £’000	One to two years £’000	Two to five years £’000	More than five years £’000
Financial assets
Other receivables[1]	2,029	2,029	501	—	—	1,528
Cash and cash equivalents	229,702	229,702	229,702	—	—	—
Restricted cash	250	250	—	—	—	250

Total financial assets	231,981	231,981	230,203	—	—	1,778

[1]	Other receivables balance above excludes prepayments, VAT receivable, Tax prepayments and R&D tax receivables

Financial liabilities
Trade and other payables[2]	17,825	17,825	17,825	—	—	—
Lease liabilities	15,541	18,818	4,274	3,636	7,371	3,537
Other long-term payables	94	94	—	94	—	—
Warrant derivative liability[3]	7,176	—	—	—	—	—

Total financial liabilities	40,636	36,737	22,099	3,730	7,371	3,537

[2]	Trade and other payables balance above excludes corporate tax
[3]	Warrant derivative liability relates to a cashless exercise of Blackstone Warrants and therefore no contractual cash flows are applicable. Refer to Note 21 for further details.

In addition to the above, the Blackstone Collaboration Agreement liability of £34,604, relating to sales of future royalties and sales milestones is also classified as a financial liability. Thus, resulting in total financial liabilities at carrying amount of £75,240. The Blackstone Collaboration Agreement liability includes estimated royalties and sales milestone payments based on the estimated achievement of certain clinical and regulatory milestones. The Blackstone Collaboration Agreement has no contractual maturity however, royalties and sales milestones are forecast to be paid over a period of up to sixteen years. Refer to Note 20 for further details.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

		Contractual cash flows
As at 31 December 2020	Carrying amount £000	Total £’000	One year or less £’000	One to two years £’000	Two to five years £’000	More than five years £’000
Financial assets
Other receivables[1]	6,492	6,492	1,802	—	—	4,690
Cash and cash equivalents	112,177	112,177	112,177	—	—	—
Restricted cash	575	575	—	—	—	575

Total financial assets	119,244	119,244	113,979	—	—	5,265

[1]	Other receivables balance above excludes prepayments, VAT receivable, Tax prepayments and R&D tax receivables

Financial liabilities
Trade and other payables[2]	22,049	22,049	22,049	—	—	—
Lease liabilities	39,640	66,887	5,147	6,677	17,470	37,593

Total financial liabilities	61,689	88,936	27,196	6,677	17,470	37,593

[2]	Trade and other payables balance above excludes corporate tax

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. For the Group, market risk comprises of two types of risk: interest rate risk and foreign currency risk.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s interest-bearing assets include cash balances, which earn interest at variable rates.

The Group’s interest-bearing liability is the Blackstone Collaboration Agreement liability, however the EIR remains the same throughout the duration of the Blackstone Collaboration Agreement and therefore there is no interest rate risk identified. On a quarterly basis, the Group will assess the amount and timing of expected royalty and sale milestone payments using a combination of internal projections and forecasts from external sources. To the extent such payments are greater or less than its initial estimates or the timing of such payments is materially different than its original estimates, the Group will adjust the amortization of the Blackstone Collaboration Agreement liability using the catch-up method.

The table below illustrates the sensitivity analysis of the Group’s reported loss for the year arising from an increase or decrease in the Bank of England base rate by 0.5. The sensitivity analysis is calculated on cash and cash equivalent and restricted cash balances:

As at 31 December	2021	2020
Change in Bank of England base rate by 0.5
Increase of Bank of England base rate by 0.5	1,150	564
Decrease of Bank of England base rate by 0.5	(1,150)	(564)

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Foreign currency risk

The Group is exposed to foreign currency exchange risks due to the Group holding foreign currency monetary assets and liabilities which are exposed to exchange rate fluctuations. This risk is assessed on an on-going basis. The Group does not use derivative financial instruments to manage currency exchange movements and, as such, no hedge accounting is applied.

The Group’s functional and presentational currency is the pound sterling. The Group also holds U.S dollar, “USD”, currency. Any fluctuations in currency exchange rates between the U.S. dollar and the pound sterling could materially and adversely affect our business. Unrealised foreign exchange losses recognised in the income statement amounts to £5.9 million (2020: £3.1 million of losses).

Additionally, although the Group is headquartered in the United Kingdom, the Group source research and development, manufacturing, consulting and other services from the United States and other countries. Further, potential future revenue may be derived from the United States, countries within the euro zone, and various other countries around the world. As a result, our business and the price of its ADSs may be affected by fluctuations in foreign exchange rates not only between the pound sterling and the U.S. dollar, but also the euro and other currencies, which may have a significant impact on the Group’s results of operations and cash flows from period to period. As a result, to the extent the Group continues its expansion on a global basis, it expects that increasing portions of its revenue, cost of revenue, assets and liabilities will be subject to fluctuations in foreign exchange rates.

The table below illustrates the sensitivity analysis of the Group’s reported loss for the year arising from a 5% increase or decrease in the respective foreign exchange rates to which the Group is exposed to. The sensitivity analysis is calculated on cash and cash equivalent and restricted cash balances held in USD denominated bank accounts at the year end.

As at 31 December	2021	2020
Change in USD 5%
Strengthening – 5%	5,932	3,149
Weakening – 5%	(5,932)	(3,149)

24. Fair value measurement

Fair value disclosure of financial assets and liabilities:

	2021		2020
As at 31 December	Carrying amount £’000	Fair value £’000	Carrying amount £’000	Fair value £’000
Financial assets held at amortised cost:
Other receivables[1]	2,029	2,029	6,492	6,492
Cash and cash equivalents	229,702	229,702	112,177	112,177
Restricted cash	250	250	575	575

Total financial assets held at amortised cost	231,981	231,981	119,181	119,181

[1]	Other receivables balance above excludes prepayments, VAT receivable, Tax prepayments and R&D tax receivables

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

	2021		2020
As at 31 December	Carrying amount £’000	Fair value £’000	Carrying amount £’000	Fair value £’000
Financial liabilities at amortised cost:
Trade and other payables[2]	17,825	17,825	22,049	22,409
Lease liabilities	15,541	15,541	39,640	39,640
Liability related to sales of future royalties and sales milestones,	34,604	34,604	—	—
Other long-term payables	94	94	—	—

Total financial liabilities at amortised cost	68,064	68,064	61,689	61,689

[2]	Trade and other payables balance above excludes corporate tax

	2021		2020
As at 31 December	Carrying amount £’000	Fair value £’000	Carrying amount £’000	Fair value £’000
Financial liabilities measured at fair value through profit and loss (recurring):
Warrant derivative liability	(7,176)	(7,176)	—	—

Total financial liabilities measured at fair value through profit and loss (recurring)	(7,176)	(7,176)	—	—

Fair value measurement hierarchy for recurring financial liabilities measure at fair value through profit and loss as at 31 December 2021:

	For the year ended Fair value measurement using
As at 31 December	Total (£’000s)	Quoted prices in an active market (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Financial liabilities measured at fair value through profit and loss (recurring)
Warrant derivative liability	7,176	—	—	7,176

There were no transfers between Level 1 and Level 2 during 2021.

There were no financial assets and liabilities measured at fair value for the financial year ended 31 December 2020.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Reconciliation of fair value measurement of warrant derivative liability:

A summary of the changes in the Group’s warrant derivative liability’s fair value is illustrated in the table below:

As at 31 December 31	£000’s
As at 31 December 2020	—
Fair value on 6 November 2021	7,906
Fair value adjustment (included in finance income)	(730)

At 31 December 2021	7,176

Significant level 3 inputs relating to fair value measurement of warrant derivative liability:

The significant unobservable inputs used in the fair value measurements categorised within Level 3 of the fair value hierarchy, together with a quantitative sensitivity analysis as at 31 December 2021 are shown below:

Sensitivity of the input to
	Valuation	Significant		fair value (amounts in
As at 31 December 2021	technique	unobservable inputs	Range	£’000)
Warrant derivative liability	Black Scholes option pricing model	Expected volatility	80.23% to 80.90%	5% increase (decrease) would result in an increase (decrease) in fair value by £412

25. Restructuring provision

In January 2021, the Company announced the restructuring of the Company’s R&D strategy to prioritize the obe-cel (AUTO1) program. The Company also announced an adjustment of the Company’s workforce and infrastructure footprint during the first quarter of 2021, which involved an overall reduction in headcount of approximately 20%. The reduction in workforce was completed by the end of the six-month period ended 30 June 2021. There were no outstanding amounts payable relating to the reduction in workforce as at 31 December 2021.

The group recognised a corresponding severance charge of £0.9 million which has been presented on proportionate basis within general and administrative expenses and research and development expenses.

26. Commitments and contingencies

License Agreements

University College of London Business Ltd. (UCLB) License

In September 2014, the Company entered into an exclusive license agreement (the “License”) with UCL Business Ltd. (“UCLB”), the technology transfer company of University College London (“UCL”), to obtain licenses to certain technology rights in the field of cancer therapy and diagnosis. In March 2016, the License was amended to include additional rights.

As part of the consideration for the License in September 2014, the Company issued 1,497,643 ordinary shares to UCLB. The Group paid upfront fees of $0.3 million and issued an additional 313,971 ordinary shares to UCLB when the License was amended in March 2016.

In March 2018, the License was further amended and restated to include a license to the Group’s product candidate, AUTO1, for which UCL is conducting Phase 1 clinical trials of AUTO1 in paediatric and adult ALL patients. The Group paid an upfront fee of £1.5 million for consideration for the amended and restated License and paid the additional £0.35 million in connection with UCLB’s transfer of clinical data to the Group in December 2020. No equity was issued as part of the upfront fee consideration.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Additionally, the Company may be obligated to make payments to UCLB under the amended and restated License upon the initiation of certain clinical activities in an aggregate amount of £0.18 million, the receipt of specified regulatory approvals in an aggregate amount of £37.0 million, the start of commercialisation in an aggregate amount of £18.0 million, and the achievement of net sales levels in an aggregate amount of £51.0 million, as well as royalty payments based on possible future sales resulting from the utilization of the licensed technologies. On a per-product basis, these milestone payments range from £1.0 million to £18.5 million, depending on which T cell programming modules are used in the product achieving the milestone.

Upon commercialisation of any of the Group’s products that use the in-licensed patent rights, the Company will be obligated to pay UCLB a flat royalty for each licensed product ranging from the low- to mid-single digits, depending on which technologies are deployed in the licensed product, based on worldwide annual net sales of each licensed product, subject to certain reductions, including for the market entry of competing products and for loss of patent coverage of licensed products. The Company may deduct from the royalties payable to UCLB one-half of any payments made to a third party to obtain a license to such third party’s intellectual property that is necessary to exploit any licensed products. Once net sales of a licensed product have reached a certain specified threshold, the Company may exercise an option to buy out UCLB’s rights to the remaining milestone payments, royalty payments, and sublicensing revenue payments for such licensed product, on terms to be negotiated at the time.

The License expires on a product-by-product and country-by-country basis upon the expiration of the royalty term with respect to each product in each country. The Company may unilaterally terminate the license agreement for any reason upon advance notice to UCLB. Either party may terminate the License for the uncured material breach by the other party or for the insolvency of the other party. If UCLB terminates the License following the Company’s insolvency or the Company’s material breach of the License, or if the Group terminates the License unilaterally, all rights and licenses granted to the Company will terminate, and all patent rights and know-how transferred to the Group pursuant to the License will revert back to UCLB, unless and to the extent the Company has exercised its option to acquire ownership of the licensed patent rights. In addition, UCLB has the right to negotiate with the Company for the grant of an exclusive license to the Group’s improvements to the T cell programming modules the Company has licensed on terms to be agreed upon at the time.

The Group concluded that, as of 31 December 2021, there were no other milestones for which the likelihood of achievement was probable.

Noile-Immune Biotech Inc.

In November 2019, the Group entered into an exclusive license agreement with Noile-Immune Biotech Inc. (“Noile”) under which the Group will have the right to develop CAR T cell therapies incorporating Noile’s PRIME (proliferation-inducing and migration-enhancing) technology. The PRIME technology is designed to improve proliferation and trafficking into solid tumours of both engineered CAR T cells as well as the patient’s own T cells.

The Group paid an upfront fee and may be obligated to make additional payments to Noile upon the achievement of development milestones and receipt of regulatory approvals product sale milestones, as well as royalty payments based on possible future sales resulting from the utilization of the licensed technology.

The Group concluded that, as of 31 December 2021, there were no other milestones for which the likelihood of achievement was probable.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Legal Proceedings

From time to time, the Group may be a party to litigation or subject to claims incident to the ordinary course of business. Regardless of the outcome, litigation can have an adverse impact on the Group because of defence and settlement costs, diversion of management resources and other factors. The Group was not a party to any litigation and did not have contingency reserves established for any liabilities as of 31 December 2021.

27. Related party transactions

A related party is a person or an entity that is related to the reporting entity:

•

A person or a close member of that person’s family is related to a reporting entity if that person has control, joint control, or significant influence over the entity or is a member of its key management personnel.

•

An entity is related to a reporting entity if, among other circumstances, it is a parent, subsidiary, fellow subsidiary, associate, or joint venture of the reporting entity, or it is controlled, jointly controlled, or significantly influenced or managed by a person who is a related party.

The following is a description of related party transactions the Company has entered into during the financial years ended 31 December 2021 and 2020 with its directors, members of its senior management and holders of more than 5% of its outstanding voting securities and their affiliates, whom the Company refer to as our related persons, in which the amount involved exceeds £100,000 and that are material to the Company, other than the compensation arrangements.

Blackstone Agreements

On 6 November 2021, the Company concurrently entered into the Blackstone Agreements. Subsequent to the execution of the Blackstone Agreements, Blackstone became a related party as Blackstone owns more than 10% of the Company’s outstanding voting securities and is therefore one of the principal owners of the Company. In addition, Blackstone received the right to nominate one director to the board of directors of the Company. Refer to Note 20, “20. Liability related to sales of future royalties and sales milestones, net” for further details.

As at 31 December 2021, the carrying amount of the Blackstone Collaboration Agreement liability was £34.6 which included interest expense of £0.8 million.

In addition, pursuant to the Securities Purchase Agreement, the Company sold 17,985,611 ADSs representing 17,985,611 ordinary shares of the Company to Blackstone at a Group of $5.56 per ADS, for gross proceeds of £74.1 million ($100 million). Aggregate net proceeds to the Company after commission fees and issuance costs, were £72.6 million ($98.0 million).

Pursuant to the Blackstone Warrant, the Company issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of the Group’s ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. Refer to Note 21 “Warrant derivative liability”

Syncona Portfolio Limited

Participation in January 2020 Public Offering

In Company’s January 2020 public offering, Syncona Portfolio Limited purchased 1,363,636 ADSs. This purchase was made through the underwriters at the public offering price.

AUTOLUS THERAPEUTICS PLC

Notes to the Consolidated Financial Statements (continued)

For the 12 months ended 31 December 2021

Participation in February 2021 Public Offering

In the Company’s February 2021 public offering, Syncona Portfolio Limited purchased 3,571,428 ADSs. This purchase was made through the underwriters at the public offering price.

Entities affiliated with Syncona

In September 2020, the Company entered into a license agreement with an investee company of Syncona Portfolio Limited, a holder of more than 10% of the Company’s share capital. This agreement generated £187,000 of license revenue which is recognized in the Consolidated Income Statement for the year ended 31 December 2020. There was no license revenue recognized relating to the investee of Syncona Portfolio Limited for the year ended 31 December 2021.

28. Events after balance sheet date

The Group evaluated subsequent events through the date on which these financial statements were issued. No subsequent events have been identified.

AUTOLUS THERAPEUTICS PLC

Parent Company Balance Sheet

As at 31 December 2021

		2021	2020
	Note	£’000	£’000
Fixed assets
Investments	6	742,961	527,208

Total Assets		742,961	527,208

Current Liabilities
Warrants derivative liability	9	(7,176)	—
Net current assets		735,785	527,208
Total assets less current liabilities		735,785	527,208

Non-current Liabilities
Liability related to future royalties and sale milestones, net	8	(34,604)	—
Equity attributable to equity holders of the parent
Share capital	7	3	2
Deferred Shares		88	88
Share Premium		424,077	257,553
Share based payment reserve		54,897	47,420
Retained earnings		222,116	222,145

Equity attributable to owners of the Company		701,181	527,208

The loss for the year of the Company for the financial year is £29 (2020: Nil).

The parent company has adopted the exemption of presenting the profit and loss account as permitted by section 408 of the Companies Act 2006.

The notes on pages 119 to 123 are an integral part of these financial statements.

These financial statements were approved by the board of directors and authorised for issue on 30 May 2022 and were signed on its behalf by:

/s/ Christian Itin

Christian Itin

Director

Company registered number: 11185179

30 May 2022

Registered Office: The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom

AUTOLUS THERAPEUTICS PLC

Parent Company Statement of Changes in Equity

For the 12 months ended 31 December 2021

	Share Capital £000	Deferred Shares £000	Share Premium Account £000	Share Based Reserves £000	Retained Earnings £000	Total £000
Balance at 31 December 2019	1	88	200,518	32,052	222,145	454,804

Issue of ordinary shares	1	—	57,809	—	—	57,810
Issuance cost	—	—	(774)	—	—	(774)
Share based payment expense	—	—	—	15,368	—	15,368

Balance at 31 December 2020	2	88	257,553	47,420	222,145	527,208

Loss for the year	—	—	—	—	(29)	(29)
Issue of ordinary shares	1	—	174,718	—	—	174,719
Issuance cost	—	—	(8,283)	—	—	(8,283)
Exercise of share options	—	—	89	—	—	89
Share based payment expense	—	—	—	7,477	—	7,477

Balance at 31 December 2021	3	88	424,077	54,897	222,116	701,181

•	Share capital represents the nominal value of the Parent Company’s cumulative issued share capital.

•

Share premium represents the cumulative excess of the fair value of consideration received for the issue of shares in excess of their nominal value less attributable share issue costs and other permitted reductions.

•

Share based reserves represents shares with no voting rights that were issued as part of a share conversion and reorganisation - refer to Note 18 Share based payments in the notes to the consolidated financial statements.

•	Retained earnings represent the cumulative value of the profits not distributed to shareholders but retained to finance the future capital requirements of the Parent Company.

The notes on pages 119 to 123 are an integral part of these financial statements.

AUTOLUS THERAPEUTICS PLC

Notes to the Parent Company Financial Statements

For the 12 months ended 31 December 2021

1. General overview

Autolus Therapeutics plc is a public company incorporated, domiciled and registered England in the United Kingdom. The registration number of 11185179 and the registered company address is The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom. The nature of the Parent Company’s operations and its principal activities are set out in the Strategic Report. The financial statements are presented in thousands (£’000) and in British Pound Sterling.

Autolus Therapeutics plc (the “Parent Company”) is a biopharmaceutical company developing next generation programmed T cell therapies for the treatment of cancer. Using its broad suite of proprietary and modular T cell programming technologies, the Company is engineering precisely targeted, controlled and highly active T cell therapies that are designed to better recognize cancer cells, break down their defence mechanisms and attack and kill these cells. The Company believes its programmed T cell therapies have the potential to be best-in-class and offer cancer patients substantial benefits over the existing standard of care, including the potential for cure in some patients.

2. Basis of preparation

Autolus Therapeutics plc was incorporated in February 2018 and on 25 April 2019, the Parent Company changed its accounting reference date from 30 September to 31 December.

Basis of accounting

The financial statements have been prepared in accordance with Financial Reporting Standard 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (FRS 102) and in accordance with applicable accounting standards.

The financial statements have been prepared on the historical cost basis. The financial statements are prepared in pound sterling which is the presentational and functional currency of the Parent Company and are rounded to the nearest £’000. The principal accounting policies adopted are set out below.

The Company has taken advantage of the following disclosure exemptions under FRS 102:

•	The requirements of Section 7 Statement of Cash Flows and Section 3 Financial Statement Presentation paragraph 3.17(d).

•

The requirements of paragraphs 11.42, 11.44, 11.45, 11.47, 11.48(a)(iii), 11.48(a)(iv), 11.48(b), 11.48(c), 12.26 (in relation to those cross-referenced paragraphs from which a disclosure exemption is available), 12.27, 12.29(a), 12.29(b), and 12.29A provided disclosures equivalent to those required by this FRS are included in the consolidated financial statements of the group in which the entity is consolidated.

•

The requirements of Section 26 Share-based Payment paragraphs 26.18(b), 26.19 to 26.21 and 26.23, provided that for a qualifying entity that is: (i) a subsidiary, the share-based payment arrangement concerns equity instruments of another group entity; (ii) an ultimate parent, the share-based payment arrangement concerns its own equity instruments and its separate financial statements are presented alongside the consolidated financial statements of the group; and, in both cases, provided that the equivalent disclosures required by this FRS are included in the consolidated financial statements of the group in which the entity is consolidated.

•	The requirement of Section 33 Related Party Disclosures paragraph 33.7.

AUTOLUS THERAPEUTICS PLC

Notes to the Parent Company Financial Statements (continued)

For the 12 months ended 31 December 2021

Additional accounting policies for the separate financial statements of the Parent Company are set out below:

Going Concern

These Parent Company financial statements have been prepared on the going concern basis. The going concern assessment has been prepared by the Board at group level (Note 2 Going Concern in the notes in the consolidated financial statements) and therefore the going concern disclosures have not been repeated here as there are no differences to those provided in the consolidated financial statements.

Significant accounting policies

Impairment of non-financial assets (excluding Investment properties)

The Parent Company assesses at each reporting date whether an asset may be impaired. If any such indication exists, the Parent Company estimates recoverable amount of the asset. If it is not possible to estimate the recoverable amount of the individual asset, the Parent Company estimates the recoverable amount of the cash-generating unit to which the asset belongs. The recoverable amount of an asset or cash-generating unit is the higher of its fair value less costs to sell and its value in use. If the recoverable amount is less than its carrying amount, the carrying amount of the asset is impaired and it is reduced to its recoverable amount through an impairment in profit and loss unless the asset is carried at a revalued amount where the impairment loss of a revalued asset is a revaluation decrease.

An impairment loss recognised for example on investment in subsidiaries is reversed in a subsequent period when the reasons for which the impairment was made have ceased to apply. Impairment relating to goodwill is never reversed.

Refer to Note 6 “Investments in subsidiaries” for assumptions used in the determination of the recoverable amount of Investment in subsidiaries.

Foreign currencies

Transactions in foreign currencies are initially recorded in the entity’s functional currency by applying the spot exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date. All differences are taken to the income statement.

AUTOLUS THERAPEUTICS PLC

Notes to the Parent Company Financial Statements (continued)

For the 12 months ended 31 December 2021

Financial instruments

The Parent Company has chosen to account for its financial instruments in accordance with Sections 11 and 12 of FRS 102. The Parent Company’s financial assets and liabilities comprise derivatives and interest-bearing loans and borrowing in relation to liability related to sales of future royalties and sales milestones, net. The accounting policies for these items are described below.

Basic financial instruments - financial liabilities

Basic financial liabilities including trade and other payables and interest-bearing loans and borrowing, are initially recognised at transaction price, unless the arrangement constitutes a financing transaction, where the liability is measured at the present value of the future payments discounted at a market rate of interest.

Basic financial liabilities, other than short term payables, are subsequently carried at amortised cost, using the effective interest rate method. The effective interest rate amortisation is included in interest payable and similar expenses in the income statement.

Short term trade and other payables with no stated interest rate which are payable within one year are recorded at transaction price.

Investment in Subsidiaries

The investment in the subsidiary arose on the reorganisation of the Group. The investment is recorded at cost less impairment. The cost was based on the directors estimated fair value of Autolus Limited having regard to the valuations that were available prior to the IPO.

3. Employee benefits

All employee benefits are recognised within the subsidiary companies where they are paid. The Company has no employees, any work carried out by employees of the subsidiaries or the parent for services are recharged through the intercompany account as required.

4. Auditor’s remuneration

Fees payable to Ernst & Young and their associates for the audit of the Company’s annual accounts were £12,500 (2020: £12,500). These fees were borne by a subsidiary.

5. Employees

The are no employees in the Company. The directors of the company are also directors or officers of other companies within the Autolus Therapeutics Group and are remunerated by other Group Companies. These directors’ services to the company do not occupy a significant amount of their time. As such these directors do not consider that they receive any remuneration for their incidental services to the company for the year ended 31 December 2021 (2020: Nil).

AUTOLUS THERAPEUTICS PLC

Notes to the Parent Company Financial Statements (continued)

For the 12 months ended 31 December 2021

6. Investments in subsidiaries

The Parent’s subsidiaries include:

Name	Principal activities	Country of Incorporation	% equity interest	Ordinary Shares Issued	Nominal value	Total
Autolus Holdings (UK) Limited	Holding Company	England and Wales	100	1,000	£1	£1,000
Autolus Limited	Pharmaceutical research and development	England and Wales	100	100	£0.001	£0.10
Autolus Inc	Pharmaceutical research and development	United States of America	100	100,000	$0.0001	$10
Autolus Gmbh	Pharmaceutical research and development	Germany	100	25,000	€1	€25,000

All subsidiaries are indirectly held through Autolus Holdings (UK) Limited, which is held directly by Autolus Therapeutics plc.

The registered office of Autolus Therapeutics plc, Autolus Holdings (UK) Limited and Autolus Limited are located at The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom.

Autolus Inc. is located at 805 King Farm Blvd, Suite 550, Rockville, MD 20850, USA.

Autolus GmbH is located at Luise-Ullrich-Straße 20, c/o Design Offices Arnulfpark, 80636 München.

£‘000
At 31 December 2019	454,804
Capital contribution	57,036
Capital contribution in respect of share-based payment transactions	15,368

Restated at 31 December 2020	527,208
Capital contribution	208,276
Capital contribution in respect of share-based payment transactions	7,477

At 31 December 2021	742,961

As at 31 December 2021, the Parent Company performed an impairment assessment on its investment in subsidiaries due to an impairment trigger being identified. The value in use has been derived from discounted cash flow projections factoring in similar inputs and assumptions used in the valuation of the Blackstone Collaboration Agreement liability. These assumptions include significant unobservable inputs. The inputs are derived using internal management estimates developed based on third party data and reflect management’s judgements, current market conditions surrounding competing products, and forecasts. The significant unobservable inputs include the estimated patient population, estimated selling price, estimated peak sales and sales ramp, the expected term of the royalty stream, timing of the expected commercial launch and its impact on the royalty rate as well as the overall probability of a success of commercialised clinical program. The fair value less cost to sell was determined using a share target pricing model approach. No impairment loss (2020: Nil) was recognised as the recoverable amount was higher than the carrying amount of the investment in subsidiaries.

AUTOLUS THERAPEUTICS PLC

Notes to the Parent Company Financial Statements (continued)

For the 12 months ended 31 December 2021

The capital contribution of £208.3 million (2020: £57.0 million) was pushed down from the Parent Company to Autolus Limited. This capital contribution relates to the net aggregate proceeds from the share issuance of equity securities in January, February, June 2021 and aggregate net proceeds arising from the Blackstone Agreements which was entered into in November 2021.

The share-based payment cost of £7.5 million (2020: £15.4 million) was pushed down from Autolus Therapeutics plc to Autolus Limited and Autolus Inc., as a capital injection in each Company’s Balance Sheet.

7. Share capital

Disclosed as part of Note 17 in the notes to the consolidated financial statements.

8. Liability related to sales of future royalties and sales milestones, net

Disclosed as part of Note 20 in the notes to the consolidated financial statements.

9. Warrant derivative liability

Disclosed as part of Note 21 in the notes to the consolidated financial statements.

10. Events after balance sheet date

Disclosed as part of Note 28 in the notes to the consolidated financial statements.

AUTOLUS THERAPEUTICS PLC

Notes to the Parent Company Financial Statements (continued)

For the 12 months ended 31 December 2021

1: Form 20-F as filed 10 March 2022